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As filed with the Securities and Exchange Commission on August 6, 2004

Registration No. 333-116020

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 GIGABEAM CORPORATION (Exact name of registrant as specified in its charter)

Delaware	3663	20-0607757
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

14225-C Sullyfield Circle
Chantilly, VA 20151
Telephone: (703) 378-0099
(Address and telephone number of Registrant’s principal executive offices)

14225-C Sullyfield Circle
Chantilly, VA 20151
(Address of principal place of business)

Louis S. Slaughter
Chief Executive Officer
14225-C Sullyfield Circle
Chantilly, VA 20151
Telephone: (703) 378-0099
(Name, address and telephone number of agent for service)

Copies to:

Robert J. Mittman, Esq. Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Telephone: (212) 885-5555 Facsimile: (212) 885-5001	David Alan Miller, Esq. Graubard Miller 600 Third Avenue New York, NY 10016 Telephone: (212) 818-8661 Facsimile: (212) 682-2320

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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Subject to completion, dated August 6, 2004

PRELIMINARY PROSPECTUS

1,200,000 shares of common stock 1,200,000 redeemable warrants to purchase shares of common stock

This is an initial public offering of our securities. We are selling 1,200,000 shares of our common stock and 1,200,000 redeemable warrants. Each warrant entitles the holder to purchase one share of our common stock at a price of $5.05 and will expire on       , 2009, or earlier upon redemption. The warrants are redeemable at our option, with the consent of HCFP/Brenner Securities LLC, the representative of the underwriters, as set forth in this prospectus.

We have also agreed to sell to the representative, for $100, an option to purchase up to 120,000 shares of our common stock at $5.555 per share and/or up to 120,000 of our redeemable warrants, identical to those offered by this prospectus, at $.055 per warrant. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our securities. We anticipate that our common stock and redeemable warrants will be quoted on the OTC Bulletin Board under the symbols “      ” and “      ,” respectively, on or promptly after the date of this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total

Public offering prices	$5.05	$.05	$6,120,000
Underwriting discount and the representative’s 2% nonaccountable expense allowance	$.505	$.005	$ 612,000
Proceeds to us (before expenses)	$4.545	$.045	$5,508,000

We have also granted to the underwriters a 45-day option to purchase up to an additional 180,000 shares of our common stock and/or an additional 180,000 redeemable warrants from us at the public offering prices, less the underwriting discount, solely to cover over- allotments.

HCFP/Brenner Securities LLC, acting as representative of the underwriters, expects to deliver the shares of our common stock and the warrants to investors in this offering on or about      , 2004.

HCFP/Brenner Securities LLC

, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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The GigaBeam Wireless Communications Solution

GigaBeam
Window-mounted
GigaBeam unit
connected to
network in building
~ 1 mile
a wireless communications link
Roof-mounted
GigaBeam unit
connected to
network in building
GigaBeam

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PROSPECTUS SUMMARY

Our company

We design, develop, sell and service wireless point-to-point communications equipment that operates in the 71-76 GHz and 81-86 GHz radio spectrum bands. This portion of the radio spectrum was only recently authorized by the FCC for wireless point-to-point commercial use. We believe that the unprecedented amount of bandwidth provided by these spectrum blocks of five GHz each and the quality of our proprietary product designs will enable the users of our products to achieve wireless communications at previously unattainable fiber-equivalent speed and reliability. We also believe that we will be one of the first entrants into this new and emerging market with the commercial deployment of our first products in the fourth quarter of 2004.

We are a development stage company, concentrating our efforts to date on the design, development and engineering of our initial products and obtaining a total of $2.5 million in financing from an institutional investor to fund such efforts. We have not yet generated revenues, currently have negative working capital and, in connection with our March 31, 2004 financial statements, received a going concern opinion from our auditors that expressed substantial doubt about our ability to continue as a going concern without additional financing. Subsequent to March 31, 2004, we obtained $1.5 million of our $2.5 million institutional financing. We believe that the approximately $5 million of net proceeds of this offering will fully address such concern and enable us to commercially deploy our first two products, the GigaBeam GigE and GigaBeam OC-48 (described below), and implement our business plan through such time as revenues, together with accounts receivable financing, support our operations. We intend to utilize cash generated from operations and accounts receivable financing to fund anticipated additional expenditures of $13.5 million through September 2005 for the commercial deployment of our next two products, the GigaBeam 10 GigE and GigaBeam OC-192 (described below), and our continued growth. If additional funds are required, either because our plans, expectations or assumptions change, we may also seek funding through additional equity or debt financing.

After this offering, our executive officers, directors and affiliated entities will beneficially own approximately 67% of our outstanding common stock.

Our communications solution

The GigaBeam wireless communications solution is a point-to-point, line-of-sight, wireless high-speed communications link established between two different buildings or locations by installing a GigaBeam transceiver unit on the rooftop or at one of the windows of each building. These two transceiver units are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. Each GigaBeam transceiver unit is also connected via cables and switches to a communications network within its building, such as a local area network used by one of the building’s enterprises or a city, nation or global wide area network with a fiber optic backbone connection in the building. As a result, once a GigaBeam link is established between the two buildings, the internal networks in each building are wirelessly connected and communications traffic can be carried from one network to the other.

Our initial two products, the GigaBeam GigE transceiver unit and the GigaBeam OC-48 transceiver unit, are designed to provide transmissions speeds of 1.25 and 2.5 gigabits per second, respectively, for commercial communications applications. In addition, our proprietary product designs, when combined with our products’ “best of breed” radio frequency (RF) modules and antenna modules, which are being provided to us through our exclusive arrangements with the developers of these subassemblies, enable the GigaBeam transceiver units to power through rain, fog and other weather conditions. As a result, we believe that communications links established with our products will enable users to transmit data 99.999% of the time, or with only five minutes of downtime per year, in 80% of the U.S. and in all weather conditions, for distances of up to one mile.

We believe our products will provide the solution for the critical “last-mile” gap in the U.S. between the fiber-optic backbone and commercial buildings, the substantial majority of which are not accessed by fiber. Our products also will provide an efficient and cost-effective way for enterprises that have mission-critical data requirements to rapidly deploy wireless networks or create redundancy for their existing fiber connections. As a result, our target customers will be network providers, communications and IT service

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providers, Fortune 500 companies, government and military entities and other enterprises seeking cost-effective “virtual fiber” solutions.

Our licensing structure

In October 2003, the FCC adopted service rules for the commercial use of the 70 GHz, 80 GHz and 90 GHz portions of the radio spectrum. The efforts of our founders, Louis S. Slaughter and Douglas G. Lockie, who serve as co-chairs of the “Above 60 GHz Committee of the Wireless Communications Association,” were a significant force behind this FCC authorization and integral to the FCC’s decision to adopt a non-exclusive, point-to-point nationwide licensing plan for this spectrum – as opposed to the auction-based geographic licensing approach often followed in the past. Under the old auction-based approach, only one license would be granted for an entire geographic area (typically to a single service provider) and that licensee would then control the use of the specified spectrum in that geographic territory. Under the new plan for the 70 GHz, 80 GHz and 90 GHz bands, an unlimited number of applicants can obtain, on a relatively inexpensive basis, a license to operate in this spectrum in any and all geographic areas and, upon completion of a relatively simple path or link registration and coordination process, deploy wireless communications services between the two-end points of each of their registered links.

We believe that this new licensing approach will open the door to widespread competition and a significant market for our products since it permits anyone, including communications hardware providers (such as us), communications service providers (such as AT&T, MCI, Sprint and Verizon) and wireless communications users (such as large enterprises and government and military entities), to apply for and receive a generic nationwide license for these frequencies and to then register their specific point-to-point links as they are established. On June 21, 2004, the FCC opened the 71-76 GHz and 81-86 GHz radio spectrum bands for licensing. We were the first company to file for such a license and, as of the date of this prospectus, are one of only two approved license holders.

Our market opportunity and business plan

We believe that the high level of performance that is achievable utilizing the 70 GHz and 80 GHz portions of the radio spectrum, combined with the open licensing approach adopted with respect to these spectrum bands, will make this portion of the spectrum highly attractive to entities seeking to obtain or provide fiber-equivalent communications services on a cost-effective basis. In turn, this will create a significant market for products such as ours, which are needed to create the infrastructure to utilize this spectrum.

Since our incorporation in January 2004, we have completed the design of our initial products and secured exclusive engineering and supply relationships with developers that possess leading-edge technologies. Under our direction, these strategic partners have been utilizing their intellectual property portfolios and trade secrets to develop the modules that will be incorporated into our units and proprietary product architecture. This integrated approach with our partners has resulted in the rapid transition of our initial products from drawing board to working prototype.

In July 2004, we deployed, and successfully established, a GigaBeam wireless link between two buildings in New York City using a prototype version of our GigE product. We plan to continue using deployments of this product prototype for beta tests and product demonstrations to drive the adoption curve and expedite commercial acceptance of our products. We anticipate general commercial deployment of our GigE and OC-48 units in the fourth quarter of 2004 and general commercial deployment of our 10 GigE and OC-192 units in the second quarter of 2005.

Additional information

We were incorporated under the laws of the state of Delaware in January 2004. Our corporate headquarters are located at 14225-C Sullyfield Circle, Chantilly, VA 20151 and our telephone number is (703) 378-0099. Our web site address is www.gigabeam.com. The information on our web site does not constitute part of this prospectus.

On May 7, 2004, we effected a 1-for-1,500 forward stock split. Unless we tell you otherwise, the information in this prospectus has been adjusted to give retroactive effect to this stock split and assumes no exercise of the underwriters’ over-allotment option.

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THE OFFERING

Securities offered	1,200,000 shares of our common stock and 1,200,000 redeemable warrants.

Common stock:

Number of shares outstanding before this offering	3,217,040 shares, after:

• giving effect to the automatic conversion of $2,500,000 principal amount of our 10% convertible notes into 495,050 shares of our common stock upon the consummation of this offering, and

• assuming that 100,000 non-redeemable warrants issued by us prior to this offering with only a nominal exercise price are exercised into 100,000 shares of our common stock.

Number of shares to be outstanding after this offering	4,417,040 shares.

Ownership of our officers, directors and 5% or greater stockholders after this offering	2,945,040 shares or approximately 67% of our outstanding common stock. As a result, these stockholders will be able to significantly influence all matters requiring stockholder approval.

Redeemable warrants:

Number of redeemable warrants outstanding before this offering	0 warrants.

Number of redeemable warrants to be outstanding after this offering	1,200,000 warrants.

Exercisability	Each warrant is exercisable for the purchase of one share of our common stock.

Exercise price	$5.05, subject to adjustment in the event of a stock dividend or split, reorganization, recapitalization or similar event.

Exercise period	The warrants are exercisable immediately and will expire on ________ 2009, or earlier upon redemption.

Redemption	Subject to the prior consent of HCFP/Brenner Securities, we may redeem the outstanding warrants:

• in whole and not in part;

• at a price of $.05 per warrant;

• upon a minimum of 30 days’ advance written notice of redemption; and

•
if, and only if, the last sales price per share of our common stock equals or exceeds 190% (currently $9.60) during the first three months after the consummation of this offering, or 150% (currently, $7.58) thereafter, of the then effective exercise price of the warrants for all 15 of the trading days ending within three business days before we send the notice of redemption.

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Use of proceeds
We intend to use the net proceeds to us from the sale of our securities in this offering to support our engineering and product development, manufacturing, installation and service, and sales and marketing activities; for the purchase and lease of equipment; to repay outstanding indebtedness; and for working capital and general corporate purposes. See “Use of Proceeds.”

Proposed OTC Bulletin Board symbols for our:

Common stock	“ ”

Warrants	“ ”

Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock that will be outstanding after this offering does not include up to an aggregate of 2,538,010 shares, comprised of:

•	1,200,000 shares reserved for issuance upon exercise of the warrants to be sold in this offering;

•
180,000 shares reserved for issuance upon exercise of the underwriters’ over-allotment option and 180,000 shares reserved for issuance upon exercise of the warrants issuable upon exercise of the underwriters’ over-allotment option;

•
120,000 shares reserved for issuance upon exercise of the representative’s purchase option and 120,000 shares reserved for issuance upon exercise of the warrants issuable upon exercise of the representative’s purchase option;

•
365,300 shares reserved for issuance upon exercise of outstanding stock options granted under our 2004 stock option plan, including options exercisable for 135,000 shares to be granted to our director nominees as of the date of this prospectus, at exercise prices ranging from $5.00 to $5.05 per share;

•	134,700 shares reserved for issuance upon exercise of options available for future grant under our 2004 stock option plan;

•	95,010 shares reserved for issuance upon exercise of outstanding non-plan stock options exercisable at $1.00 per share;

•	35,750 shares reserved for issuance upon exercise of outstanding non-redeemable warrants, at $1.00 per share; and

•
107,250 shares reserved for issuance upon exercise of non-redeemable warrants that are to be issued in the future in the event designated performance milestones are met by one of our strategic alliance partners at $1.00 per share, all of which are expected to be issued by mid 2005.

In addition, unless otherwise indicated, information contained in this prospectus regarding the number of redeemable warrants that will be outstanding after this offering does not include the 180,000 redeemable warrants issuable upon exercise of the underwriters’ over- allotment option or the 120,000 redeemable warrants issuable upon exercise of the representative’s purchase option.

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SUMMARY FINANCIAL INFORMATION

The table below provides summary financial information as of the date indicated. You should read this information with our financial statements and the related notes and the section entitled “Plan of Operations” all of which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	As of March 31, 2004
	Actual	Pro forma	Pro forma as adjusted

Balance sheet data:
Working capital (deficiency)	$(780,430)	$(800,430)	$6,377,570
Cash and cash equivalents	$443,557	$1,893,557	$6,683,557
Total assets	$893,285	$2,343,285	$7,133,285
Total liabilities	$1,223,987	$2,693,987	$305,987
Long-term obligations	$—	$—	$—
Stockholders’ equity (deficit)	$(330,702)	$(350,702)	$6,827,298

The “pro forma” information as of March 31, 2004 gives effect at that date to the following subsequent events:

•
our receipt of an aggregate of $1,500,000 in funding, and our issuance of 10% convertible notes in the aggregate principal amount of $1,500,000 and non-redeemable warrants to purchase 60,000 shares of our common stock at approximately $.001 per share, in connection with our April 2004 installment financing with Ameristock Corp.; and

•
our issuance, in April 2004, of two 5% notes (one in the principal amount of $150,000 and the other in the principal amount of $50,000) to purchase research and development assets of Primecast Inc. relating to a proposed short-range free space optics product design and our subsequent repayment, in July 2004, of the $50,000 note.

The “pro forma as adjusted” information as of March 31, 2004 gives effect at that date to the pro forma adjustments and to the following events:

•
the automatic conversion upon the consummation of this offering of all $2,500,000 principal amount of our 10% convertible notes, including (a) a $1,000,000 principal amount note issued in connection with our January 2004 Ameristock financing and (b) the $1,500,000 aggregate principal amount of notes issued in connection with our April 2004 Ameristock installment financing, into an aggregate of 495,050 shares of our common stock;

•	the assumed exercise of the 100,000 warrants issued by us in connection with the Ameristock financings with only a nominal exercise price; and

•
our receipt of the estimated net proceeds from the sale of 1,200,000 shares of our common stock and 1,200,000 redeemable warrants in this offering (less the underwriting discount and the estimated offering expenses payable by us) and our anticipated application of those proceeds, including for payment of accrued interest through March 31, 2004 of $18,000 and the repayment of the $150,000 note issued to Primecast. Does not include either the accrual or the repayment of $72,160 of interest that will accrue from April 1, 2004 through the assumed consummation of this offering on July 31, 2004. See “Use of Proceeds.”

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RISK FACTORS

Before you invest in our securities, you should understand the high degree of risk involved. You should consider carefully the following risks as well as the other information in this prospectus before you decide to purchase our securities.

Risks related to our business

We are in the early stages of development and have no operating history upon which you can base your investment decision.

We were incorporated on January 5, 2004 and are still in early stages of development. We are currently completing the development of our first products and seeking additional alliances with companies that will strategically enhance our business. To date, we have generated no revenues, have no real operating history upon which you can evaluate our business strategy or future prospects, and have negative working capital. As a result, our auditor issued a going concern opinion, which expressed substantial doubt about our ability to continue as a going concern unless we obtain adequate financing, in connection with our March 31, 2004 financial statements. While this offering addresses such concern and is expected to see us through until anticipated revenues commence in 2005, our ability to generate such revenues will depend on whether we can successfully develop and commercialize our products and make the transition from a development stage company to an operating company. In making your evaluation of our prospects, you should consider that we are a start-up business focused on new technologies, are designing solutions that have no proven market acceptance, and operate in a rapidly evolving industry. As a result, we may encounter many expenses, delays, problems and difficulties that we have not anticipated and for which we have not planned.

If we are unable to effectively manage the transition from a development stage company to an operating company, our financial results will be negatively affected.

For the period from our inception, January 5, 2004, through March 31, 2004, we incurred an aggregate net loss, and had an accumulated deficit, of $888,351. Since then, our losses have increased and are expected to continue to increase for at least the next 12 months as we commence full scale manufacturing and deployment of our products and we transition from a development stage company to an operating company. As we make such transition, we expect our business to grow significantly in size and complexity. This growth is expected to place significant additional demands on our management, systems, internal controls and financial and physical resources. As a result, we will need to expend additional funds to hire additional qualified personnel, retain professionals to assist in developing appropriate control systems and expand our information technology and operating infrastructures. Our inability to secure additional resources, as and when needed, or manage our growth effectively, if and when it occurs, would significantly hinder our transition to an operating company, as well as diminish our prospects of generating revenues and, ultimately, achieving profitability.

Our failure to quickly and positively distinguish our products from other “last mile” alternatives and limit the adoption curve associated with their market acceptance could negatively affect both our operations and our prospects.

Point-to-point links operating in the 70 GHz and 80 GHz bands represent a new last mile solution based on newly created designs and technologies. The frequencies in which they will operate did not until recently have service rules that would enable the frequencies to be put to commercial use. As a result, our products may be slow to achieve, or may never achieve, market acceptance, as potential customers may seek further validation of the efficacy and efficiency of our technology. In addition, failure to distinguish our products from competing products and technologies that provide wireless broadband access or connectivity could hinder market acceptance of our products. Meaningful numbers of customers may not be willing to adopt our products until they are proven, both initially and over time, through long-term field testing and demonstration. There is also no way to determine the adoption curve that will be associated with our products following their introduction to the market. Non-acceptance or delayed acceptance of our products could force reductions in contemplated sales prices of our products, reduce our overall sales and gross margins and negatively affect our operations and prospects.

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The rate at which potential customers are willing to adopt our solutions could be slowed by negative prior experiences they may have had with previously existing point-to-point wireless technologies.

Potential customers within the market segments we are targeting may have had negative prior experiences with previously existing wireless point-to-point technologies, such as inadequate transmission capacity or service outages due to weather conditions. Accordingly, it could take significant time to educate the market as to the unique attributes of our products that enable our products to overcome the types of problems that prevented prior wireless technologies from serving as viable alternatives to fiber.

The loss of the services of our founding executives could negatively affect our business, as could our inability to attract and retain qualified management, sales and technical personnel as and when needed.

Our success depends largely on the continued efforts of our founders, Louis S. Slaughter, the chairman of our board of directors and our chief executive officer, and Douglas G. Lockie, our president and chief technology officer. At this stage of our development, we are completely dependent on their knowledge, experience and reputation within the millimeter wave segment of the communications industry. Although they have entered into three-year employment contracts with us, effective upon the consummation of this offering, either of these individuals may in the future choose to discontinue their employment with us. If so, we may not be able to find adequate replacements for them. Without their experience, expertise and reputation, our development efforts and future prospects would be substantially impaired. For example, without their relationships with our strategic alliance partners, the scheduled introduction and marketing of our wireless communications products would be significantly delayed. Further, as we grow, we will need to attract and retain other personnel possessing relevant sales, marketing and technical experience in the communications industry. Competition for qualified management, sales and technical personnel is intense, and we may not be successful in attracting or retaining them. Only a limited number of persons with the requisite skills to serve in these positions may exist, and it may be difficult for us to hire the skilled personnel we need on economically feasible terms.

Our inability to establish cost-effective sales channels would negatively affect our revenue potential.

We currently have only nominal sales, marketing and distribution capabilities. In order to commercialize our products, we will have to develop a sales and marketing infrastructure and/or rely on third parties to perform these functions. To market products directly, we will have to develop a marketing and sales force with technical expertise, which would require the dedication of significant capital, management resources and time. We could also be required to expend significant capital and other resources in developing third party distribution channels. Further, any agreement to sell our products through a third party, such as an established telecommunications provider or network services provider, could hamper our ability to sell our products to that third party’s competitors. Due to our limited financial resources, we may not be able to establish a sales force or make adequate third party arrangements for product sales. Our failure to do so would limit our ability to expand sales, as well as negatively affect our operations, financial results, and long-term growth.

Failure to obtain satisfactory performance from our strategic partners and other third party vendors on whom we will be dependent for the components and subassemblies used in our products could cause us to lose sales, incur additional costs and lose credibility in the market place.

We will substantially rely on outside vendors to manufacture many of the components and subassemblies for our products. We expect to obtain many of these components and subassemblies from either a sole source or a limited group of suppliers. In fact, we have entered into exclusive arrangements with ThinKom Solutions, Inc., for the manufacture of the antennas, and Sophia Wireless, Inc., for the manufacture of the radio frequency (RF) modules, used in our products, and our agreements with them actually prohibit us from procuring these components from other sources. Our suppliers’ failure to perform satisfactorily could cause us to fail to meet customer requirements, lose sales and expose us to product quality issues. In turn, this could damage relationships with customers and harm our reputation, business, financial condition, and results of operations. Moreover, we expect to quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase their prices, we may not have alternative sources of supply and may not be able to raise the price of our products to cover

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all or part of the increased costs. Our inability to obtain these items at the prices we desire could hurt our sales and lower our margins.

If we fail to receive sufficient quantities of components when needed, we could be required to reconfigure our products, which could reduce our sales, alter product performance and prove time consuming, expensive and/or impossible.

While we have exclusive arrangements with ThinKom Solutions and Sophia Wireless relating to the use of their components in any products operating in the 71-76 GHz or 81-86 GHz frequencies, each of these strategic partners does, and will continue to, produce and sell components to customers in other fields or for other purposes. Both of these companies are relatively small and possess limited resources, which they will have to manage in order to meet both our demand and the demand of their other customers. In light of their limited size and manufacturing capacity, ThinKom Solutions or Sophia Wireless, or any of our other suppliers, may be unable to make adequate and timely deliveries of our required components or subassemblies. If so, we may have to:

•	seek alternative sources of supply, which, in the case of limited or single source components, may not be possible;

•	manufacture these components internally, which we may not have the ability, resources or, under our strategic alliance agreements, permission, to do; or

•	reconfigure our products to work with different components, which could entail substantial time and expense and which could result in inferior performance as compared to previous configurations.

Even if we are successful at reconfiguring our products, a significant amount of time could be required to receive an adequate flow of replacement components, which could delay our ability to manufacture or ship our systems on a timely basis. Such delays would significantly damage our business by causing us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

Our inability to manufacture our products in commercial quantities to specified standards would negatively affect our margins and profits.

To achieve profitability, our products will need to be manufactured and assembled in commercial quantities, in compliance with all applicable regulatory requirements and at acceptable costs, especially since we are seeking to position our products as a low-cost alternative to fiber. To date, neither we nor our strategic partners have produced a commercial grade version of any of the products we are currently developing. While, based on our progress to date, we expect to deploy at least 40 commercial grade GigE and/or OC-48 units (20 point-to-point links) by the end of 2004, we and/or our suppliers may experience unanticipated technical and management challenges during actual commercial production. Due to our limited manufacturing experience, we may not be able to successfully manufacture commercial grade products in quantity and on a cost-efficient basis. In addition, in order to complete the final assembly portion of our products’ manufacture in commercial quantities, a task we plan on retaining in-house, we will likely need to convert, rent, build or gain access to additional facilities or, if unable to do so, enter into agreements with third party product assemblers at significant cost.

We will be required to purchase minimum quantities of components from certain suppliers, whether or not we need such components, which could create a significant drain on our capital resources.

Under the terms of our agreements with each of ThinKom Solutions and Sophia Wireless, we are or will be required to purchase various components only from them and in specified minimum quantities. These purchase requirements will represent a significant financial commitment for us. We will be required to purchase these components and make the corresponding expenditures whether or not we need such components to meet the demand of end customers for our products. If we have not generated sufficient demand for our products to at least offset the costs associated with our minimum required component purchases, our agreements with each of ThinKom Solutions and Sophia Wireless will create a significant drain on our capital resources.

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If we fail to develop products that keep pace with industry standards and needs and meet our customers’ technical specifications on a timely basis, our business may be harmed.

The existing and potential markets for our products and technology are characterized by:

•	ever increasing performance requirements,

•	evolving industry standards,

•	rapid technological changes, and

•	product obsolescence.

These characteristics, in turn, lead to frequent new products and technology introductions and enhancements, shorter product life cycles and changes in customer demands. Our ability to succeed in our competitive market will depend upon our successful development, introduction and sale of new products and enhancements on a timely and cost-effective basis in response to changing customer requirements and competitors’ product developments. Due to our limited resources, we may not be able to complete the development and marketing of any of the products we are currently developing. In addition, we may experience difficulties that could delay or prevent the completion, introduction and sale of future products, or that, once deployed, these products will adequately meet the requirements of the marketplace and achieve market acceptance.

If ThinKom Solutions’ and Sophia Wireless’ technologies are not refined, developed and improved to keep pace with future changes and advances in the wireless point-to-point industry, the solutions we are offering could prove inferior to available alternatives.

Under the terms of our agreements with each of ThinKom Solutions and Sophia Wireless, we are required to purchase from these companies all of the antennas and significant portions of the radio frequency architecture for our currently proposed and anticipated products. The state of the millimeter wave technology used in such components changes rapidly, often resulting in product obsolescence. If these companies’ technologies and components based on such technologies do not keep pace with such rapid technological change, we could be in the position of having to purchase components that are no longer leading edge in the industry. In this event, the solutions we offer that are based on these technologies and components could be rendered inferior to available alternatives, causing us to lose sales and our reputation in the market to be diminished.

We may not be able to meet our future capital requirements, and the cost of additional equity or debt capital could be prohibitive or result in dilution to existing stockholders.

Our business model is capital intensive, requiring significant expenditures ahead of projected revenues. Based on our current operating plan, we anticipate that the net proceeds of this offering and anticipated revenues and accounts receivable financing commencing in the first quarter of 2005, will allow us to meet our cash requirements for at least 12 months following the date of this prospectus. However, if our current assumptions prove incorrect, we may need to seek additional financing prior to that time. In addition, if and when we achieve initial market acceptance for our first products, we may desire to accelerate our growth to take advantage of increasing demand. Accordingly, we may wish to raise additional capital to offset increased costs associated with accelerated growth. This additional capital could take the form of public or private equity or debt financing. Such financing may not be available to us on commercially reasonable terms, or at all. If additional capital is needed and either unavailable or cost prohibitive, we may need to change our business strategy or reduce or curtail our operations. In addition, if we raise additional funds by issuing equity securities, our stockholders may experience dilution.

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Our future debt obligations could impair our liquidity and financial condition.

Although we will have no outstanding debt immediately following this offering, we expect to commence accounts receivable financing during the first quarter of 2005 and may incur additional debt in the future to fund all or part of our capital requirements. Any future debt obligations could:

•	make it more difficult for us to satisfy our other obligations;

•
require us to dedicate a substantial portion of any cash flow we may generate to payments on our debt obligations, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and

•	make us more vulnerable in the event of a downturn in our business prospects and limit our flexibility to plan for, or react to, changes in our industry.

If we were to fail in the future to make any required payment under agreements governing indebtedness we undertake or fail to comply with the financial and operating covenants contained in those agreements, we would be in default as regards to that indebtedness. A debt default could significantly diminish the market value and marketability of our common stock. Our lenders would have the ability to require that we immediately pay all outstanding indebtedness, and we might not have sufficient assets to satisfy their demands. In this event, we would be forced to seek protection under bankruptcy laws, which could harm our future operations and overall financial condition.

The continuing uncertainty in the telecommunications industry and the global economy could negatively affect our sales due in part to our being a small and recently formed company.

In the past few years, the overall economic climate in the United States and many other parts of the world has declined. Telecommunication equipment markets specifically have experienced a severe downturn. This downturn has resulted in customers having less capital available from capital markets, and less willingness to spend from their internal budgets, to purchase equipment like ours. As a result, potential customers may be less willing to spend their limited budgets on products from us for fear that as a small, start-up company we might not survive the economic downturn. Because we do not have the financial resources or name recognition of larger companies, this downturn may significantly impair the growth and stability of our business as well as negatively affect our financial condition and results of operations.

We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

The regulatory environment in which we operate is subject to change. Certifications for wireless equipment like that utilized in our products and the licensing and registrations required to use the radio frequency spectrum in which our products will operate, are governed by regulatory bodies like the FCC and the National Telecommunications and Information Administration (NTIA). Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by:

•	restricting customers’ use of the millimeter wave bands used by our products or making that use more expensive;

•	making the products or systems we develop obsolete; or

•	increasing the opportunity for additional competition.

Regulatory changes like these could harm our business, financial condition and results of operations. In addition, it may be necessary or advisable in the future to modify our products to operate in compliance with new regulations. These modifications could be extremely expensive and time-consuming to complete, thus negatively affecting our margins. And, even after expending substantial additional resources, we may not be able to complete required modifications, which would affect our ability to even sell our products.

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Customers will be required to obtain one-time national licenses as well as registrations for each link established with our products, which could be costly and time consuming and make our solutions seem less attractive.

After one of our wireless link products is commercially introduced, each customer that purchases that product will be required to obtain a one-time national license to utilize the applicable spectrum and to register each point-to-point link deployed on its behalf through the registration system proposed for that purpose by the FCC. Although the initial cost of the national license is minimal, there could be material regulatory fees imposed on licensees by the FCC and, as the number of applicants increases, time delays involved in obtaining the license from the FCC, as well as additional costs associated with the registration of each link. These delays and costs could make our solutions less attractive to potential customers, especially if viable, license-free wireless alternatives are developed. As a result, we would experience difficulty in selling our products.

Delays in obtaining necessary regulatory approvals and desired industry standard certifications relating to our equipment could hinder market acceptance of our products, delay sales of our products and impair our ability to market those products.

Our products will typically need to receive regulatory approvals or certifications before they can be commercially deployed. As a result, customers may require that we obtain these approvals before buying or agreeing to buy our products. In addition, we expect that most customers will require that our products meet national industry equipment standards as well. Obtaining these approvals and meeting these standards can be a long, expensive process. Any significant delay obtaining the approvals or meeting the standards could hinder our ability to sell our products and, as a result, reduce our revenues.

Countries outside of the U.S. may not approve for commercial use the frequencies in which our products will operate and/or may have different requirements for equipment operating in those frequencies than those set by the FCC, either of which events could negatively affect our prospects and growth.

The FCC just recently approved service rules for the commercial use of the 71-76 GHz and 81-86 GHz bands. These spectrum bands have not yet, however, been approved for such purpose in many other countries. If widespread authorization of these frequencies for wireless communication use by the public has not occurred by the time we are ready to expand our operations overseas, the size of our expected market will be greatly decreased, which would negatively affect our prospects and growth. In addition, if the requirements and standards set by other countries for equipment like ours are different than those set by the FCC, requiring us to make substantial changes to our product design and/or manufacture, our prospects and growth would also be significantly diminished.

It could prove costly or impossible for us to effectively compete in the intensely competitive telecommunications equipment industry, which could negatively impact our financial results.

Both the telecommunications equipment industry in general and the wireless communications equipment industry in particular are intensely competitive. Companies operating in the telecommunications equipment industry are always seeking to develop viable wireline and wireless high-speed communications products and services, whether it is by:

•	developing technologies that improve the performance of existing copper alternatives;

•	developing methods for lowering the cost of fiber optic cable; or

•	innovating new and improved point-to-point and wide area wireless solutions.

The wireless communications industry in which we will principally compete has attracted substantial media and other attention in recent months in part due to the ability of newly developed equipment to provide broadband Internet connectivity simply, quickly, and efficiently. These factors have led numerous companies to develop or commence developing products that compete or could compete with those we are developing. The large number of companies offering products that may be perceived to be similar or even

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interchangeable with our products could have the effect of reducing the prices at which we are able to sell our products. In turn, this could reduce our gross margins and negatively impact our general financial results.

A significant number of the companies with which we will compete have substantially greater resources and longer operating histories than we do, and we may not be able to compete with them effectively, even if our products are technically superior.

Many of the companies with which we expect to compete offer a variety of potentially competitive products and services and some may offer broader telecommunications product lines. These companies include Proxim Corporation, Stratex Networks, Inc., Ceragon Networks Ltd. and Harris Corporation. Additionally, our fiber-speed millimeter wave products will have to compete with the existing and new fiber optic infrastructure and suppliers and free space optic suppliers in the U.S. and elsewhere. Most of the companies providing competing products and services have greater customer recognition, installed bases, financial resources, and sales, production, marketing, manufacturing, engineering and other capabilities than we do. Some of these companies may be able to take away market share from us as a result of their greater marketing resources, pricing discounts and product breadth, even if our products are technically superior.

We also expect to face competition from private and start-up companies given the FCC’s new open licensing rules relating to the radio frequencies on which our products will operate, effectively reducing the greatest barrier to entry for companies such as ours.

We will not only face actual and potential competition from established companies, but also from start-up and other small companies that are developing and marketing new commercial products and services. Some of these will be seeking, like us, to take advantage of the new FCC open licensing rules to enter the market with products capable of harnessing the frequencies between 71-76 GHz and between 81-86 GHz to provide higher quality service. Also, other than the increased technical development skills and expertise required, there are no substantial manufacturing difficulties, prohibitive intellectual property rights, or high business start-up costs creating significant barriers to entry in this market. This lack of significant barriers and the perceived attractiveness among engineers of these newly licensed frequencies for commercial use are likely to result or have already resulted in other small companies entering the commercial markets with equipment utilizing these frequencies. These companies include Loea Communications Corporation, Bridgewave Communications, Inc. and, perhaps, YDI Wireless, Inc.

Our success will likely be highly dependent upon a large number of sales to a limited number of customers.

Once developed, we expect to sell a significant portion of our products and services to a limited number of customers. Our business would be harmed if we lost a significant customer or suffered any reduction or delays in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns or market, economic or competitive conditions in the telecommunications industry. Additionally, the ongoing consolidation of the telecommunications industry is further limiting the number of customers. As a result, we will be more dependent on specific customers and their economic condition than if our sales were made to a broader client base.

Our business depends on continued demand for broadband connectivity and access.

The future success of our business is dependent in part upon the continued and increasing demand for high-speed, broadband connectivity and access, particularly with regard to the Internet, and for high-speed telecommunications products. The markets for broadband connectivity and high-speed telecommunication products are still relatively unseasoned and characterized by evolving technological and industry standards. Therefore, the markets for such services and products may not grow as expected or at all, which would limit the demand for our products.

If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

Our intellectual property rights are important assets for us. However, there are events that are outside of our control that pose a threat to our intellectual property rights. For example, our proprietary rights may not provide the competitive advantages that we expect. Despite our efforts and those of our strategic partners to

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protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our products. If this occurs, we may not be able to prevent their use of this technology. Our means of protecting our proprietary rights may not be adequate, we may lack the financial resources to protect our proprietary rights, and our strategic partners’ existing patents may not be sufficiently broad to prevent others from using technology that is similar to or the same as the technology utilized by our product solutions. In addition, patents issued to our alliance partners might be challenged and might be invalidated or circumvented and any rights granted under such patents may not provide adequate protection to them or us. Our competitors may independently develop similar technology, duplicate features of our products or design around patents that may be issued to our alliance partners or us. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce or defend our intellectual property rights. Such litigation would divert our management’s attention and scarce financial resources that could otherwise be used to develop our products.

Our products and technologies could infringe on intellectual property rights of others, which could harm our business.

Although we believe that our products and technology and those of our alliance partners do not and will not infringe upon any existing proprietary rights of others, third parties may assert such claims against us or our alliance partners in the future. Such future claims of infringement may be successful. We could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, even if the claim is invalid, which could have negative effects on our business, financial condition, and results of operations.

Adverse determinations in any litigation could:

•	subject us to significant liabilities to third parties,

•	require us to seek costly or onerous licenses from third parties,

•	force us to alter our products, which could be costly, time consuming and impractical and could detract from the value or quality of our products, and

•	prevent us from manufacturing and selling our products.

Any of these determinations could seriously harm our business.

Our products will subject us to product liability exposure and our product liability insurance, if any, may not be sufficient to cover these claims.

Use of our products will expose us to product liability claims in the event they cause injury or harm our customers or third parties’ businesses. Due to our limited financial resources, we may not be able to satisfy any liability resulting from these claims, which would negatively affect our financial condition. Although we expect to have product liability insurance, it is possible that the level or breadth of that insurance coverage will be insufficient to fully cover potential claims. Such insurance is often expensive, and we may not be able to obtain coverage at an acceptable cost, if at all.

Our business and financial results could be negatively affected by warranty claims.

Products as complex as those we are developing frequently contain undetected errors or defects, especially when first introduced or when new versions are released. This is especially a concern for us given our anticipated continuing introduction of new products. The occurrence of errors or defects could result in products being returned under warranty for repair or replacement with us having to bear the associated expense. Due to the fact that our products are newly-developed and not yet commercially manufactured, we are currently unable to anticipate the likelihood of errors or defects. Although we intend to maintain appropriate overall warranty reserves, a unanticipated high repair occurrence related to a specific product or number of products could make our reserves inadequate at any specific time and negatively affect our financial results.

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Management’s failure to properly ascertain potential risks relating to any future acquisitions of businesses, products or technologies from others could place our operations and/or financial condition in harm.

Although as of the date of this prospectus, we have no agreements, understandings or commitments relating thereto, we could in the future seek to expand our operations by acquiring other businesses, products or technologies complementary to ours. Neither you nor the other investors in this offering will, in all likelihood, receive or otherwise have the opportunity to evaluate any financial or other information that may be made available to us in connection with a potential acquisition. You will be dependent upon our management to select, structure and consummate any acquisitions in a manner consistent with our business objectives. Although our management will endeavor to evaluate the risks inherent in a particular acquisition, we may fail to properly ascertain or assess all significant and pertinent risk factors prior to our consummation of an acquisition. Our failure to properly ascertain those risks, particularly in instances where we have made significant capital investments, could result in significant harm to our operations and/or financial condition. Moreover, to the extent we do effect an acquisition, we may be unable to successfully integrate into our operations any business or opportunity that we acquire.

Emissions from our antennas may be a health risk.

The use of wireless equipment, like radio transmitters radiating through antennas, has been alleged to pose health risks due to radio frequency emissions. Our products will be in compliance with all current U.S. radio emissions standards for continuous exposure, however, those standards could change or be insufficient. Any allegations of health risks, if proven, could result in liability on our part. In addition, we could be required to reduce power in our transmissions or otherwise change the way our systems operate in order to reduce emissions to acceptable levels. Any of these results could negatively affect our financial condition or results of operations and diminish the marketability of our products.

Risks related to this offering

We intend to have our securities quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

The representative of the underwriters in the offering will not make a market for our securities which could adversely affect the liquidity and price of our securities.

HCFP/Brenner Securities, the representative of the underwriters in this offering, does not make markets in securities and will not be making a market in our securities. However, we believe certain broker-dealers other than HCFP/Brenner Securities will be making a market in our securities. HCFP/Brenner Securities’ not acting as a market maker for our securities may adversely impact the liquidity and price of our securities.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

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•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our stock will be significantly limited. Accordingly, the market price of our stock may be depressed, and you may find it more difficult to sell your shares.

Future sales of our common stock may cause the prevailing market price to decrease and impair our capital raising abilities.

In addition to the warrants for 100,000 shares issued to Ameristock with an exercise price of less than $.001 per share, which as a result of their nominal price we are deeming exercised for purposes of this prospectus, we will have outstanding, as of the date of this prospectus, options and warrants exercisable for the purchase of 496,060 shares of our common stock, of which an aggregate of 135,750 will be immediately exercisable. We will also have another 134,700 shares of our common stock reserved for issuance upon the exercise of stock options that may be granted in the future under our 2004 stock option plan. In connection with this offering, we will also be issuing warrants to purchase 1,200,000 shares of our common stock and are issuing to the underwriter an option to purchase 120,000 shares and 120,000 warrants exercisable for the purchase of an additional 120,000 shares. If, and to the extent, these options and warrants are exercised, you may experience dilution to your holdings.

All of our officers, directors and principal stockholders have entered into lock-up agreements with the underwriter and, with limited exceptions, have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 12 months after the date of this prospectus. After this lock-up period, however, these stockholders could sell their shares. We cannot predict whether following this offering substantial amounts of our common stock will be sold in the open market in anticipation of, or following, any future divestiture of our shares by these or other of our officers, directors or principal stockholders.

In addition, after this offering, we will have more than 33,000,000 shares of our common stock authorized and not yet issued or reserved against. In general, we may issue all of these shares without any action or approval by our stockholders.

If a large number of shares of our common stock are sold in the open market after this offering, or if the market perceives that such sales will occur as a result of any of the foregoing, the trading price of our common stock could decrease. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock.

As we do not anticipate paying cash dividends, you should not expect any return on your investment except through appreciation, if any, in the value of our common stock.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid any cash dividends on our common stock and do not plan to pay dividends on our common stock in the foreseeable future. Thus, if you are to receive any return on your investment in our common stock it will likely have to come from the appreciation, if any, in the value of our common stock. The payment of future cash dividends, if any, will be reviewed periodically by the board of directors and will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, any restrictions imposed by present or future debt instruments and changes in federal tax policies, if any.

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Our officers, directors and affiliated entities own a large percentage of our company, and they could make business decisions with which you disagree that will affect the value of your investment.

We anticipate that our executive officers, directors and other 5% or greater stockholders will, in total, beneficially own approximately 67% of our outstanding common stock after this offering. These stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors. Thus, actions might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

Our management will have substantial discretion over the use of proceeds of this offering and may not apply them effectively.

Our management will have significant flexibility in applying the net proceeds of this offering and may apply the proceeds in ways with which you do not approve. Although the proposed allocation of the net proceeds of this offering represents our management’s best estimate of the expected utilization of funds to finance our activities in accordance with our management’s current objectives and market conditions, the failure of our management to apply these funds effectively could materially harm our business.

Our founders paid less than $.001 per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our founders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. New investors will incur an immediate and substantial dilution of approximately 69% or $3.50 per share (the difference between the pro forma as adjusted net tangible book value per share of $1.55 and the initial offering price of $5.05 per share).

Provisions in our corporate documents and our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, may hinder a change of control.

Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	A classified board of directors that cannot be replaced without cause by a majority vote of our stockholders;

•	Our board of director’s authorization to issue shares of preferred stock, on terms as the board of directors may determine, without stockholder approval; and

•	Provisions of Delaware General Corporation Law that restrict many business combinations.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired that status unless appropriate board or stockholder approvals are obtained.

California residents seeking to purchase securities in this offering may only do so if they meet certain prescribed suitability standards.

This offering has been approved in California on the basis of a limited offering qualification where offers and sales can only be made to investors who are residents of California who have (1) a liquid net worth of at least $250,000 (exclusive of home, home furnishing and automobile) and $65,000 gross annual income, (2) $500,000 liquid net worth, (3) $1,000,000 net worth or (4) $200,000 gross annual income. Since this offering is available to California residents only on the foregoing basis, GigaBeam was not required to demonstrate compliance with some or all of the merit regulations of the department of Corporations of the State of California as found in Title 10, California Code of Regulations, Rule 260.140 et. seq. Exemptions for secondary trading available under the Corporations Code Section 25104(h) will not be available, but there may be other exemptions to cover private sales by the bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to, among other things:

•	future revenues, expenses and loss or profitability;

•	the completion and commercialization of one or more of our products;

•	projected capital expenditures;

•	competition;

•	the effectiveness, quality and cost of our intended products and services;

•	anticipated trends in the telecommunications industry; and

•
the marketability of our “last mile” fiber-speed wireless communications solution as a cost effective, easily deployable and comparable or higher quality alternative to existing copper line, T1, cable, fiber, free space optic and lower millimeter wave wireless solutions.

You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

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USE OF PROCEEDS

We estimate that the aggregate net proceeds to us from the sale of the 1,200,000 shares of our common stock and 1,200,000 redeemable warrants in this offering will be approximately $4,958,000, after deducting the underwriting discount and approximately $550,000 of estimated offering expenses payable by us.

We expect to use these net proceeds for the following purposes:

Engineering and product development	$ 2,032,920
Manufacturing	624,970
Installation and service	508,410
Purchase and lease of equipment	479,500
Sales and marketing	440,140
Repayment of indebtedness	240,160
Working capital and general corporate purposes	631,900

TOTAL	$4,958,000

We expect that the net proceeds from this offering will enable us, prior to the end of 2004, to:

•	complete the development and testing of commercial-grade versions of our GigE and OC-48 units;

•	introduce these products to the market and deploy at least 40 of them (enough to establish 20 point-to-point fiber-speed wireless communications links); and

•	continue the design and development of our proposed 10 GigE and OC-192 units.

We intend to use approximately $2,032,920 of the net proceeds of this offering for engineering and product development and related activities. This amount includes $1,630,000 for external engineering and development conducted through our strategic alliance partners and others, including non-recurring engineering fees, working capital advances and initial component purchases, and $402,920 for internal engineering and development activities and related costs, including the salaries and benefits of our engineering personnel, including those of two of our executive officers, consulting fees and travel and accommodation expenses.

We intend to use approximately $624,970 of the net proceeds of this offering for manufacturing, including for costs of materials, both ours and those of our strategic alliance partners (for the modules and components of our units manufactured by them), salaries and benefits and manufacturing overhead allocations.

We intend to use approximately $508,410 of the net proceeds of this offering in connection with our installation and after-sales service support activities, including for the salaries and benefits of our service personnel, including those of one of our executive officers, and for service department overhead allocations.

We intend to use approximately $479,500 of the net proceeds of this offering for the purchase and lease of laboratory test equipment used in the design and testing of our transceiver units’ modules and final test equipment that will be used in the final testing and assembly of our products.

We intend to use approximately $440,140 of the net proceeds of this offering in connection with our sales and marketing efforts, including for the salaries and benefits of our sales personnel, including those of one of our executive officers, commissions (to both internal sales staff and third-party distributors) and travel and accommodation expenses.

We intend to use approximately $240,160 of the net proceeds of this offering to repay indebtedness, including:

•
$150,000 to repay a promissory note issued to Primecast, Inc. in April 2004 that bears interest at the rate of 5% per year and matures upon the earlier of the consummation of an initial public offering of our securities and November 1, 2004; and

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•
approximately $90,160 to pay accrued interest estimated through July 31, 2004, the anticipated closing date of this offering, on both this 5% note and the 10% convertible notes issued to Ameristock Corp. (all $2,500,000 principal amount of which is converting into shares of our common stock upon the consummation of this offering), including $18,000 of accrued interest outstanding as of March 31, 2004.

The remaining net proceeds of this offering will be allocated to working capital and general corporate purposes, including for the funding of our overhead expenses, such as lease payments on our office and operating space, directors and officers insurance, salaries and benefits for administrative personnel, including those of two of our executive officers, travel and associated expenses and other general and administrative costs.

The above represents our best estimate of the allocation of the net proceeds of this offering. We may, as our development efforts proceed, find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes, including for acquisitions of complementary businesses, products or technologies; however, we have no current agreements or commitments to make any potential acquisition. In addition, our estimates may prove to be inaccurate, new products or product changes may be undertaken which require additional expenditures and/or unforeseen expenses may occur.

Based upon current assumptions relating to our business plan, we anticipate that the net proceeds of this offering, together with anticipated revenues and accounts receivable financing commencing in the first quarter of 2005, will satisfy our capital requirements for at least 12 months following the consummation of this offering. These assumptions include the following:

•	our initial products are completed on schedule;

•	our strategic partners produce as expected;

•	general commercial deployment of our GigE and OC-48 products commences by the beginning of October 2004 and we successfully deploy 40 of these units prior to the end of 2004;

•	revenue recognition commences during the first quarter of 2005;

•	we are able to secure accounts receivable financing commencing in the first quarter of 2005; and

•	general commercial deployment of our 10 GigE and OC-192 products commences during the second quarter of 2005.

If we determine to accelerate our business plan or if our plans otherwise change or our assumptions prove inaccurate, we may need to seek financing sooner than currently anticipated, incur additional financing or reduce or curtail our operations. We cannot assure you that financing will become available as and when needed.

If the underwriters exercise their over-allotment option in full, we will realize additional net proceeds of approximately $844,560, which will be added to our working capital. All or a portion of these over-allotment proceeds may be used to acquire complementary businesses, products or technologies or otherwise obtain the right to use complementary technologies that could broaden or enhance our product roster. However, we have no current agreements or commitments to make any potential acquisition. We have an option until August 15, 2004 to purchase certain patented and patent pending technology relating to alternatives to silicon chips in wireless communications applications. Any decision to exercise this option by such date will be contingent not only on our satisfaction with the results of our due diligence investigation of the technology but also on the underwriters’ exercise of their over-allotment option in full prior to such time. In addition, if the 1,200,000 warrants offered pursuant to this prospectus are exercised, we will realize proceeds related to their exercise of approximately $6,060,000, before payment of any solicitation fees that may be due. If and when we receive these additional proceeds, they are also expected to be allocated to our working capital. See “Underwriting.”

We will invest proceeds not immediately required for the purposes described above principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

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DIVIDEND POLICY

We have not declared or paid any dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant including any changes in federal tax policy.

CAPITALIZATION

The following table presents our capitalization as of March 31, 2004. Our capitalization is presented:

•	on an actual basis at that date;

•	on a “pro forma” basis to give effect at that date to the following subsequent events:

•
our receipt of $1,500,000 in proceeds, and our issuance of 10% convertible notes in the aggregate principal amount of $1,500,000 and warrants to purchase 60,000 shares at approximately $.001 per share, in connection with our April 2004 installment financing with Ameristock Corp.;

•
our issuance in April 2004 of two 5% notes (one in the principal amount of $150,000 and the other in the principal amount of $50,000) to purchase in process research and development of Primecast, Inc. and our subsequent repayment in July 2004 of the $50,000 note; and

•	our adoption in May 2004 of an amendment to our certificate of incorporation that authorizes 40,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock; and

•	on a “pro forma as adjusted” basis to reflect at that date, in addition to the pro forma adjustments, the following events:

•
the automatic conversion, upon the consummation of this offering, of all $2,500,000 principal amount of our 10% convertible notes, including the $1,000,000 note issued in connection with our January 2004 Ameristock financing and the notes in the aggregate principal amount of $1,500,000 issued in connection with our April 2004 Ameristock installment financing, into an aggregate of 495,050 shares of our common stock;

•	the assumed exercise of the 100,000 warrants issued by us with only a nominal exercise price in connection with the Ameristock financings; and

•
our receipt of the estimated net proceeds from the sale of 1,200,000 shares of our common stock and 1,200,000 redeemable warrants in this offering (less the underwriting discount and the estimated offering expenses payable by us) and our anticipated application of those proceeds, including for the payment of interest accrued as of March 31, 2004 in the amount of $18,000 and the repayment of the $150,000 5% note issued to Primecast. Does not include either the accrual or the repayment of $72,160 of interest that will accrue from April 1, 2004 through the assumed consummation of this offering on July 31, 2004.

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You should read this capitalization table in conjunction with our financial statements and related notes that are included in this prospectus.

	As of March 31, 2004
	Actual	Pro forma		Pro forma as adjusted

Cash and cash equivalents	$443,557		$1,893,557	$6,683,557

Short-term debt:
Notes to Ameristock, net of original issue discount	$900,000		$2,220,000	$—
Notes to Primecast	—		150,000	—

Total short-term debt	$900,000		$2,370,000	$—

Long term debt	$—	$		$—
Stockholders’ equity:
Common stock, $0.001 par value, 4,500,000 shares authorized (actual), 40,000,000 shares authorized (pro forma and pro forma as adjusted); 2,621,990 shares issued and outstanding (actual and pro forma), 4,417,040 shares issued and outstanding (pro forma as adjusted)	2,622		2,622	4,417
Preferred stock, $0.001 par value, no shares authorized (actual), 10,000,000 shares authorized (pro forma and pro forma as adjusted); no shares issued and outstanding	—		—	—
Additional paid-in capital	602,953		782,953	8,539,158
Deferred compensation	(47,926)		(47,926)	(47,926)
Accumulated deficit	(888,351)		(1,088,351)	(1,668,351)

Total stockholders’ equity (deficit)	$(330,702)		$(350,702)	$6,827,298

Total short-term debt and capitalization	$ 569,298		$2,019,298	$6,827,298

Our “pro forma” accumulated deficit increased by $200,000 as a result of the $200,000 purchase price recorded in connection with our acquisition of in process research and development from Primecast in April 2004. Our “pro forma as adjusted” accumulated deficit increased by an additional $580,000 to reflect the write-off of a previously recorded debt discount in the amount of $280,000 and the effects of a $300,000 beneficial conversion feature related to the debt, each of which is described below.

In connection with the issuance of the 10% convertible notes to Ameristock Corp., we issued warrants to purchase an aggregate of 100,000 shares of our common stock at the nominal exercise price of approximately $.001 per share. For accounting purposes, these warrants have been assigned a fair value of $3.00 per warrant, or $300,000 in the aggregate, which was recorded as an original issue discount on the debt and is being amortized over the term of the 10% convertible notes. The debt discount is shown as a reduction to the 10% convertible notes and the amortization of the debt discount is recorded as a component of interest expense. Through March 31, 2004, $20,000 of the debt discount was amortized. The remaining $280,000 balance of the debt discount will be charged to interest expense upon the consummation of this offering as shown above in the “pro forma as adjusted” ending balances.

The resultant aggregate book value of the Ameristock debt at the issuance dates was $2,200,000. Because this $2,200,000 is convertible into $2,500,000 of our common stock, there exists a beneficial conversion feature of $300,000. Upon consummation of this offering, this $300,000 beneficial conversion feature will be recorded as interest expense as depicted in the “pro forma as adjusted” ending balances.

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DILUTION

The difference between the initial public offering price per share of our common stock and the adjusted net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share on any given date is determined by dividing net tangible book value (total tangible assets less total liabilities) on that date, by the number of shares of common stock outstanding on that date.

As of March 31, 2004, our net tangible deficit was $(330,702) or approximately $(.13) per share. After giving retroactive effect at that date to:

•	our April 2004 installment financing with Ameristock Corp.;

•	the automatic conversion, upon the consummation of this offering, of all $2,500,000 principal amount 10% convertible notes issued by us to Ameristock into 495,050 shares of our common stock; and

•	the assumed exercise of the 100,000 warrants issued to Ameristock with a nominal exercise price,

our net tangible book value as of March 31, 2004 would have been $1,869,298 or approximately $.58 per share.

After also giving effect to the sale of 1,200,000 shares of our common stock and 1,200,000 warrants in this offering, our payment of the underwriting discount and the estimated expenses payable by us in connection with this offering, and our receipt of the net proceeds therefrom, our as adjusted net tangible book value at March 31, 2004 would have been approximately $6,827,298, or approximately $1.55 per share, representing an immediate increase in net tangible book value of $.97 per share to existing stockholders (including Ameristock) and an immediate dilution of $3.50 (69%) per share to new investors.

The following table illustrates this dilution to new investors on a per share basis:

Public offering price per share		$5.05
Net tangible book value per share as of March 31, 2004 (after giving effect to Ameristock financing, debt conversion and warrant exercise)	$.58
Increase per share attributable to new investors in this offering	.97

As adjusted net tangible book value per share after the offering		1.55

Dilution per share to new investors		$3.50

The above table excludes the redeemable warrants to be issued in this offering, as well as the securities underlying the representative’s purchase option, our existing non-redeemable warrants and both our outstanding non-plan options and the options issued under our 2004 stock option plan, all of which will remain outstanding after we consummate this offering. If the holders of these derivative securities exercise them at a price per share that is less than the $5.05 initial public offering price per share, our new investors will have further dilution.

The following table shows on an as adjusted basis, as of March 31, 2004, the total consideration paid and the average price per share paid by our existing stockholders (including for such purposes Ameristock and the shares to be issued to it upon the conversion of its notes in connection with this offering and the shares underlying its warrants which are immediately exercisable for a nominal price) and by the investors in this offering, before deducting the underwriting discount and the estimated offering expenses payable by us in connection with this offering:

	Shares purchased		Total Consideration		Average price
	Number	Percent	Amount	Percent	per share

Existing stockholders	3,217,040	73%	$2,500,000	29%	$.78
New investors	1,200,000	27%	6,060,000	71%	$5.05

Total	4,417,040	100%	$8,560,000	100%

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SELECTED FINANCIAL DATA

The following selected financial data for the period from inception (January 5, 2004) through March 31, 2004 and at March 31, 2004 is derived from our audited financial statements included elsewhere in this prospectus. You should read this information with our financial statements and the related notes and the section entitled “Plan of Operations,” all of which are included elsewhere in this prospectus.

	As of March 31, 2004

	Actual	Pro forma	Pro forma as adjusted

Balance sheet data:
Working capital (deficiency)	$(780,430)	$(800,430)	$6,377,570
Cash and cash equivalents	$443,557	$1,893,557	$6,683,557
Total assets	$893,285	$2,343,285	$7,133,285
Total liabilities	$1,223,987	$2,693,987	$305,987
Long-term obligations	$—	$—	$—
Total stockholders’ equity (deficit)	$(330,702)	$(350,702)	$6,827,298

The “pro forma” information as of March 31, 2004 gives effect at that date to the following subsequent events:

•
our receipt of an aggregate of $1,500,000 in funding and our issuance of 10% convertible notes in the aggregate principal amount of $1,500,000 and non-redeemable warrants to purchase 60,000 shares of our common stock at approximately $.001 per share in connection with our April 2004 installment financing with Ameristock; and

•
our issuance in April 2004 of two 5% notes (one in the principal amount of $150,000 and the other in the principal amount of $50,000) to purchase in process research and development of Primecast and our subsequent repayment in July 2004 of the $50,000 note.

The “pro forma as adjusted” information as of March 31, 2004 gives effect at that date to the pro forma adjustments and to the following events:

•	the automatic conversion upon the consummation of this offering of all $2,500,000 principal amount of our 10% convertible notes issued to Ameristock into 495,050 shares of our common stock;

•	the assumed exercise of the 100,000 warrants issued by us in connection with the Ameristock financings with only a nominal exercise price; and

•
our receipt of the estimated net proceeds from the sale of 1,200,000 shares of our common stock and 1,200,000 redeemable warrants in this offering (less the underwriting discount and the estimated offering expenses payable by us) and our anticipated application of those proceeds, including for the payment of interest accrued through March 31, 2004 in the amount of $18,000 and the repayment of the $150,000 5% note issued to Primecast. Does not include either the accrual or the repayment of $72,160 of interest that will accrue from April 1, 2004 through the assumed consummation of this offering on July 31, 2004.

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PLAN OF OPERATIONS

You should read the following plan of operations in conjunction with our financial statements and related notes and the other financial information included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. These and other factors, including those set forth under “Risk Factors,” may cause actual results to differ materially from those projected in the forward-looking statements.

Overview

We are a development stage company that was incorporated in Delaware on January 5, 2004 as GigaBeam Corporation. Our primary business is to design, develop, sell and service point-to-point communications links capable of transmission speeds in excess of a gigabit-per-second. Our products will operate in the 70 GHz and 80 GHz bands. These products will be marketed to network providers, communications and IT service providers, Fortune 500 companies, government and military entities and other enterprises seeking to quickly and cost-effectively establish fiber-speed wireless links between two or more buildings or between a building and the fiber optic backbone in metropolitan areas.

As a result of the efforts and industry reputation of our founders and our relationships with our strategic alliance partners, we expect to be among the first to market with wireless communications products that deliver multi-gigabit-per-second transmission speeds and take advantage of the new service rules that promote commercial use of the 70 GHz, 80 GHz and 90 GHz bands. We will seek to exploit this first to market advantage, together with efficient research and development efforts and an ongoing pursuit of “best-of-breed” technologies and components, to establish and maintain a leadership position in our industry.

Since our inception in January 2004, we have concentrated our efforts primarily on the design, development and engineering of our initial products, both internally and in conjunction with our strategic partners, all of which has been funded with proceeds from the $2.5 million in aggregate private convertible debt financing we have received from Ameristock, and we have not yet commenced commercial operations or generated any revenues. As a result, we currently have negative working capital and our auditors issued a going concern opinion, which expresses substantial doubt about our ability to continue as a going concern without adequate financing, in connection with our March 31, 2004 financial statements.

We require the net proceeds of this offering (approximately $5.0 million) to commence commercial operations and implement our plan of operations, including the commercial deployment of our GigE and OC-48 units, through the end of 2004, and, thereafter, we estimate that we will require an additional approximately $13.5 million to implement our proposed business plan, including the completion and commercial deployment of our 10 GigE and OC-192 units, through the end of the third quarter of 2005. This represents an aggregate total of $18.5 million that we will require over the next 12 to 14 months. Commencing in 2005, we anticipate funding our cash requirements, including the $13.5 million referred to above, from revenues and accounts receivable financing that we expect to commence in the first quarter of 2005. If additional funds are required, either because our plans, our expectations or our assumptions change, we may, if necessary, seek such additional funds through additional equity or debt financing, including through a possible call of the redeemable warrants issued in connection with this offering.

Product introductions and extensions of product categories

We plan to initiate marketing of our products through the installation of prototype demonstration links in select cities and commenced the deployment of, and successfully demonstrated, the first of such links in July 2004 using a trial version of our GigE unit for the link’s two transceiver units. We will use these demonstration links to introduce our company to the market, educate potential customers as to the efficacy of our solutions and garner initial commitments from customers.

We anticipate general commercial deployment of our GigE and OC-48 units to customers during the fourth quarter of 2004 and expect to deploy at least 40 of these units (enough to establish 20 point-to-point fiber-speed wireless communications links) by the end of the year. We plan to complete development of our 10 GigE and OC-192 products during the first quarter of 2005 and commence their commercial deployment during the second quarter of 2005.

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Engineering and product development

In order to effectively compete in our markets, we intend to invest significant resources to quickly introduce and deploy our initial products, develop subsequent generations of these products and identify and address demand for new solutions with additional products. We are currently devoting the substantial majority of our resources to completing the development of our first products, the GigE and OC-48 units.

We spent approximately $408,000 on engineering and product development activities from inception (January 5, 2004) through March 31, 2004 and estimate that we will spend approximately $3.2 million on such activities during 2004. Approximately $2.0 million of these costs are expected to be funded from the proceeds of this offering. This estimate assumes that we will complete development of the GigE and OC-48 units in the fourth quarter of 2004. Engineering and development expenditures include non-recurring engineering fees paid or to be paid to ThinKom Solutions, Sophia Wireless and other suppliers.

Investment in laboratory and production equipment

An integral part of our overall strategy will be to work with strategic partners, utilizing their existing infrastructures and resources and minimizing our need to make significant capital expenditures to establish our own facilities. Accordingly, we intend to make only modest internal investment with respect to equipment and related assets. During the period from inception (January 5, 2004) through March 31, 2004 we invested approximately $21,000 in such assets and estimate that we will spend approximately $514,450 for the purchase or lease of laboratory test equipment, production and product testing equipment to be used by us in the final assembly of our products and other related assets by the end of 2004, including approximately $479,500 from the proceeds of this offering.

Manufacturing plan

All of our proposed initial products have a modular design. See “Business – The GigaBeam transceiver unit.” With detailed designs of our initial products complete and the necessary components and modules (subassemblies) to produce these products identified, we have determined to outsource the manufacture of the key components and modules to leading companies in their respective fields, including our strategic partners, all of which are currently adapting their particular components and/or modules to fit within our product designs. The final assembly of our products’ modules and final quality control testing of the finished products, however, will occur in-house at our facilities. In time, we may also elect to contract out the final assembly and testing of our products.

We estimate that we will spend approximately $625,000 on manufacturing activities during 2004, all of which will be funded from the proceeds of this offering. This estimate assumes that we manufacture and commercially deploy an aggregate of 40 GigE and OC-48 units by the end of 2004. Thereafter, our manufacturing costs will vary depending on the number of purchase orders we receive.

Product revenue

We expect to ship approximately 40 GigE and/or OC-48 units (enough for 20 point-to-point links) prior to the end of 2004. Revenue recognition for these links will depend on the agreements negotiated with our customers. Generally, initial customers will not issue binding purchase commitments and will withhold payment until our products are proven. Accordingly, we do not expect to recognize any revenue in 2004. We expect to recognize revenue from the links we deploy in 2004 starting in the first quarter of 2005.

Sales and marketing

We will sell our products through our own internal sales force and through the distribution networks of third parties. We will support both our internal sales efforts and those of our distributors through strategic marketing relationships and public relations programs, trade shows, conferences and other marketing activities. We expect that during the first year of our commercial efforts, sales will be generated principally through our own sales force and that our initial sales will be generated by our current management. We spent approximately $75,000 on sales and marketing activities during the period from inception (January 5, 2004) through March 31, 2004 and estimate that we will spend approximately $661,000 on sales and marketing activities in 2004, including approximately $440,140 from the proceeds of this offering, to establish an initial

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sales force that is trained, technically competent and experienced in selling to our target customer base. However, we do not anticipate ever developing a large internal sales force because we believe that the use of outside or third-party sales channels will permit us to have a larger national sales presence and allow us to scale the business more quickly and cost-effectively.

Installations and after-sales service support

Our ultimate success will depend on our ability to install and provide timely, responsive support to purchasers of our equipment. During our first year of commercial operations, we plan to hire and use our own employees for link installations and after-sales service support and expect to spend approximately $568,000 on such activities in 2004, including approximately $508,410 from the proceeds of this offering. During the period from inception (January 5, 2004) to March 31, 2004, we had not yet commenced these efforts and thus recorded no such expenses for that period. Following our first year of commercial operations, we expect that the substantial portion of our link installations and after-sales support will be performed by our systems integrators and value added resellers, with our own in-house staff transitioning to a role of support, providing expertise and training to third-party personnel as needed. We also will select and hire a national firm experienced in installing wireless communications links to be available on an on-call basis to provide service support and “trouble shoot” problem links as needed.

General and administrative support

We are a development stage company and have nominal general and administrative support and limited space. See “Business—Employees.”

Our facilities are located in Sophia Wireless’ building. Currently we pay $3,000 a month for our sublease, which expires on December 31, 2004, assuming our exercise of a three-month extension option. Eventually, as we grow, we expect that we will relocate to larger space within the Chantilly, Virginia area.

We spent approximately $368,000 on general and administrative services during the period from inception (January 5, 2004) through March 31, 2004 and estimate that we will spend approximately $1.2 million on general and administrative overhead and support during 2004, including approximately $631,900 from the proceeds of this offering.

Results of operations

We have had a very limited history and no operating history, as we were formed on January 5, 2004. Since then, our focus has primarily been on engineering and development of our first products. None of these products have yet been commercially deployed. As a result, we have not generated any revenues to date and our historical information is not indicative of our future financial performance.

For the period from our inception on January 5, 2004 through March 31, 2004, we have incurred operating expenses of $850,409, which were comprised of the following:

•	$407,640 of research, engineering and development costs, primarily consisting of payments to one of our first strategic alliance partners, Sophia Wireless, in the amount of $250,000;

•	$367,552 of general and administrative costs, primarily consisting of payroll and related expenses and legal and other formation costs; and

•	$75,217 of selling and marketing expenses, which are primarily payroll related and travel expenses.

For the period from our inception, January 5, 2004, through March 31, 2004, we incurred an aggregate net loss, and an accumulated deficit, of $888,351. Since March 31, 2004, our losses have increased and are expected to continue to increase for at least the next 12 months as we commence full scale manufacturing and deployment of our products.

Our near-term losses will also be increased as a result of charges to earnings that we must recognize. Specifically, during February 2004, we granted non-plan options to one of our employees and we incurred non-cash compensation charges as a result of this option grant. These charges were calculated on the date of grant. The amount of the charges will be equal to the number of shares purchasable under the options multiplied by the assigned value of $3.00 (approximately 60% of the estimated initial public offering price

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per share), less the exercise price granted of $1.00 and will be amortized over the vesting period of the options. The amount expensed relating to these options was $2,084 for the period ended March 31, 2004. The non-plan options granted to non-employees during February 2004 will be revalued each period and expensed over the vesting period of the options. The amount expensed relating to the non-employee options was $6,563 for the period ended March 31, 2004.

Liquidity and capital resources

In assessing our liquidity, our management reviews and analyzes our current cash, expected capital expenditure commitments, and required debt payments and other obligations.

We currently anticipate that the aggregate net proceeds from this offering, which is estimated to be approximately $5.0 million, will enable us to commence and continue our commercial operations and implement our business plan (including our deployment of 40 GigE and/or OC-48 transceiver units during the fourth quarter of 2004) through the end of 2004, assuming we receive all such proceeds by the end of September 2004. After the end of 2004, we expect to require an additional $13.5 million to fully implement our business plan, including the completion and general commercial deployment of our next two products, the 10 GigE and OC-192, through the end of the third quarter of 2005. Such additional funds are expected to come from revenues and accounts receivable financing, which are anticipated to commence in the first quarter of 2005. If we should need additional funds sooner than currently anticipated, we may also, if necessary, seek additional debt or equity financing.

In light of the embryonic nature of our target markets and the wireless point-to-point industry in general, as well as our limited history, it is difficult for our management to fully identify and assess any trends or uncertainties that would affect our liquidity or overall financial condition. Some known factors that could affect our liquidity and overall financial condition are the successful testing of our products, widespread customer acceptance and usage of the relatively new wireless point-to-point technology and the newly authorized 70 GHz and 80 GHz frequencies for commercial use, and the increasing penetration of broadband Internet access in the mainstream market. If any of these trends or uncertainties change unfavorably, we may not be able to recognize revenues or obtain accounts receivable financing in the first quarter of 2005 as currently anticipated, thereby forcing us to seek additional equity or debt financing, reduce our expenditures and/or curtail our operations. We may also be unable to satisfy our material contractual obligations, which are described below:

ThinKom Solutions obligations

We entered into a strategic alliance agreement with ThinKom Solutions upon our inception in January 2004, pursuant to which we are designing and will market and sell commercial point-to-point wireless communications systems that incorporate the ThinKom antenna component technologies. Under the terms of this agreement, we issued 143,000 shares of our common stock to ThinKom Solutions at par value per share, the price at which our founders’ shares were issued on that date, and ThinKom Solutions granted us an exclusive worldwide license to use, market, distribute, sell and otherwise commercialize its antenna technologies within products operating in the 70 GHz and 80 GHz bands. ThinKom Solutions also agreed to develop, design, manufacture and test our antenna modules in accordance with our mutually agreed upon design specifications.

The agreement has an initial term of five years and automatically extends for additional one-year periods until terminated in accordance with its terms. We are required to make minimum payments to ThinKom Solutions for the design and manufacture of our antenna of $650,000 in 2004, $1,225,000 in 2005, $1,400,000 in 2006, $4,600,000 in 2007 and $8,800,000 each year thereafter, regardless of the number of antennae we need or request for those periods. We are also required to make a $250,000 working capital advance to ThinKom Solutions within 30 days of the consummation of this offering, which payment will be credited against minimum purchase amounts due to ThinKom Solutions in the last quarter of 2006. We do not expect to order any antenna from ThinKom Solutions until the fourth quarter of 2004 when we expect to purchase approximately 40 to 60 units. Consequently, most of the minimum payments we are making to ThinKom Solutions in 2004 are for non-recurring engineering costs associated with its adaptation of the ThinKom antenna technologies to our GigE and OC-48 product designs.

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We will also pay to ThinKom Solutions 1% of our revenues generated from the sale of products using ThinKom Solutions’ technology, excluding certain specified costs. Each year of the agreement, ThinKom Solutions will issue to us an amount of its shares of common stock that will be determined by dividing the amount of the license fee we paid during that year by the price per share of ThinKom Solutions’ common stock, but in no event will ThinKom Solutions issue to us more than an aggregate of 5% of its outstanding shares of common stock.

Sophia Wireless obligations

We entered into a strategic alliance agreement with Sophia Wireless in February 2004 pursuant to which we have been granted the exclusive right to market and distribute a wireless communications solution utilizing a frequency range of 57-100 GHz, which incorporates RF modules designed and manufactured by Sophia Wireless. Under the terms of this agreement, Sophia Wireless will act as our exclusive supplier of RF modules for units operating within the 57-100 GHz spectrum and we will be the exclusive purchaser from Sophia Wireless of these modules. Under the terms of this agreement, we have agreed to pay Sophia Wireless an aggregate of $750,000 in nonrecurring engineering fees through August 31, 2004. We anticipate that following August 31, 2004 we will continue paying Sophia Wireless approximately $100,000 a month through December 31, 2004, for additional engineering work. In addition to the non-recurring engineering fees, we have agreed to purchase a minimum number of RF modules from Sophia Wireless over the life of the agreement, which, for each year of the agreement, shall be equal to the lesser of (a) the number of transceiver units constituting 20% of the market share within the field of our exclusivity for that year (i.e., 20% of the total number of transceiver units operating within the 57-100 GHz frequency ranges that are sold industry wide during that year) or (b) certain prescribed numbers of modules. Additionally, pursuant to our agreement, we have issued warrants to Sophia Wireless to purchase 35,750 shares of our common stock at an exercise price of $1.00 per share and have contractually agreed to issue additional warrants to Sophia Wireless for the purchase of up to 107,250 shares of our common stock at $1.00 per share upon its completion of certain performance milestones, all of which are expected to be completed by mid 2005.

Under the terms of our agreement with Sophia Wireless, the price of each module is to be fair and equitable and consistent with industry standards, but not exceed 2.5 times Sophia Wireless’ costs. The agreement has an initial term of seven years and automatically extends for additional one-year terms until terminated in accordance with its terms.

Mantaro Networks obligations

We entered into a strategic alliance agreement with Mantaro Networks, Inc. in May 2004 pursuant to which we have been granted the right to market and distribute a wireless communications system utilizing the frequency range of 54 GHz through 95 GHz, which incorporates components designed and manufactured by Mantaro Networks. Mantaro Networks agreed that it will not compete by offering similar products to ours and will not pursue any transaction or arrangement with any third party that will be in conflict with the wireless communications system utilizing the frequency range of 54 GHz through 95 GHz during the term of the agreement and for a period of 12 months thereafter. Under the terms of our agreement with Mantaro Networks, we will pay a minimum of $425,000 in 2004 and a minimum of $100,000 for each year thereafter for non-recurring engineering fees. In addition to the non-recurring engineering fees, we have agreed to purchase a minimum number of components from Mantaro Networks for each of our proposed products over the life of the agreement. The agreement has an initial term of five years and automatically extends for additional one-year terms until terminated in accordance with its terms.

Core Source obligations

We entered into a strategic alliance agreement with Core Source Technologies, LLC in May 2004 pursuant to which we have been granted the right to market and distribute a wireless communications system utilizing the frequency range of 54 GHz through 95 GHz, which incorporates Core Source’s component design. Core Source agreed that it will not compete by offering similar products to ours and will not pursue any transaction or arrangement with any third party that will be in conflict with the wireless communications system utilizing the frequency range of 54 GHz through 95 GHz during the term of the agreement and for a

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period of 12 months thereafter. Under the terms of our agreement with Core Source, we will pay a minimum of $85,000 in 2004 and a minimum of $50,000 for each year thereafter for non- recurring engineering fees. In addition to the non-recurring engineering fees, we have agreed to purchase a minimum number of components from Core Source for each of our proposed products over the life of the agreement. The agreement has an initial term of five years and automatically extends for additional one-year terms until terminated in accordance with its terms.

Debt obligations

In January 2004, we entered into a note and warrant purchase agreement with Ameristock pursuant to which we received $1,000,000 in financing from Ameristock and issued to Ameristock a 10% convertible note in the principal amount of $1,000,000 and warrants to acquire 40,000 shares of our common stock at a price of approximately $.001 per share. In April 2004, we entered into another note and warrant purchase agreement with Ameristock, which provided for its funding to us of $1,500,000 in four installments through July 10, 2004. As of the date of this prospectus, we have received all $1,500,000 of this installment financing and issued notes to Ameristock identical to those issued in connection with the January 2004 Ameristock financing to evidence the $1,500,000 loan. In addition, we have issued Ameristock warrants to purchase an additional 60,000 shares of our common stock in connection with the April 2004 installment financing. Upon consummation of this offering, all $2,500,000 principal amount of the 10% convertible notes issued to Ameristock will be automatically converted into an aggregate of 495,050 shares at the rate of $5.05 per share. All of the accumulated but unpaid interest accrued on these notes will be payable in cash upon the consummation of this offering and we will use a portion of the proceeds of this offering to satisfy that obligation.

In April 2004, we issued two notes in the aggregate principal amount of $200,000 to Primecast to purchase its research and development assets relating to a proposed short-range free space optics product design. One note, in the principal amount of $50,000, was repaid on July 10, 2004. The other note, in the principal amount of $150,000 and bearing interest at the rate of 5% per annum, is due upon the consummation of this offering. We will use a portion of the proceeds of this offering to satisfy this obligation.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Our significant accounting policies are described in Note 2 to the Notes to Financial Statements. The application of these policies requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis we will evaluate our estimates including those related to revenue recognition, research, engineering and development, bad debts and valuation of goodwill and other intangibles.

Revenue Recognition

As a development stage company, we have generated no revenues to date. We do not anticipate being able to recognize revenue from deployments of our point-to-point wireless communications units and related service and maintenance programs until 2005. Revenue from sales of our units will be recognized upon their successful installation (i.e., when they have met contractually designated performance criteria). Revenue from maintenance contracts will be recognized over the term of the contract on a straight-line method. Revenue from service contracts will be recognized as the services are performed.

Research, engineering and development

Internal research, engineering and development expenses are expensed as incurred. We have entered into agreements with third parties in connection with development collaborations relating to technology utilized in our products. Amounts charged by third parties in accordance with these agreements, which are deemed to correlate to costs incurred by such parties, are expensed as incurred.

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BUSINESS

General

We design, develop, sell and service wireless point-to-point communications equipment that operates in the 71-76 GHz and 81-86 GHz portions of the radio spectrum, which were only recently authorized by the FCC for wireless point-to-point commercial use. We believe that the unprecedented amount of bandwidth provided by these spectrum blocks and the quality of our proprietary product designs will allow for wireless communications at previously unattainable fiber-equivalent speed and reliability. We also believe that we will be one of the first entrants into this new and emerging market with the commercial deployment of our first communications links and transceiver units commencing in the fourth quarter of 2004.

The GigaBeam wireless communications solution is a point-to-point, line of sight, wireless high-speed communications link established between two GigaBeam transceiver units, which are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. Our transceiver units are designed to provide wireless link transmission of data at speeds equivalent to the transmission speeds obtained with fiber and to transmit that data 99.999% of the time, or with less than 5 minutes of unavailability or downtime per year (typically referred to as “five 9s availability”) in all weather conditions at distances of up to one mile. Our target customers will be network providers, communications and IT service providers, Fortune 500 companies, government and military entities and other enterprises seeking cost-effective “virtual fiber” solutions.

We are a development stage company and have had a very limited history, as we were formed on January 5, 2004, and since then, our focus has primarily been on the engineering and development of our first products. None of these products will be commercially deployed prior to the fourth quarter of 2004. As a result, we have not yet generated any revenues, have no operating history, and our historical information is not indicative of our future financial performance.

Industry background

Network providers, service providers, businesses and government and military entities are increasingly seeking cost-effective methods to:

•	bring fiber-speed communications services to buildings and desktops;

•	provide network alternatives or redundancy for their existing communications systems;

•	connect multiple buildings, in a campus setting, using a dedicated network;

•
increase the capacity of their existing communications systems to enhance the quality of their transmissions, including for such services as voice-over IP (or VoIP), the new voice technology that deploys voice over IP data packets allowing users to bypass the expensive legacy telephone network infrastructure; and

•	establish high-speed data backhaul to accommodate increased demand for data intensive mobile services, such as 3G and 4G cell phone systems and Wi-Fi networks.

However, the unavailability of fiber optic connectivity and the shortcomings of other existing communications alternatives with respect to transmission capacity make it difficult, if not impossible, to address these needs in a great number of circumstances.

The “last mile” gap

According to Cisco Systems Inc.’s May 16, 2003 ex parte filing with the FCC in support of the commercial use of the 71-76 GHz and 81-86 GHz spectrum bands, fiber connections currently reach only 5% of the 750,000 commercial enterprises (defined as those having more than 20 employees) in the United States. This is true even though 75% of these enterprises are located within one mile of a fiber backbone connection, or POP (point of presence). The installation of fiber over this last mile, especially in the metropolitan areas where most of these enterprises are located, is, in most cases, cost-prohibitive and difficult. In addition,

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existing connections from these enterprises to the fiber optic backbone are often inadequate to meet growing demand for high-capacity data services.

The resultant communications barrier is often referred to as the “last mile” gap. Carriers typically have to overcome cost, time, technological and other barriers when trying to bridge this last mile gap, and, as the demand for data intensive applications at gigabit speeds increases, the search for a cost- effective solution to the last mile problem intensifies.

Pre-GigaBeam communications alternatives

To date, the alternatives that have been used to bridge the last mile gap or otherwise provide broadband connectivity are based on copper, fiber, fixed microwave and lower millimeter wave wireless and other fixed wireless technologies including free space optics (laser based technologies).

Copper technologies. Copper wiring is the most prevalent and entrenched of the connectivity technologies currently being utilized. Copper solutions include T-1 lines, DSL, cable modems and telephone lines. These alternatives, while the most common of the solutions available, and the ones generally favored by the established telecommunications providers, like the incumbent local exchange carriers, generally provide slower data transmission rates. Many in the industry believe that copper alternatives will eventually become less desirable as the demand for data intensive applications at gigabit-per-second speeds increases.

Fiber optic cable. Fiber optic cable offers nearly unlimited bandwidth or ultra high speeds, but this alternative is accompanied by substantial and, for most users, prohibitive up-front costs, as well as substantial time delays associated with the digging of trenches and the laying of terrestrial fiber cable. In addition, businesses relying on the fiber connections of incumbent local exchange carriers can be charged as much as $15,000 per month or more by these carriers for gigabit-per-second communications links across just a few city blocks. Thus, while it would be the best solution from a purely result-oriented view, since it carries the largest capacity of bandwidth to the end-user, the attendant costs of fiber optic cable make it a non-option for most businesses – as is demonstrated by Cisco Systems’s finding in its FCC filing that only approximately 5% of U.S. enterprises with greater than 20 employees are connected to the fiber backbone via fiber.

Fixed wireless technologies. Fixed wireless alternatives encompass both the optical technologies and the radio frequency technologies, most of which are point-to-point based or multi-point based. The bandwidth capacities of the fixed wireless alternatives depend on the type of technology used and the radio frequency spectrum in which these technologies operate. Generally, the higher the spectrum, the larger the bandwidth. All of the fixed wireless alternatives are affected to some degree by atmospheric or weather related conditions, such as fog, snow and/or rain.

Free space optics. Technologies based on free space optics (FSO) operate in the very highest band of the frequency spectrum, over 200 times higher than the 71-76 GHz, 81-86 GHz and 92-95 GHz frequencies, and could potentially be similar in data rates to fiber optic cable. FSO operates when a laser transmitter generates focused light waves that carry data through the atmosphere to an optical receiver that recognizes those light waves. However, while FSO data transmission rates are extremely high, the transmission signal at this upper end of the spectrum is seriously weakened by fog and can also be affected by atmospheric rain fade. For example, using current technology, FSO communication links cannot provide 99.999% availability for distances of more than 500 yards in many East Coast metropolitan regions. In addition, FSO alternatives are negatively affected by birds and other objects blocking their beams and by direct sunlight.

Lower frequency band technologies. Radio frequency technologies like local multipoint distribution services (LMDS), wireless fidelity (Wi-Fi), multipoint microwave distribution systems (MMDS) and cellular wireless, generally operate in the lower frequency bands. These lower frequency bands include the 38.6 GHz through 40 GHz bands, the 28 GHz and 31 GHz bands (LMDS), the 24 GHz band, the 2.5 GHz and 2.7 GHz bands (MMDS), the 2.4 GHz and 5 GHz bands (Wi-Fi, or 802.11a, b or g technolgies), and the bands around 1.0 GHz (cellular wireless). These technologies are thus all limited by their lower bandwidth capabilities, which typically, for standard non-complex radios, permit transmission speeds of only 155 megabits per second, or 15% of the anticipated speed of our first product, the GigaBeam GigE. Accordingly, these smaller bandwidth technologies, like their copper counterparts, are unable to satisfy demands for gigabit speed data

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transmission. In addition, while less susceptible to problems associated with rain fade than the other millimeter wave bands, radio frequency technologies operating in the licensed microwave and lower millimeter wave bands have often been viewed as cumbersome because of the geographic-based licensing methodology used by the FCC in these bands. This licensing methodology has often resulted in limited deployment or deployment time delays and led to monopolistic holds on certain bands of spectrum by large communications companies.

60 GHz band technologies. The 60 GHz spectrum is license free, requiring no approval from the FCC for deployments within its wave band and thus no protection against interference, accidental or intentional. The license-free nature of this wave band significantly increases the potential for interference, especially in densely populated metropolitan areas. That threat of interference may pose a problem for enterprises and other users who do not wish to risk large capital investments in ancillary hardware. Despite this, recently, there have been several introductions of fixed wireless technologies that utilize the 60 GHz radio frequency band. These alternatives have higher speed capabilities than the Wi-Fi and other microwave and lower millimeter wave technologies. However, communications links based upon 60 GHz technologies are weakened by interactions with the oxygen molecule and cannot achieve distances with effective communications beyond one kilometer. In addition, the FCC has limited the amount of power that can be utilized by their transmitters and antennae to such a low level, approximately 1/20,000 of that permitted in the 71-76 GHz and 81-86 GHz frequencies, that these technologies are incapable of satisfactory performance for distances greater than 1/2 mile through rain. They are ideal, however, for supporting local area, or intra-building as opposed to inter-building, Wi-Fi solutions when multi gigabit speeds are required.

Shortcomings of the Pre-GigaBeam wireless technologies

Telecommunications providers and others have attempted in the past to utilize the various wireless technologies discussed above for the delivery of last-mile communications services to businesses as an alternative to the installation of fiber. However, a true wireless alternative to fiber needs to provide high-speed transmission rates, the ability to establish links between distances that are meaningful within a metropolitan area and the ability to power through rain and other weather conditions. Most importantly, it needs to provide the foregoing with five 9s availability. In addition, a wireless alternative to fiber needs to be quickly deployable and materially more cost-efficient than fiber. Ultimately, as a result of the physical characteristics of the portions of the spectrum in which these wireless technologies operate, and the performance limitations of the products based on these technologies, they fail to meet the criteria necessary to prove them viable alternatives to fiber.

Our emerging opportunity

During recent years, there have been advances in radio and semiconductor technologies that are now allowing for the design and production of wireless communication products operating in the 71-76 GHz and 81-86 GHz portions of the radio spectrum. In these frequencies, the spectrum’s characteristics allow for the delivery of fiber-quality transmission rates and reliability without the problems so often encountered by previous wireless technologies.

Until recently, use of the 71-76 GHz and 81-86 GHz bands was not commercially viable given existing technology and the costs and manufacturing difficulties associated with the creation of products capable of operating in these frequencies. However, as a result of recent and significant advances in upper millimeter wave radio technology and the FCC’s recent adoption of service rules that encourage commercial use of this spectrum, there exists an opportunity to design, market, sell and deploy wireless communications products that provide fiber-speed connectivity with five 9s availability on a cost-effective basis across the last mile. We were formed to take advantage of this opportunity.

The GigaBeam last mile communications solution or “virtual fiber” link

The GigaBeam wireless communications solution is a protocol independent, high-speed, point-to-point and line-of-sight wireless communications link established between two GigaBeam transceiver units. Our

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“virtual fiber” links will be used to bridge networks from one location to another or carry data traffic from remote locations to a service provider’s core network.

Each of our communications links can be established between two buildings or locations by installing a GigaBeam transceiver unit on the rooftop or at one of the windows of each building. These two transceiver units are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. The GigaBeam transceiver unit on each building is also connected via cables and switches to a communications network within its building, such as a local area network used by one of the building’s enterprises or a city, nation or global wide area network with a fiber optic backbone connection in the building. As a result, once a GigaBeam link is established between the two buildings, the internal networks in each building are wirelessly connected and communications traffic can be carried from one network to the other. By running a network cable directly between two “back-to-back” transceiver units, each of which is then wirelessly linked to a transceiver unit on another building, an operator can also connect more than two locations to form a more extensive network or “virtual fiber” loop, as demonstrated by the following graphic:

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The GigaBeam wireless communications solution will be able to address the “last mile” needs of its customers in a variety of circumstances, including the following:

•
alternative or redundant access – by adding our GigaBeam “virtual fiber” links between two or more networks already connected via traditional fiber links, the GigaBeam solution will provide customers with an economical and resilient means of obtaining fiber optic backbone access diversity and disaster recovery, as shown below:

•
local area network campus – our GigaBeam “virtual fiber” links will provide customers with a flexible, fast and safe way to establish campus connectivity and fiber optic backbone access, as shown below:

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•
wireless backhaul – our GigaBeam “virtual fiber” links will provide customers with a high speed, low cost and scaleable means of increasing data and voice traffic to and from hard-to-reach cell towers, as shown below:

•
remote storage access – our GigaBeam “virtual fiber” links will provide customers with a secure, protocol independent and low latency (that is, with low delay) means of accessing data from a remote data storage location, as shown below:

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Our GigE unit and the OC-48 unit are scheduled for commercial release and deployment during the fourth quarter of 2004 and are being designed to operate at fiber-equivalent speeds of approximately 1.25 and 2.5 gigabits-per-second, and our 10 GigE unit and OC-192 unit are scheduled for commercial release and deployment during the second quarter of 2005 and are being designed to operate at even higher speeds (10 and 9.953 gigabits per second) – all of which are speeds that traditional copper alternatives, such as T1 lines and DSL, can only match through bundling. For example, to effectively compete with the GigE’s speed, over 600 T1 lines or 1,000 DSL connections would need to be bundled. In addition, our communications links are designed to transmit data at ranges of up to a mile with five 9s availability in all types of weather. As a result, our “virtual fiber” links will compete with fiber on the basis of cost and time to deployment and with alternatives to fiber on the basis of cost, speed and reliability.

The following chart compares the performance of our communications links to the performance of other last mile communications alternatives on the basis of speed and five 9s availability:

Moving from left to right in the above chart indicates last mile communications alternatives that offer increasing availability and decreasing downtime per year. As you move from the bottom of the chart to the top of the chart, increasing transmission speed is shown by the decreasing amount of time it takes to download a 90-minute movie. As the chart depicts, GigaBeam’s “virtual fiber” is the only last mile communications alternative that enables users to achieve wireless communications at previously unattainable fiber-equivalent speed and five 9s availability.

Our market

The FCC adopted service rules for the commercial use of the 70 GHz, 80 GHz and 90 GHz portions of the radio spectrum in October 2003. The efforts of our founders, Louis S. Slaughter and Douglas R. Lockie, were a significant force behind this FCC authorization. Messrs. Slaughter and Lockie are respected experts in the millimeter wave industry and serve as co-chairs of the “Above 60 GHz Committee of the Wireless Communications Association.” Their efforts, including the rule-making petition directed by Mr. Slaughter,

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were integral to the FCC’s decision to adopt a non-exclusive, point-to-point nationwide licensing plan for this spectrum as opposed to the monopolistic auction-based geographic licensing approach followed in the past. Under this plan, an unlimited number of applicants, including communications hardware providers (such as us), communications service providers (such as AT&T, MCI, Sprint and Verizon) and wireless communications users (such as large enterprises and government and military entities), can obtain, on a relatively inexpensive basis, a license to operate in this spectrum in any and all geographic areas, and upon completion of a relatively simple path or link registration and coordination process, deploy wireless communications services between the two-end points of each of their registered links.

Based on Cisco Systems’ May 16, 2003 ex parte filing with the FCC, approximately 562,500 commercial enterprises (businesses with more than 20 employees) in the U.S. are within one mile of a fiber-optic backbone. These businesses thus represent potential demand for fiber-like communications for “last mile” access using millimeter wave wireless solutions. We believe that the addressable demand is even greater when considering other markets, such as government, enterprise campuses, network access diversity and international.

Given the robust ability of the 70 GHz and 80 GHz radio spectrum bands to carry fiber-quality wireless transmissions over meaningful distances, and the non-exclusive licensing approach adopted by the FCC with respect to this portion of the spectrum, we believe that demand for wireless products operating in these frequencies, such as our products, which are needed to create the infrastructure to utilize this spectrum, will be significant and broad based.

We believe that the primary market demand drivers for our products will be:

•	faster communications – as a result of gigabit-per-second speeds;

•	improved business continuity – through increased systems resiliency, including alternative access;

•	lower costs – by reducing fiber deployment and access charges;

•	faster time-to-market – by slashing network backlog and deployment time; and

•	enhanced quality of VoIP services – by increasing transport capacity and reducing bottlenecks which cause dropped data packets and interrupted VoIP communications.

Our strategy

We seek to become a leading provider of cost-efficient, fiber-speed wireless communications solutions that exploit the now commercially usable frequencies within the 70 GHz and 80 GHz bands to bridge the last mile gap and otherwise provide quickly deployable broadband connectivity. Key elements of our strategy to achieve our objective include:

      •  Leveraging our management’s expertise in millimeter wave technology to be among the first to market. We believe that our founders’ expertise and pioneering efforts in the millimeter wave communications industry will allow us to be among the first to market with fiber-speed wireless communications solutions. Our management team possesses significant experience in designing millimeter wave technologies, maintains important relationships within the communications industry and has launched or managed numerous companies offering communications technology and other technology based products and services. Our founders were instrumental in opening up the 71-76 GHz, 81-86 GHz and 92-95 GHz bands to commercial use and are experts in the areas of both the regulations governing use of these frequencies and the technological aspects of designing and operating solutions within these spectrum blocks. Their early recognition of the commercial potential of this portion of the spectrum and their relationships within the communications industry enabled them to quickly identify the providers of leading edge components, secure strategic alliances with these providers and immediately commence the design and construction of initial product prototypes.

      •  Capitalizing on the quality of our strategic alliance partners’ technologies and our managements’ expertise to outperform prospective competitive links. We have strategic alliance relationships with partners that we believe possess “best of breed” technologies and components necessary to building industry leading

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fiber-speed wireless solutions. Under the terms of these alliances, we have the exclusive right to utilize these technologies for products operating in the 71-76 GHz and 81-86 GHz bands. We believe that both the radio frequency (RF) modules and the antenna modules being made exclusively available to us by our alliance partners are superior to available alternatives and that the expertise and proprietary knowledge of our management team have enabled us to design superior products using these modules. Accordingly, we believe that products designed by other companies using other currently available technologies to provide fiber-speed wireless solutions will not be able to duplicate the performance of our products.

      •  Educating the market as to the attributes of our products that overcome problems encountered by users of prior wireless technologies. An integral component of our initial marketing efforts will be demonstrating to the marketplace the attributes of our products that are afforded by the technology on which they are based and the portions of the spectrum in which they operate. Prior wireless technologies encountered numerous problems when commercially deployed, including performance degradation in rain or fog and an inability to provide gigabit speeds over required distances. Our products’ RF modules, antenna modules and other modules provide far more robust link margin and can power through weather conditions. Further, our products operate in a “sweet spot” of the radio spectrum, where weakening of the signal from molecular movement is significantly minimized. Where prior wireless technologies could only provide T-1 or multiple T-1 levels of transmission speed, our initial products will provide transmission speeds of up to 2.5 gigabits, with capacities equivalent to hundreds of T-1 lines.

      •  Focusing on the low-cost and quick deployment characteristics of our products. We believe that the physical characteristics of our initial products, including the relatively small size of our units and lighter-weight materials used in the manufacture of our antennas, together with the relatively low cost of the components utilized in the manufacture of these products, will enable us to commercially deploy wireless, fiber-speed solutions comparatively quickly and on a cost-efficient basis. We will market our initial products as a low-cost alternative or supplement to fiber and will emphasize the superior bandwidth-per-dollar capabilities of our solutions compared to existing copper alternatives, such as T-1 lines, aggregated T-1 lines and DSL connections.

      •  Marketing to service producers and large enterprises, not individual customers and buildings. We do not intend to build a large sales force that will go from building to building and business to business in an attempt to sell our products. We intend to market our solutions directly to telecommunication service providers, network service providers, systems integrators and value added resellers, Fortune 500 companies and government and military entities. We believe that these service providers and large enterprises will be the easiest to educate with respect to the attributes of our “virtual fiber” solutions and the most likely to readily adopt new technologies to solve their last mile needs. Further, we would be able to leverage the marketing and distribution resources of these entities.

      •  Utilizing the existing infrastructures of our strategic alliance partners and suppliers. We will seek to utilize the existing infrastructures and related resources of our strategic alliance partners and suppliers in order to minimize our need to devote significant capital resources to the creation of our own internal facilities. The overall design of our products and the identification of the components necessary to manufacture these products on a commercial scale will be done in-house. Thereafter, we will typically outsource the design and manufacture of key components and modules to leading companies in their respective fields. We believe that these companies, with their existing infrastructures, expertise and experience, can produce and deliver the necessary components and modules more quickly and at a lower cost than we could if we conducted such production in-house. Additionally, these companies are highly specialized in the design and production of the type of components and modules we are relying on them to produce. The end result, we believe, will be wireless products that deliver better performance at a lower overall production cost and which we can deliver to market more quickly than if we internally produced all components and modules.

      •  Securing additional alliances. We are actively pursuing additional strategic alliances that will assist in the foregoing strategy elements, lower our production costs, improve the performance of our products or enhance our overall business.

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Strategic partnership alliances

Recent years have been marked by significant advances in radio and antenna technology and increased semiconductor performance and speeds resulting from improved and increasingly cost-effective semiconductor materials such as gallium arsenide and indium phosphide. As a result of these advances in semiconductor materials, transceiver units such as our GigE and OC-48 units can now be manufactured that can operate within the 70 GHz and 80 GHz frequencies and on a cost-effective basis. In addition, circuit elements at these high frequencies can be designed and manufactured at far lower costs and with improved performance using advanced micro-electro-mechanical systems (MEMS) technology. The ability to produce advanced communications systems with low-noise receivers, high-power solid state transmitters and high-gain, high-efficiency antennas will depend on utilizing these leading edge technologies.

The foundation of our strategy is to complement our expertise in transceiver unit architecture design with exclusive supply relationships with leading-edge producers of the core components needed by these units to produce wireless solutions that can harness the 71-76 GHz and 81-86 GHz frequencies. To date, we have entered into strategic alliance agreements with two “best of breed” component developers: ThinKom Solutions, Inc. for our antenna modules and Sophia Wireless, Inc. for our RF modules. See “– The GigaBeam transceiver unit.” We have also entered into strategic alliance agreements with Mantaro Networks Inc. and Core Source LLC for various other components and/or design work related to our products. These relationships are all described below:

ThinKom Solutions has agreed to be the exclusive supplier of antennas for our point-to-point wireless communications links within the 71-76 GHz and 81-86 GHz spectrum bands. ThinKom Solutions designs and develops antennas that provide unique performance, capabilities and features for the terrestrial, stratospheric and satellite communications marketplaces. It is a nationally recognized leader in the development of high-efficiency planar antenna for millimeter wave radio frequency applications and has developed an antenna solution which uniquely enables low-cost processes and materials while at the same time achieving high efficiency in antenna performance.

We believe that ThinKom Solutions is the only company currently capable of producing 90% efficient antennas in the 70 and 80 GHz bands. This means that, as it passes through the antenna, less than 10% of the transmitted or received millimeter wave signal is wasted in the form of heat dissipation or as a result of signal misdirection (not being focused in the “pencil beam”). This level of efficiency is a dramatic improvement over other current antennas that are typically 40% to 50% efficient. Improving antenna efficiency from 50% to 90% greatly improves the link margin. For instance, the link margin gain from a ThinKom two-foot diameter antenna is equivalent to the link margin gain of a competitor’s three-foot diameter antenna. In addition, the cost of a ThinKom antenna is a factor of two to five times less expensive than a standard dish antenna.

Sophia Wireless has agreed to be the exclusive supplier of RF modules for our point-to-point wireless communications links within the 71-76 GHz and 81-86 GHz frequency spectrum bands. Sophia Wireless designs and develops radio frequency MEMS-based millimeter wave hybrid assemblies, components and devices for commercial, space and military applications including radio astronomy applications. Sophia Wireless uses MEMS foundries, semiconductor foundries and hybrid assembly contract manufacturers in both the U.S. and Asia to provide the lowest cost solution in volume production. It commenced its operations in 1997 designing millimeter wave products for the federal government and, in 1999, expanded its product line to include MEMS-based solutions to the wireless, opto-electronic, satellite communications and automotive markets. Sophia Wireless has had significant experience designing and building wireless RF modules for use with up to 300 GHz (well above our frequency range of 71-76 GHz and 81-86 GHz). In addition, Sophia Wireless has developed its own additions to already sophisticated software-modeling tools, enhanced with its proprietary designs, to complement its world-class team. Because of Sophia Wireless’s experience and modeling software packages (including those developed in-house), Sophia Wireless is also able to design and fabricate sophisticated RF components in much shorter time frames than industry averages. We expect that our relationship with Sophia Wireless will contribute to our time-to-market competitive advantage with current and future generations of our products.

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Mantaro Networks is a leading engineering development firm with expertise in communications “black boxes” and high-speed communications test equipment. It is providing us with design and prototyping construction services and intellectual property for certain components utilized by our products’ power supply modules, as well as the network interface modules and the core system network monitoring protocol architecture and design utilized by our products’ control modules.

Core Source LLC designs circuit boards for the modulator-demodulator circuitry used in our products’ modems (or modulator and demodulator modules). It is also providing the mechanical housing and antenna interface designs for our products’ housing modules and the mechanical designs for our products’ mounting, pointing and tracking modules.

We intend to continue to foster relationships with additional companies that can help improve our competitive position in the marketplace.

The GigaBeam transceiver unit

Each of our transceiver units is comprised of an assembly of modules (subassemblies) as outlined in the drawing below:

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Network interface module

The network interface module is the connection between a GigaBeam transceiver unit and the local area or wide area network in its building. Through this module, incoming and outgoing data is exchanged between the transceiver unit and the network and, if such data is not already in the form of electrical signals, the data stream is converted to electrical signals prior to its delivery to the modem module.

Modem (modulator and demodulator) module

The modem consists of a modulator component and a demodulator component. The modulator takes the electrical signal (data stream) from the network interface and reformats it into an intermediate level radio frequency signal (a lower frequency than the 70 and 80 GHz frequencies) for processing through the up translator portion of the RF module’s frequency translator and ultimate outward transmission through the transceiver unit’s antenna module. Conversely, the demodulator takes radio signals received by the unit’s antenna from the GigaBeam transceiver unit on the other end of the link, after they have been forwarded to the demodulator from the RF module’s frequency translator (where they have been converted from the 70 to 80 GHz frequency on which they were received by the antenna to an intermediate level radio signal for transmission to the demodulator) and reformats them into pure electrical signals for delivery to the network interface module.

RF module (or millimeter wave (MM) transceiver module)

The RF module has three functions. The first function is to change, or translate, the intermediate level radio signal received from the modulator on the link transmit side to a millimeter wave frequency in the 70 GHz and 80 GHz bands and vice versa as the data stream travels towards the demodulator on the link receive side. This translation of the radio signal is performed by the frequency translator’s up translator and down translator, respectively. The second function is for the RF module to further amplify the 70 GHz or 80 GHz millimeter wave frequency on the link transmit side until it is robust enough to provide the desired performance in adverse weather conditions (accomplished through the power amplifier component of the RF module’s transmitter). For the data stream passing through the transceiver unit from the unit’s antenna (the link receive side) the radio wave signal is received and passed through a low noise amplifier in the RF module’s receiver before passing to the frequency translator. The transceiver unit’s RF module must perform both link receive and link transmit functions simultaneously since the link always operates in full duplex mode – that is at full link speed in both directions at the same time. The diplexer component of the RF module is the device that allows both the unit’s transmit and receive signals to share the unit’s antenna at the same time.

Antenna module

On the link transmit side, the antenna module receives the transmitted millimeter wave signal from the RF module, focuses the energy into a “pencil beam” and sends it across the link to the GigaBeam unit on the link’s other end. Simultaneously, on the link receive side, the antenna module receives the “pencil beam” energy coming from the transceiver unit at the other end of the link and channels it into the RF module.

Control module

The control module or “brain” of the transceiver unit keeps track of data (including size, speed and format) and synchronizes the modem for all data that the unit transmits and receives. The control module regulates the output of the RF module’s power amplifier, which it varies based upon weather conditions, and assures that the unit’s power output is always consistent with FCC power specifications. The control module also keeps track of important hardware and software parameters of the radio such as transmit power, receive power, electrical levels, temperature, etc., and transmits this information from the unit to a network operations center for monitoring purposes.

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Power supply module

The power supply module receives either 110 volts AC (similar to household power) or 48 volts (a common telecommunications or computer system voltage) and converts them into the various voltages required by the unit’s modules and components. The power supply module also filters out unwanted electrical noise such as energy from lightning strikes, cell-phone base stations, television broadcast stations, pager transmitters, microwave transmitters, etc.

Housing module

The housing module encases all of the above modules in a single self-contained unit. There are no additional external electronics needed to implement a GigaBeam link. The housing module protects the sensitive electronics from the external environment.

Mounting, pointing and tracking module

The mounting, pointing and tracking module provides a means for attaching the unit housing to a pole, wall, window sill or other structure to hold the unit rigidly and pointing accurately at the unit at the other end of the link.

Our currently proposed product options

Each of our transceiver units is a compact, easily deployable product designed to enable wireless transmission of data, voice and video communication, at variable fiber optic data rates and ethernet traffic speeds.

Our currently proposed family of scalable products includes the following transceiver units:

•	GigaBeam GigE unit. Our first product, the GigE unit, will transmit data at one gigabit per second. It is anticipated to be available during the fourth quarter of 2004.

•
GigaBeam OC-48 unit. This product will transmit data at 2.488 gigabits per second, in conformance with OC 48 (optical carrier) standards. It is anticipated to be available during the fourth quarter of 2004.

•	GigaBeam 10 GigE unit. This product will transmit data at 10 gigabits per second, in compliance with the 10 Gig E standard. It is anticipated to be available during the second quarter of 2005.

•
GigaBeam OC-192 unit. This product will transmit data at 9.953 gigabits per second, in conformance with optical carrier 192 standards. It is anticipated to be available during the second quarter of 2005.

We anticipate deploying an aggregate of 40 GigE and/or OC-48 units in 20 links prior to the end of 2004. We will continue to seek advances in technology in the spectrum ranges in which our products operate and in the spectrum ranges that operate from 92-95 GHz and, as they are opened to commercial use, in higher frequencies that may enhance our current products.

Our primary competitive advantage

We believe that the key to our success will be our focus on leading the fixed wireless industry with high levels of transceiver performance at the lowest possible cost. The primary measure of performance is “link margin.” Link margin refers to the amount of extra performance that exists in the link over and above the minimum level of link performance necessary to give the desired results in normal atmospheric conditions. Link margin serves as a buffer that can be used to overcome changing levels of rain attenuation or signal fluctuations due to antenna movement and enable maintenance of expected performance levels.

A few of the factors that tend to contribute to link margin are the levels of transmitter power and amplifier noise produced by the RF module and the efficiency of the antenna. We believe that these factors can be combined in different ways to achieve higher link margins while, at the same time, maintaining lower manufacturing costs. We believe our products will provide the highest link margins in the industry.

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Transmitter power level

The output of the power amplifier, an important component of the RF module’s transmitter, is a major element in producing high link margins—the higher the output, the higher the link margin. High power is also important for maintaining link margins at higher data rates that allow communication speeds to be increased from 1 gigabit per second up to 10 gigabits per second. Currently available low-cost monolithic microwave integrated circuit (MMIC) power amplifiers, based on gallium arsenide semiconductors, provide 20 to 50 milliwatts of power. Our initial products are expected to have almost ten times greater power output. We believe that our strategic relationship with Sophia Wireless will enable us to remain on the cutting edge of advances in power amplifier output by continuing to increase our products’ cost-effective power output.

Antenna Efficiency

We believe that antenna efficiency is a very important factor in obtaining high link margins. If antenna efficiency can be improved, manufacturing and link installation costs can be significantly reduced. In general terms, the larger the antenna the higher the gain which produces greater link margin; however, the larger the antenna, the smaller the transmitted beam size which, depending on link distance, can produce link alignment difficulties.

Our strategic alliance agreement with ThinKom Solutions gives us the rights to use ThinKom Solutions’ advanced antenna technology that we believe creates 90% efficient antennas in the 70 and 80 GHz spectrum bands. This means that, as it passes through the antenna, less than 10% of the transmitted or received millimeter wave signal is wasted in the form of heat dissipation or as a result of signal misdirection (not being focused in the “pencil beam”). We believe that this level of efficiency is a dramatic improvement over other current production antennas, which are only 40% to 50% efficient. ThinKom Solutions is the only antenna developer currently capable of designing antennas that exceed the federally mandated gain requirements and side lobe parameter requirements while at the same time meeting a 90% efficiency. This improvement in antenna efficiency will provide greater link margins.

Amplifier noise

Amplifier noise is a major factor in higher link margin. The lower the RF module’s amplifier noise, the higher the link margins. The best amplifiers that have been produced to operate in the 70 and 80 GHz bands are designed to provide a very low level of noise. While these amplifiers provide excellent link margin, they are expensive to produce. Our initial products will use a low noise amplifier, which provides nearly comparable link margins at less cost.

Development and engineering

The markets in which we will compete are characterized by intense competition and regularly continuing evolution of technology. Our internal development and engineering team and our strategic alliance partners are focused on providing high performance, high capacity wireless communications solutions that have higher data rates and are more reliable and less costly than alternative communications solutions or competitive, similar products that may emerge.

In order to effectively compete in our markets, we intend to invest significant resources to quickly introduce and deploy our initial products, and to develop subsequent generations of our initial products and new products. We are currently devoting the substantial majority of our resources to completing the development of our first products, the GigE and the OC-48 wireless links. With detailed designs of such products complete and the necessary components and modules to produce these products identified, we have outsourced the manufacture of the key components and modules to leading companies in their respective fields.

A material portion of our development and engineering efforts also will be devoted to creating designs, procedures and relationships that reduce the costs of producing our products and improve the performance of our solutions. In addition, we will focus our product development efforts on lowering the overall costs

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associated with ownership of our products, including those relating to the installation and maintenance of our products.

We have assembled a team of engineers with extensive experience designing and developing products similar to ours to be responsible for the design and development of our current products. Our in-house development efforts are led by our president and chief technical officer, Douglas G. Lockie. Our in-house team has been responsible for the general design of our initial products, including defining the basic architecture of these products and their configurations and identifying and laying out the components and modules required for their production.

We enhance our internal engineering and development efforts through:

•	strategic partnerships with the producers of what we believe to be best-of-breed system components and subassemblies;

•	the advice of members of our Advisory Boards; and

•	our affiliations with teaching staff of the country’s leading academic institutions.

As necessary, we will partner with other companies to contribute to current and future product development.

Manufacturing

Manufacturing of our products will be based upon a modular product design. Our strategy is to outsource manufacturing and procurement of component parts to manufacturers that have the expertise and ability to achieve the cost reductions associated with volume manufacturing and that can quickly respond to customer orders, while maintaining our high quality standards. This will allow us to focus our internal resources on developing new products.

Our engineering team will be responsible for coordinating development and engineering of the modules between our strategic partners and insuring a seamless interoperability between the modules. In addition, we will be responsible for the overall integration of the system, including the final assembly of modules, components and subassemblies into finished products, as well quality control testing. Final assembly and quality control testing will occur in-house at our facility, which is currently located in Sophia Wireless’ building. Eventually, as we grow, we expect that we will relocate to another space within the Chantilly, Virginia area. In time, we may also elect to contract out the final assembly and testing of our products.

The antenna modules for our products will be made at the facilities of ThinKom Solutions’ manufacturing subcontractor in California. The RF modules are to be made by Sophia Wireless with the first production lots of up to approximately 50 modules assembled at Sophia Wireless’ facility from components provided by vendors to Sophia Wireless. Thereafter, Sophia Wireless has an ISO 9000 certified manufacturer that will fabricate the RF modules for us. The number of units upon which Sophia Wireless will transition manufacturing from its own facilities to those of the ISO 9000 manufacturer is subject to change. Other modules of the radio are to be provided by various vendors selected by us.

Target customers

We believe that our initial customers will include Fortune 500 companies and other organizations that are particularly sensitive to network resiliency such as the federal government and the U.S. Department of Defense. Our initial target customers will also include large enterprises that have demand for high bandwidth communications links, require alternative access and have the discretionary funds to embrace new technology. Initial sales to these target customers are expected to be through direct sales. Once we receive positive customer testimonials, we expect that third-party sales channels will become the primary means of selling our products. Ultimately, we believe that our primary buyers will be equipment and/or service providers who provide communications services and/or communications infrastructure products, competitive local exchange carriers and information technology consulting firms responsible for managing the information technology operations of enterprises. These service providers can utilize our products to deliver high-speed

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communications to their customers’ buildings where fiber service is not available or where redundancy is required, as well as for backhaul transmission of their telecommunications traffic.

Sales and marketing

We are in the process of establishing a multi-channel distribution and sales network. We will sell our products directly through our internal sales force and indirectly through the distribution networks of third parties. We will support these sales efforts through strategic marketing relationships and public relations programs, trade shows, conferences and other marketing activities.

Our initial sales are expected to be generated by our current management. Following our receipt of product purchase orders and pending our receipt of revenues from product sales, we intend to use a portion of the proceeds of this offering to establish an internal sales force, headed by our senior vice president of sales and marketing, that is trained, technically competent and experienced in selling to our target customer base. We expect that during the first year of our commercial efforts, sales will be generated principally through this internal sales force. All members of our sales force will also be trained to be knowledgeable in the potential applications of our products and the features and advantages of our products that differentiate them from alternative solutions. As part of our internal sales efforts, as soon as practicable, we will hire a sales executive responsible for commercial sales and a second executive responsible for government sales. As the business grows, the commercial executive will be supported by select geographic sales agents. We do not anticipate, however, on ever developing a large internal sales force because we believe that third-party sales channels will permit us to have a larger national sales presence and allow us to scale the business more quickly and cost-effectively.

After our first year of commercial activity, we expect to become more dependent on third-party sales channels. We will use several different third-party sales channels, including systems integrators, outsourcers, value added resellers, backbone network providers and competitive local exchange carriers. These third-party sales channels will permit us to better address specific geographical markets and to leverage the marketing and distribution resources of these third parties. Our internal sales force will evolve to support these third-party sales channels as sales through these channels ramp up.

Our marketing efforts will be focused on in-house marketing, public relations and marketing communications. Our in-house marketing group will support our sales team and product engineers to define current and future products and packaging and establish strategies for market penetration. We have engaged a public relations firm to assist us in developing a public relations campaign. The focus of our marketing communications will be two-fold. It will support our third-party sales channels to sell and promote our products as well as inform the end-user about our company and products. To raise market awareness, we intend to, among other things:

•	advertise in trade publications targeted at Fortune 500 companies and, government and military magazines;

•	conduct selective direct mail campaigns;

•	issue press releases on product developments; and

•	publish technical articles.

We will focus on a limited number of important trade shows in direct support of, and paid for by, our systems integrators and value added resellers who are already attending these shows. As market opportunities and budgets permit, we will initiate our own presence at key trade shows.

We believe that our initial customers will include Fortune 500 companies and other organizations that are particularly sensitive to network resiliency such as the federal government and the U.S. Department of Defense. We will also target large enterprises that have demand for high bandwidth, require alternative access and have the discretionary funds to embrace new technology. Initial sales to large enterprises are expected to be through direct sales. Once we receive positive customer testimonials, we expect that third-party sales channels will become the primary means of selling our products. Ultimately, we believe that our primary buyers will be equipment and/or service providers who provide communications services and/or

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communications infrastructure products, competitive local exchange carriers and information technology consulting firms responsible for managing the information technology operations of enterprises.

Installations and after sales service support

Our ultimate success will depend on our ability to install and provide timely, responsive support to purchasers of our equipment. During our first year of commercial operations, we plan to hire and use our own employees for link installations and after sales service support under the direction of our vice president of link operations who will be responsible for link operations and maintenance and interfacing with customers after they have made purchase commitments. Thereafter, we expect that the substantial portion of our link installations and after-sales support will be performed by our systems integrators and value added resellers, with our own in-house staff transitioning to a role of support, providing expertise and training to third-party personnel as needed. We also will select and hire a national firm experienced in installing wireless communications links to be available on an on-call basis to provide service support and “trouble shoot” problem links as needed.

We will have the capability of monitoring our installed links remotely, which will enable us in some cases to institute proactive service prior to the occurrence of a problem. These monitoring services will be provided to customers for a fee and will provide recurring revenue. However, we expect that the larger enterprises and government entities may elect to monitor their own links through their own information technology departments or outsourced network operations centers.

The licensing structure

The allocation of the 71-76 GHz, 81-86 GHz and 92-95 GHz frequencies is non-federal government/ federal government co-primary, meaning that both private and government entities may utilize these spectrum bands, except for certain uses of the 94-94.1 GHz band, which is not allocated to fixed wireless communications service because of prior allocations. Private or non-government entities must obtain authorization from the FCC prior to utilizing the licensed spectrum. Specifically, in order for a private or non-government entity to utilize the licensed spectrum either to provide services to itself or to customers, the entity must obtain a non-exclusive nationwide license from the FCC and, for each link or path to be operated under the license, coordinate and register the path or link. In this context, the “link” or “path” describes the wireless point-to-point communications path between two transmitter/receivers that have been configured to operate in conjunction with each other. The licensing/registration process involves coordination of communication links or paths by both the FCC, or its designated database contractor, as well as the National Telecommunications and Information Administration (NTIA), which is generally responsible for the allocation of spectrum for government use.

In order to be able to utilize one or all of the licensed 71-76 GHz, 81-86 GHz and 92-95 GHz segments, or provide services to customers, the potential licensee must first obtain a non-exclusive nationwide license from the FCC authorizing the licensee to operate on any or all of the spectrum segments. In other words, this is a single blanket license under which the licensee may then register and operate communications links or paths. When providing services to customers using the licensed spectrum, many licensing constructs may be used. For example, as a licensee the provider may utilize its non-exclusive nationwide license to operate communications links or paths utilized by its customers. As the licensee adds customers, it will add the necessary communications links under its nationwide license. Alternatively, a non-carrier entity could provide the equipment and expertise for the end-user customer to become licensed and operate links. In this instance, the customer would obtain its own non-exclusive nationwide license and register and coordinate its own paths. A small portion of the 92-95 GHz segment is allocated to low power, license-free, local area network use, such as within a single building. The 94-94.1 GHz band is reserved for previously existing uses unrelated to fixed wireless communications.

The right to operate links or paths will be established by a registration process that will eventually be conducted for the FCC by a third-party database manager. Under its non-exclusive nationwide license, the licensee may register any number of links or paths virtually anywhere in the United States subject to prior link coordination with NTIA. As such, different nationwide licensees may operate paths in the same

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geographic area, but not the same paths, as other nationwide licensees. The purpose of the link or path coordination with NTIA is to analyze whether proposed links may cause harmful interference to government operations. Once registered, equipment must be installed and operating for that link or path within 12 months in order to maintain the registration.

Licensing process

Step one – blanket nationwide license. Parties interested in using the spectrum will be required to file an FCC Form 601 application with the FCC. This standard form is filed electronically using the FCC’s Universal Licensing System (ULS) and it will be used by the FCC to evaluate the applicant’s qualifications to hold a non-exclusive nationwide license. Those applicants who are approved will each be granted a single, non-exclusive nationwide license. At this time, there is an initial filing fee of Four Hundred and Seventy Dollars ($470.00) for the nationwide license and, like other FCC licensees, the licensee operating on the 71-76 GHz, 81-86 GHz and 92-95 GHz frequencies may be subject to regulatory fees imposed on it by the FCC. The license has a term of ten years, after which time, it may generally be renewed for additional terms.

There is no limit to the number of non-exclusive nationwide licenses that may be granted for these bands. For those wishing to operate on the licensed spectrum, the nationwide license serves as a prerequisite to registering and operating individual links. In other words, the links are operated under the nationwide license and the license permits the licensee to register links or paths. The initial filing date for these nationwide licenses was June 21, 2004. An interim registration process was implemented as of July 19, 2004, whereby, after an applicant has received its nationwide license, it can submit link registrations through ULS.

Step two – registration of non-federal links; coordination. Until the implementation of the new permanent procedures, coordination of non-federal government links with federal government operations will be accomplished under the existing FCC/NTIA coordination process. Under this process, each link must be registered in the Commission’s ULS and the link will also undergo manual coordination with NTIA through the Interdepartment Radio Advisory Committee (IRAC). While this interim process remains in effect, NTIA has indicated to the FCC that it will coordinate private sector requests within fourteen (14) business days of receipt. The purpose of the coordination is to evaluate whether a newly proposed private or non-government link or path would cause harmful interference to government operations. Initially, at least until September 1, 2004, there is no fee associated with link registration using the FCC’s interim process. On or after September 1, 2004, and certainly once a third-party database manager performs the registration function, fees related to the coordination and registration of links will be imposed on the licensee.

The FCC is currently working with NTIA to develop an innovative and streamlined process enabling licensees to expedite service to the public. The plan for the non-federal government links is currently comprised of two components: (a) non-federal government link coordination with federal government uses, and (b) registration of non-federal government links in a database. The process will include the following:

Coordination of non-federal government with federal government links. NTIA has been tasked to develop an automated mechanism for determining whether proposed non-federal government operations may interfere with federal government operations. This automated mechanism will also help to ensure that non-federal government licensees protect certain prior-registered federal government operations, radio astronomy sites, and satellite earth station sites. It is expected that the information regarding a proposed non-federal government link will be entered into the NTIA automated mechanism by either the database manager or an FCC licensee in these bands.

The NTIA automated mechanism will then transmit either a “green light” or a “yellow light.” Upon receipt of a green light, the link will be deemed to have been coordinated with the federal government. It is anticipated that a green light will trigger almost-instantaneous registration. If a yellow light is received, the licensee must file an application for the requested link with the FCC, which in turn will submit the application to IRAC for individual coordination. A third-party database manager or managers, which the FCC is in the process of selecting, will then record the date/time and coordinates of the requested link and flag it as requiring IRAC coordination, in order to protect the licensee’s interference rights as against subsequent non-federal government licensees. This will mean that the protection of rights for a link that requires IRAC coordination is triggered on the initial date that the link is submitted to NTIA.

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Registration of non-federal government links. A non-federal government licensee must receive a green light from NTIA or IRAC approval before a link registration can take effect for interference protection purposes. Upon receipt of NTIA approval, a third-party database manager will ensure that the link registration will take effect in the third-party database. No further action will be needed unless the database manager is notified of an interference complaint. If the database manager receives notice of an interference complaint, the first registered link is entitled to protection, and the later registered link must be discontinued or modified to resolve the problem. If the complaining licensee’s link was not the first registered, the database manager will explain to the complaining licensee that they can either accept the interference or move the link. If the complaining licensee’s link was the first link registered, the database manager will inform the later-registered licensee, who must resolve the interference immediately. Because of the highly directional signal characteristics, the FCC expects systems operating in these bands to be able to be installed in close proximity to one another without causing harmful interference.

In addition, the following types of non-federal government links require the filing of an FCC Form 601 for each link for the purpose of registration and coordination, in addition to being registered in the third-party database:

•	facilities requiring the submission of an environmental assessment;

•	facilities requiring international coordination; and

•	operating in quiet zones.

The Commission believes the licensee is in the best position to determine the nature of its operations and whether those operations impact these settings. Consequently, these licensees will be required to submit to the database manager, as part of the registration package, documentation that an FCC Form 601 has been filed.

Competition

The markets for fixed wireless systems are extremely competitive and we expect that this competition will only increase as data intensive demand increases, technological advances are made and as the new technology for the millimeter wave spectrum is developed. This increased competition could adversely affect our developing business and our operating results. The principal competitive factors affecting fixed wireless markets include, but are not limited to, price; power consumption; product miniaturization; product reliability; ease of use; product costs; product features and applications; product time to market; product certifications; changes in government regulations; brand recognition; OEM partnerships; marketing alliances; manufacturing capabilities and experience; effective distribution channels; and reputation.

With our fixed wireless products, we could be at a disadvantage to competitors, particularly MRV Communications Corporation, YDI Wireless, Inc., Harris Corporation, Stratex Networks, Loea Communications Corporation, PCom, Bridgewave, Ceragon, and Dragonwave, Inc., which may have broader distribution channels, brand recognition, extensive patent portfolios and more diversified product lines. Our fixed wireless products compete with other high-speed solutions such as cable modem technologies, satellite technologies, DSL, fiber optic cables and free space optics. Many of these alternative technologies can take advantage of existing installed infrastructure and have achieved greater market acceptance and penetration. We also believe that potential competitors are those companies that currently provide multi-point fixed wireless access by Wi-Fi (802.11a, b or g technologies) and may seek to move into the upper millimeter spectrum. Other potential competitors include those companies that offer line-of-sight MMDS or LMDS. However, if future advances in technology and the allocation of additional spectrum to either of these technologies occurs, then we could be directly competing with these types of technologies.

Many of our potential competitors have substantially greater financial, marketing, technical and other resources with which to pursue engineering, manufacturing, marketing, and distribution of their products. These competitors may succeed in establishing technology standards or strategic alliances in the fixed wireless markets, obtain more rapid market acceptance of their products, or otherwise gain a competitive advantage. We can offer no assurance that we will succeed in developing products or technologies that are more effective than those developed by our competitors. Furthermore, we may eventually compete with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas

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in which we, as a development stage company, have limited to no experience. We can offer no assurance that we will be able to compete successfully against existing and new competitors as wireless markets evolve and the level of competition increases.

Intellectual property

We believe that we must preserve and protect our products and other proprietary technology. We use proprietary technology in our business, which includes internally developed proprietary technology and specialized knowledge and technical expertise. We maintain the integrity of our technology by limiting access to it, by treating portions of it as trade secrets and obtaining confidentiality agreements from persons who are given access to it. We will continue to seek additional intellectual property and, when able, will file the necessary means to protect that intellectual property.

We intend to accumulate intellectual property rights in three ways:

•
through our rights to intellectual property already developed by our strategic partners and licensed to us for our exclusive use in the frequencies our products operate in. In these cases, we will not own the intellectual property but will have benefits similar to ownership. Currently, between ThinKom Solutions and Sophia Wireless, we have exclusive licenses or access to 26 patents, 47 patent applications and approximately 70 trade secrets for applications in the fields of 71-76 GHz and 81-86 GHz;

•
from developments that result from our joint development and engineering activities with our strategic partners during the term of our alliances. The intellectual property rights for these joint developments will either, as in the case of joint developments with each of ThinKom Solutions and Sophia Wireless, be jointly owned by us with the respective strategic partner and exclusively licensed to us for use in the 71-76 GHz and 81-86 GHz frequency bands, or, as in the case of joint developments with Core Source and Mantaro Networks, be owned exclusively by us; and

•	by filing our own patents on innovations and business applications that our technical team develops in-house. To date, however, we have no such patents.

Government regulation

Overview

The Federal Communications Commission (FCC) regulates the licensing, construction, operation, acquisition and transfer of wireless communication systems in the U.S. pursuant to the Communications Act of 1934, as amended, and the associated rules, regulations and policies promulgated by the FCC. In addition, state public utilities commissions regulate, or may seek to regulate, various aspects of wireless communications service. Regulation of the wireless communications industry is subject to change. New federal and state laws and regulations, as well as amendments to existing laws and regulations, are being considered by the Congress, the FCC, state legislatures and state public utility commissions. New or changed laws and regulations may increase the cost of providing service or require the modification of our business plans and operations.

To use licensed radio frequency spectrum in the United States, system operators must be authorized by the FCC to operate the network equipment in assigned spectrum segments, and must comply with the rules, policies and technical specifications governing the use of the spectrum adopted by the FCC. These rules and policies regulate access to the spectrum, impose technical obligations on the design and operation of networks, impose requirements on the way services are provided to customers, regulate the interconnection of our network with the networks of other carriers and impose certain fees and charges on our business that finance regulatory programs and part of the FCC’s budget.

The process of obtaining authority from the FCC to operate a wireless system on licensed spectrum within the U.S. has three stages. First, the FCC must allocate radio frequency spectrum segments to be used for a service. Second, the FCC must adopt rules and regulations to govern the operation of wireless systems in the allocated spectrum segments. Third, the FCC must issue licenses to applicants for use of the allocated

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spectrum. In some instances, the FCC authorizes third parties to perform certain licensing-related functions such as path coordination and database management.

Spectrum allocation

On November 4, 2003, the FCC issued its Report and Order In the Matter of Allocations and Service Rules for the 71-76 GHz, 81-86 GHz and 92-95 GHz Bands (WT Docket No. 02-146, RM-10288) (Report). The 71-76 GHz band is allocated to fixed, fixed-satellite (space-to-Earth), and mobile services on a primary basis. The 71-74 GHz band is additionally allocated to the mobile-satellite service (space-to-Earth) on a primary basis. The 74-76 GHz band is additionally allocated to the broadcasting and broadcasting-satellite services on a primary basis and to the space research service (space-to-Earth) on a secondary basis. The 81-86 GHz band is allocated to the fixed, fixed-satellite (Earth-to-space), mobile, and radio astronomy services on a primary basis. The 81-84 GHz band is additionally allocated to mobile-satellite service (Earth-to-space) on a primary basis and to the space research service (space-to-Earth) on a secondary basis. The 92-94 GHz and 94.1-95 GHz bands are allocated to the fixed, mobile, radio astronomy, and radiolocation services on a primary basis. The 94-94.1 GHz band is allocated to the Earth exploration-satellite (active), space research (active), and radiolocation services on a primary basis and the radio astronomy service on a secondary basis. The allocation of both the 71-76 GHz, 81-86 GHz and 92-95 GHz spectrum segments is on a non-federal government/federal government co-primary basis (except for the Earth exploration-satellite (active) and space research (active) allocations, which are limited to federal government spaceborne cloud radar use), which means that both private and government entities may utilize the spectrum. Rights with regard to specific links or point-to-point paths will be established based upon the date and time of registration.

Band plan

In the Report, the FCC decided to divide the 71-76 GHz and 81-86 GHz bands into unpaired 1.25 GHz segments without mandating specific channels within the segment, with no aggregation limit. The Report also permits standardized pairing.

Licensing

In the Report, the FCC created a non-exclusive nationwide licensing structure for the use of the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz spectrum segments. Because of the highly directional propagation characteristics of radio frequency transmissions in these wavelengths, the FCC determined that exclusive nationwide or area-wide licenses were not necessary to prevent interference. Instead, the FCC has adopted a licensing structure under which numerous operators can receive non-exclusive nationwide licenses to operate in the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz bands, and interference will be avoided through a point-to-point path coordination process.

In the Report, the FCC stated that applications for licenses to use the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz bands will be assessed in accordance with FCC Form 601 (Application for Authorization in the Wireless Radio Service) and FCC rules. The initial filing date for these licenses was June 21, 2004. Point-to-point path coordination will be handled through a two-step process to evaluate potential conflicts with federal government uses and prior non-federal government uses. Once an applicant has received its nationwide license, point-to-point links may be submitted for registration. If the facilities needed to make use of a registered path are not operational within twelve months from the path registration date, the registration to use that particular path will be terminated.

License term and renewal

Licensees must periodically seek renewal of their licenses, which are issued for a limited period of time. Licenses in the 71-76 GHz and 81-86 GHz bands are to be issued for a ten-year term. The FCC has routinely renewed licenses for Licensees that have provided substantial service and have substantially complied with applicable FCC rules and policies during the previous license term. However, under the Communications Act, licenses may be revoked for cause, and license renewal applications can be denied if the FCC determines that

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renewal does not serve the public interest. Violations of FCC rules may also result in monetary penalties or other sanctions.

Equipment Authorization

The FCC regulates many aspects of communications devices and equipment. Certain of our equipment will be required to conform to regulatory and technical specifications established to, among other things, maintain public safety, avoid interference among users of radio frequencies and permit interconnection of equipment. In addition, we anticipate submitting certain of our equipment for conformance evaluation, testing and approval under the FCC’s equipment authorization process, which approval must be obtained prior to that equipment being offered for sale.

FAA and environmental regulation

Wireless systems are also subject to Federal Aviation Administration and FCC regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC’s environmental regulations, including limits on radio frequency radiation from antennas. State and local zoning, land use and historic preservation regulations also apply to tower siting and construction activities and may impose costs or cause delays in network build-out.

Transfers and assignments of wireless licenses

The Communications Act and FCC rules require the FCC’s prior approval of the assignment or transfer of control of a license for a wireless system. Before an entity can complete a purchase or sale of a license, it must file one or more applications with the FCC, which must contain information as to ownership, pending litigation, and other licensees serving the market, as well as an explanation of why the transaction will serve the public interest. By law, the public is granted a period of time to comment on or oppose applications for permission to assign or transfer control of a license. Non-controlling minority interests in an entity that holds an FCC license generally may be transferred without FCC approval.

Foreign ownership

No more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Foreign ownership above the 25 percent level may be allowed if the FCC finds such higher levels are consistent with the public interest. The FCC has ruled that higher levels of foreign ownership, up to 100 percent, are presumptively consistent with the public interest with respect to investors from certain nations.

Surveillance

The FCC has adopted rules that require telecommunications carriers to provide functions to facilitate electronic surveillance by law enforcement officials pursuant to the Communications Assistance for Law Enforcement Act of 1995 (CALEA). These rules impose a number of obligations on telecommunications carriers to upgrade existing switches and other network equipment to facilitate surveillance of call information and call content and otherwise implement new facilities with CALEA capabilities. These obligations are likely to result in increased costs for the purchase and maintenance of network equipment and software to comply with CALEA. In March 2004, the United States Department of Justice, with the Federal Bureau of Investigation and Drug Enforcement Agency filed a Petition for Expedited Rulemaking with the FCC requesting resolution of issues surrounding the implementation of CALEA, which could expand what types of service providers have to comply with CALEA and lead to increased costs.

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Radio frequency emissions

FCC rules limit the permissible level of human exposure to RF emissions from antennas used in wireless communications networks. Our products are being designed to meet these levels. On June 26, 2003, the FCC issued a Notice of Proposed Rule Making to update exposure limits. Although it is not clear how, if at all, the FCC may modify RF exposure rules, modifications could require us to modify our operational specifications.

Properties

Our corporate headquarters are located at 14225-C Sullyfield Circle, Chantilly VA 20151. In February 2004, we signed an eight-month sub-lease for approximately 1,326 square feet comprised of office and warehouse space for $3,000 per month.

Employees

As of the date of this prospectus, we had nine employees, including three in engineering, three in sales, one in installation service and IT, and two in administration. We also had two consultants with one providing engineering services and the other providing controllership services.

Legal proceedings

Although we are not currently a party to any material litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Where you can find more information

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the securities sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and about our common stock and warrants, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. You may inspect any document we file with the SEC without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

After this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. As a result, we will file periodic reports, proxy statements and other information with the SEC. After the consummation of this offering, we intend to provide access to these reports on our web site, www.gigabeam.com, at no cost. Information contained on our web site is not part of this prospectus. You may request paper copies of the filings, at no cost, by telephoning us at (703) 378-0099.

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MANAGEMENT

Executive officers and directors

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position(s)

Louis S. Slaughter	52	Chairman of the Board, Chief Executive Officer, Treasurer and Secretary
Douglas G. Lockie	58	President, Chief Technology Officer and Director
Gilbert G. Goldbeck	44	Chief Financial Officer and Vice President of Finance and Administration
Thomas P. Wetmore	59	Senior Vice President of Sales and Marketing
D. Duane Butler	47	Vice President of Link Operations
Don E. Peck	56	Vice President Engineering
David A. Buckel	42	Director Nominee
Alphonse M. Lucchese	69	Director Nominee
General Merrill A. McPeak	68	Director Nominee

The following is a brief description of the business experience of our executive officers, directors and director nominees for at least the past five years:

Louis S. Slaughter, a co-founder of our company, has served as our chairman of the board of directors and chief executive officer since our company was founded in January 2004. Prior to founding our company, Mr. Slaughter served from June 2001 until September 2003, as the president, chief executive officer and founder of Loea Communications Corporation, the first company to develop and deploy communications equipment in the 71-76 GHz bands (for military use). While at Loea Communications, he directed a successful petition to the FCC to adopt service rules to promote the commercial use of the 71-76 GHz and 81-86 GHz bands. From September 2000 until June 2001, Mr. Slaughter provided consulting services to several companies, including Trex Enterprises Corporation, the parent company of Loea. From March 1996 until August 2000, he served as the president, chief executive officer and co-founder of True Technology, Inc., a company providing test instrument systems to the medical device industry. From 1989 until 1995, Mr. Slaughter served as president, at different times, of three of Thermo Electron Corporation’s subsidiaries. Thermo Electron is a provider of high-tech instruments, scientific equipment, services and software solutions. Prior thereto, he served as chief financial officer of several subsidiaries of Bechtel Investments, Inc. He is presently co-chair of the Wireless Communication Association “Above 60 GHz Spectrum Initiative.” Mr. Slaughter holds a bachelor of engineering degree in mechanical engineering from the University of New South Wales, Australia and a masters in business administration degree from the Harvard Business School.

Douglas G. Lockie, a co-founder of our company, has served as our president and chief technology officer and a director of our company since its formation in January 2004. From September 2003 until January 2004, he acted as an independent consultant. Mr. Lockie founded Endgate Corporation (which became Endwave Corporation in 1999), a leading component manufacturer for microwave and millimeter wave products, in August 1991. Mr. Lockie was executive vice president of Endgate/Endwave from 1993 until August 2003 and a member of the board of directors of Endgate/Endwave from August 1991 until July 2000. He served as vice president and general manager of Endgate from 1991 until 1993. He also co-founded Pacific Monolithics, Inc., a company that built microwave GaAs Ics and subsystems, worked for Watkins-johnson Company, a company that manufactures semiconductor equipment and wireless communication products and served as an officer in the U.S. Air Force working as an avionics engineer for the F-15 Eagle Fighter Program. Mr. Lockie is a nationally respected expert in millimeter wave technology. He has co-authored ten patents in the field of microwave and millimeter wave communications components and systems. He was a member of the FCC rulemaking committee for LMDS and has served on the FCC Spectrum Application Panel. Mr. Lockie has been instrumental in introducing gallium arsenide microwave circuitry into airborne radar (the F-15) and missile systems (AIM-120 AMRAAM). He designed the millimeter wave payload for the Teledesic Satellite Phase I system (at that time Calling Communications Corporation). He has led or contributed significantly to the development of microwave and millimeter wave radios at 12, 15, 18,

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23, 28, 38 and 60 GHz. He is presently co-chair of the Wireless Communication Association “Above 60 GHz Spectrum Initiative.” Mr. Lockie received a bachelor of science degree in electrical engineering from Montana State University.

Gilbert G. Goldbeck has served as our chief financial officer and vice president of finance and administration since July 2004. Prior thereto, he served as controller of K12 Inc., an online education company, from April 2002 until July 2004. From February 2001 until December 2001, he served as chief financial officer and from August 2000 until February 2001 was the vice president of finance of Entrada Networks, Inc. (OTCBB: ESAN), a company that develops and markets products and solutions in the storage networking and network connectivity industries. From September 1998 until August 2000 he served as chief operating officer and vice president of finance and from 1996 until 1998, he served as chief financial officer and controller of the Networking Business Unit of Sorrento Networks Corporation (which was publicly traded on the Nasdaq National Market prior to being acquired by Zhone Technologies, Inc. (Nasdaq: ZHNE) in July 2004), a recognized leader in providing networking products for metro-optical transport and access products. From 1991 until 1996 he served as chief financial officer and controller of Cray Communications, a subsidiary of Cray Electronics Plc (currently known as Anite Group Plc), a communications equipment, software and services company, and served in various financial management positions with Cray from 1986 to 1991. Mr. Goldbeck received a bachelor of science degree in accounting from the University of Maryland.

Thomas P. Wetmore has served as our senior vice president of sales and marketing since our company was founded in January 2004. From October 2001 until December 2003, he was a consultant to numerous companies, including Loea Corporation, a producer of millimeter wave transceivers, and Lightbridge Corporation, a leading wireless information services company. From September 2000 until September 2001, he was director of strategic sales and alliance for Netigy Corp., a consulting company that specialized in optimizing the performance and security of solutions based on managed intranet and extranet infrastructures. Mr. Wetmore founded an e-commerce clearing house company, Itche.com, in October 1999. He served as vice president, strategic relations of Itche.com until August 2000. From 1991 until September 1999, Mr. Wetmore served in various positions, including most recently as vice president, wireless sales, at EDS Communications Industry Group, a strategic business unit of EDS, a company that provides a broad portfolio of business and technology solutions internationally. Mr. Wetmore received a bachelor of science degree in marketing from Syracuse University.

D. Duane Butler has served as our vice president of link operations since June 2004. Prior thereto, he served as senior vice president – network engineering from October 1999 until January 2004 and as vice president – network operations from September 1995 until October 1999 of Fidelity Investments, a mutual fund company. From 1979 until 1995, he served as manager – SABRE networks, formerly a division of American Airlines. Mr. Butler received a bachelor of science degree in business from Northeastern Oklahoma State University.

Don E. Peck has served as our vice president of engineering since June 2004. Prior thereto, he served as director, RF-micro-millimeter wave engineering and RF manufacturing technologies from January 2001 until May 2004 and director, microwave components from August 1996 until December 2000, of Harris Corporation, an international communications equipment company focused on providing product, system, and service solutions for commercial and government customers. From 1980 until 1996, he held various positions at Watkins- johnson Company, a company that manufactures semiconductor equipment and wireless communication products. At Watkins-johnson, Mr. Peck led the team that engineered and then transitioned to production of the AIM-120 AMRAAM missile front end. Mr. Peck received a bachelor of science degree in electrical engineering and a master of science degree in electrical engineering from the University of Illinois and the degree of electrical engineer (professional degree) from the University of Michigan.

David A. Buckel, a certified management accountant, will become a member of our board of directors upon consummation of this offering. He has served as chief financial officer of Internap Network Services Corporation (Amex: IIP), a company that provides route control technology and offers high-performance IP solutions for business-critical applications, since May 2004 and served as its financial vice president from July 2003 until May 2004. Prior thereto, he served as senior manager and president of AJC Finance and Market Group, a corporate acquisition consulting group, from November 2002 until June 2003. He also served as senior vice president and chief financial officer of Interland, Inc. (Nasdaq: INLD), a web hosting

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and online services company, from March 2001 until November 2002. Mr. Buckel served as senior vice president and chief financial officer of Applied Theory Corporation, an internet services company, from 1995 until March 2001. Mr. Buckel received his master in business administration degree in finance and operations management from Syracuse University and bachelor of science degree in accounting from Canisius College.

Alphonse M. Lucchese will become a member of our board of directors upon consummation of this offering. He served as president and chief executive officer of Concerto Software, Inc. (formerly Davox Corporation), a provider of contact center solutions that help companies better manage customer interactions via voice, email, the Internet and fax, from July 1994 until November 2000 and as chairman of the board from July 1994 until March 2004. Prior thereto, he served as president and chief executive officer of Iris Graphics, Inc, a manufacturer of color ink jet printers, from April 1987 until July 1994. Mr. Lucchese was awarded an honorary doctorate’s degree from Bentley College in May 2004. He received a bachelor of science degree in accounting from Bentley College.

General Merrill A. McPeak will become a member of our board of directors upon consummation of this offering. He has served as president of McPeak and Associates, a management consulting firm, since 1995. General McPeak entered the U.S. Air Force in 1957 and served in various positions throughout his tenure. From October 1990 until October 1994, he was Chief of Staff of the U.S. Air Force. He also served as Commander-in-Chief, Pacific Air Forces, from 1988 until 1990, Commander, Twelfth Air Force, from 1987 until 1988 and Deputy Chief of Staff, Programs and Resources, from 1985 until 1987. He serves as director of Tektronix, Inc. (NYSE: TEK) and several private companies. He received a bachelor of arts degree in economics from San Diego State College and a master of science degree in international relations from George Washington University.

Other key personnel

Robert A. Sutherland, 49, has served as our director of engineering since January 2004. Mr. Sutherland was a consultant for numerous companies from October 2003 until he joined us. Prior thereto, Mr. Sutherland served as principal engineer for BitBlitz Communications Inc., a semiconductor company building integrated circuits for the fiber-optic market, from September 2002 until October 2003. Mr. Sutherland was a member of the technical staff responsible for the RF portion of a design for tracking services for Wheels of Zeus, Inc., a company developing a wireless network combining global positioning system and wireless technologies, from February 2002 until August 2002. He served as senior systems engineer for Blaze Networks, Inc., a fiber-optic transceiver company specializing in coarse wavelength division multiplexing solutions, from August 1999 until February 2002. He co-founded Ashtech, Inc., a company that produced global positioning system equipment, and served as its senior RF engineer. He also served as senior RF engineer for MicroUnity Systems Engineering, Inc., a semiconductor company, and senior RF engineer for Trimble Navigation Ltd., a company that produces global positioning system technology. With an extensive background in signal processing and microwave design, Mr. Sutherland has worked in several fields including coarse wavelength division multiplexer optical transceivers, cable modems, global positioning systems, and electronic warfare. Mr. Sutherland holds three patents in the field of signal processing. Mr. Sutherland received a bachelor of science degree in electrical engineering from the University of California at Berkeley.

Scott Wetenkamp Ph.D, 55, has served as an engineering consultant to us since February 2004. Dr. Wetenkamp has served as president of SCEAN, a sole proprietor consulting company, since September 1986. From May 1999 until December 2001, he served as vice president of Micro Lambda Wireless, Inc., a microwave sources company. Prior thereto, he served as a senior member of the technical staff of Pacific Monolithics, Inc., a company that built microwave GaAs Ics and subsystems, from 1991 until 1993. He is vice chair of the 2006 International Microwave Symposium for the Microwave Theory and Techniques Society of the Institute of Electrical and Electronics Engineers and serves on the administrative committee of the Microwave Theory and Techniques Society of the Institute of Electrical and Electronics Engineers. He holds one patent in the field of microwave power detection. Mr. Wetenkamp received a bachelor of science degree, a master of science degree and a doctorate degree, all in electrical engineering and from the University of Illinois.

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Keyman life insurance

We have applied for and intend to obtain key-man life insurance on the lives of Messrs. Slaughter and Lockie in the amounts of $5,000,000 and $2,000,000, respectively.

Board composition and compensation

Our certificate of incorporation provides that, upon the consummation of an initial public offering of our securities, the number of directors serving on our board of directors be between five and nine as determined by our board of directors. We anticipate that our board of directors will be comprised of five directors. Upon the consummation of this offering, our board of directors will be divided into three classes as nearly equal in size as possible, serving staggered three year terms: Class I, whose term will expire at the first annual meeting of stockholders to be held after we consummate an initial public offering, Class II, whose term will expire at the second annual meeting of stockholders to be held after we consummate an initial public offering, and Class III, whose term will expire at the third annual meeting of the stockholders after we consummate an initial public offering. The Class I director is Mr. Lucchese, the Class II directors are Messrs. Buckel and Lockie and the Class III directors are Messrs. McPeak and Slaughter. At each annual meeting of stockholders, beginning with the first annual meeting of stockholders after we consummate an initial public offering, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Commencing as of August 2004, directors who are not our employees will receive up to $1,000 for each board of directors meeting attended and, at the commencement of each three-year term, a grant of options to purchase up to 45,000 shares of our common stock at an exercise price per share equal to not less than the fair market value per share of our common stock at the time of grant, vesting one-third per year over three years.

Board committees

Upon the consummation of this offering, our board of directors will have a nominating and corporate governance committee, an audit committee and a compensation committee, the composition and responsibilities of which are described below:

Nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for, among other things:

•
selecting the slate of nominees of directors to be proposed for election by the stockholders and recommending to the board of directors individuals to be considered by the board of directors to fill vacancies;

•	developing and implementing policies regarding corporate governance matters and recommending any desirable changes to such policies to the board of directors;

•	establishing criteria for selecting new directors; and

•	reviewing annually the performance of the nominating and corporate governance committee and the adequacy of the nominating and corporate governance committee charter.

The members of our initial nominating and corporate governance committee will be Messrs. Buckel, Lucchese and McPeak.

Audit committee. The audit committee will be responsible for, among other things:

•	appointing, overseeing and compensating the work of the outside auditor;

•	reviewing our quarterly financial statements and earnings releases;

•	pre-approving all auditing services and permissible non-audit services provided by our outside auditor;

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•
engaging in a dialogue with the outside auditor regarding relationships which may impact the independence of the outside auditor and being responsible for oversight of the independence of the outside auditor;

•	reviewing and approving the audit committee report for inclusion in our annual proxy statement filed with the SEC;

•	reviewing with the outside auditor the adequacy and effectiveness of the internal controls over our financial reporting;

•	establishing procedures for the submission of complaints, including the submission by our employees of anonymous concerns regarding questionable accounting or auditing matters;

•
reviewing with our chief executive officer and chief financial officer any significant deficiencies in the design or operation of our internal controls and any fraud, whether or not material, that involves our management or other employees who have a significant role in our internal controls; and

•	reviewing and assessing annually the adequacy of the audit committee charter.

The members of our initial audit committee will be Buckel, Lucchese and McPeak.

Compensation committee. The compensation committee will be responsible for, among other things:

•	reviewing and determining annually the compensation of our chief executive officer and other executive officers;

•	preparing an annual report on executive compensation for inclusion in our annual proxy statement filed with the SEC;

•	approving the form of employment contracts, severance arrangements, change in control provisions and other compensatory arrangements with executive officers;

•	approving compensation programs and grants involving the use of our common stock and other equity securities, including our 2004 stock option plan; and

•	reviewing annually the compensation committee’s performance and the adequacy of the compensation committee charter.

The members of our initial compensation committee will be Messrs. Buckel, Lucchese and McPeak.

Employment agreements

As of the date of this prospectus, we have entered into three-year employment agreements with each of Louis S. Slaughter, Douglas G. Lockie, Thomas P. Wetmore and Don E. Peck. Our employment agreements with Messrs. Slaughter, Lockie and Wetmore will become effective upon the consummation of this offering. Our employment agreement with Mr. Peck is currently in effect. Each employment agreement establishes, among other things, base salary levels at amounts designed to be competitive with executive positions at similarly situated companies. Under their employment agreements, Messrs. Slaughter, Lockie, Wetmore and Peck are entitled to receive annual base salaries of $250,000, $225,000, $200,000 and $185,000, respectively. These annual base salaries will be reviewed annually and may be increased by the board of directors or compensation committee. In addition to their base salaries, each executive is eligible to participate in any bonus plans or incentive compensation programs that we may establish from time to time.

We may be obligated to make severance payments to these executives under their employment agreements. Pursuant to their employment agreements, we may terminate the agreements for cause at any time and without cause upon 30 days written notice. Any of these executives may terminate his employment agreement for good reason, upon 60 days written notice, if his duties are substantially altered or reduced, his salary is reduced or we materially breach his agreement. If we terminate the employment of the executive without cause or if the executive terminates his agreement for good reason, we must pay the executive his base salary for a severance term of eighteen months in the case of Messrs. Slaughter and Lockie and twelve

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months in the case of Messrs. Wetmore and Peck; provided, however, that in order to receive the severance payment, the executive officer must sign a general release.

Each of the employment agreements contains restrictive covenants to protect us for non-competition, non-solicitation/non-piracy and non-disclosure during the term of the agreement and for a period of two years after its termination or expiration and requires us to indemnify the executive for liability incurred as a result of acts performed by him in his capacity as an officer of the company, including reasonable legal expenses.

2004 stock option plan

The purpose of our 2004 stock option plan is to provide additional incentives to our officers, other key employees, directors and important consultants by encouraging them to invest in shares of our common stock, and thereby acquire a proprietary interest in us and an increased personal interest in our continued success and progress.

As of the date of this prospectus, the aggregate number of shares of our common stock that may be issued under our 2004 stock option plan is 500,000. Notwithstanding the foregoing, in the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or similar circumstances as determined by the committee administering the 2004 stock option plan in its sole discretion, the aggregate number and kind of shares which may be issued under our 2004 stock option plan shall be appropriately adjusted in a manner determined in the sole discretion of the committee. Reacquired shares of our common stock, as well as unissued shares, may be used for the purpose of our 2004 stock option plan. The shares of our common stock subject to options, which have terminated unexercised, either in whole or in part, shall be available for future option grants under our 2004 stock option plan.

All of our officers and key employees are eligible to receive an option or options under our 2004 stock option plan. All directors of, and important consultants to us and of any of our present or future parent or subsidiary corporations are also eligible to receive an option or options under our 2004 stock option plan. The individuals who receive an option or options shall be selected by the committee administering the 2004 stock option plan, in its sole discretion unless otherwise stipulated in our 2004 stock option plan. No individual may receive options under our 2004 stock option plan for more than 80% of the total number of shares of our common stock authorized for issuance under our 2004 stock option plan.

As of July 19, 2004, 230,300 stock options have been awarded under our 2004 stock option plan, including 173,100 options with an exercise price of $5.00 per share and 57,200 options with an exercise price of $5.05 per share, all vesting at the rate of 25% per year. In addition, our three director nominees will receive options for an aggregate of 135,000 shares, each with an exercise price of $5.05 per share and vesting at the rate of 33% per year, as of the date of this prospectus. There were also 95,010 non-plan stock options outstanding, all of which were issued prior to our adoption of our 2004 stock option plan and have exercise prices of $1.00 per share and vest at the rate of 25% per year.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware General Corporation Law. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage

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awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Advisory board

In addition to our management team and directors, we have, primarily as a result of our founders’ reputation, been able to assemble a team of highly qualified and respected individuals to act as advisors to our senior management. To assist us in our initial product commercialization and transition from a development stage company to an operating company, we have formed an advisory board. The advisory board advises senior management on:

•	issues of business development, corporate strategy and financial management;

•
matters involving product definition, technical issues relating to customer interface of our products with customer networks, product deployment strategies, product installation, product service and general matters relating to the market for our products; and

•	matters pertaining to research, development and testing, as well as the commercialization of our products.

All of our members have contributed, and will continue to contribute, a significant amount of their time and resources to our future success. We may compensate the members of our advisory board with stock options issued pursuant to our 2004 stock option plan and/or cash.

Our current advisory board members are:

Abbot Gilman is an entrepreneur and advisor to venture funds and emerging technology companies. Mr. Gilman was the co-founder, director and chief operating officer of Broadband Access Systems, Inc., which in September 2000 was acquired by ADC Telecommunications, Inc., a company that supplies network equipment, software solutions and integration services for broadband, multi service networks. Prior to co-founding Broadband Access Systems, he was a principal and vice president of marketing and sales at Applied Network Technology, Inc., which in May 1995 was acquired by Fore Systems, Inc. He was a director of marketing at Fore Systems where he successfully launched Fore’s Ethernet Switch product line before it was acquired in June 1999 by Marconi Corporation plc, a global communications and information technology company. Mr. Gilman spent 17 years at Digital Equipment Corporation in management and marketing roles. He is a frequent speaker at telecommunications industry conferences and events. He holds a bachelor of science degree in business administration with honors from Northeastern University and a master of business administration degree from Babson College.

Craig Hinkley is the senior vice president technology and operations, network architecture and strategic direction for Bank of America. He has over 12 years experience in the communications industry and is recognized as a technical expert in a wide range of data communication, computer network technologies, network protocols, services and applications. At Bank of America he is responsible for its Network Infrastructure throughout the United States. In this role, Mr. Hinkley and his team are responsible for establishing network architectures for voice and data networks to support Bank of America’s strategic business plan. A key function is also analyzing the appropriate direction of network architecture, standards and systems in light of changing business priorities, business strategies and competitive market forces with the goal of decreasing total cost of ownership, improving service, improving process and decreasing time to market through technology innovation. He holds a bachelor of information technology degree from Swinburne University of Technology, Australia.

Edwin F. Johnson, PhD, is a consultant for various companies on thermal, mechanical and metallurgical problems and is pursuing the application of integral transforms to thermal analysis and potential theory. Mr. Johnson was a start-up employee at Endgate Corporation. While with Endgate, he invented flipchip assembly combined with coplanar waveguide and was awarded a number of patents related to this technology and developed flipchip assembly processes. He performed thermal, mechanical and metallurgical analyses in support of Endgate’s products. Mr. Johnson also helped to found Cougar Components Corp., a company that designs and manufactures RF and microwave cascadable amplifiers and subsystems for signal processing

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equipment operating in the 100 kHz to 20 GHz range, and served on its board of directors. At Cougar Components, he invented a display technology using ultrasonic lamb waves and fully developed the theory and assisted in setting up the assembly processes for this device. Mr. Johnson also co-authored a patent covering this display concept. He held a post-doctoral position in the electrical engineering department at Cornell University where he investigated the microwave and optical properties of gunn diodes and the growth of gallium arsenide. Mr. Johnson received a bachelor of arts degree in physics with a minor in mathematics from the University of Utah, where he graduated Phi Beta Kappa and a doctorate degree in physics from Cornell University.

David Rutledge, PhD, is the Tomiyasu Professor of Electrical Engineering at California Institute of Technology. He is director of Caltech’s Lee Center for Advanced Networking. His research has been in integrated-circuit antennas, active quasi-optics, computer-aided design, and high-efficiency power amplifiers. He has won the Microwave Prize, the Distinguished Educator Award of the Microwave Theory and Techniques Society, the Teaching Award of the Associated Students of California Institute of Technology, the Doug DeMaw award of the American Radio Relay League, the Third Millennium Award of the Institute of Electrical and Electronics Engineers, and he is a fellow of the Institute of Electrical and Electronics Engineers. He was an editor of the Transactions on Microwave Theory and Techniques, and a Distinguished Lecturer of the Institute of Electrical and Electronics Engineers’ Antennas and Propagation Society. He is author of the electronics textbook, The Electronics of Radio, published by Cambridge University Press, and co-author of the microwave computer-aided-design software package, Puff. He received a bachelor of arts degree in mathematics from Williams College, a master of arts degree in electrical sciences from Cambridge University, and a doctorate degree in electrical engineering from the University of California at Berkeley.

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PRINCIPAL STOCKHOLDERS

The following table presents information regarding beneficial ownership of our common stock as of the date of this prospectus by each of the following persons:

•	each of our directors and director nominees;

•	each of our executive officers;

•	all of our executive officers and directors, including our director nominees, as a group; and

•	each person known by us to beneficially hold five percent or more of our common stock.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, include securities that person has the right to acquire within 60 days of the date of this prospectus. The same securities may be beneficially owned by more than one person.

Shares of our common stock subject to options, warrants or convertible notes that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership.

Percentage ownership “prior to the offering” is based on 3,217,040 shares of our common stock outstanding, which includes 2,621,990 shares outstanding as of the date of this prospectus, as well as the 495,050 shares of common stock that will be issued upon the consummation of this offering upon conversion of our convertible notes and the 100,000 shares that will be issuable upon exercise of immediately exercisable warrants at the nominal exercise price of approximately $.001 per share.

Percentage ownership “following the offering” is based on 4,417,040 shares of our common stock outstanding immediately after this offering. The address for each executive officer and director is c/o GigaBeam Corporation, 14225-C Sullyfield Circle, Chantilly, VA 20151.

			Percent of voting power of common stock
Name of beneficial owner	Number of shares of common stock beneficially owned		Prior to the offering	Following the offering

Louis S. Slaughter	1,095,495	(1)	34.05%	24.80%
Douglas G. Lockie	1,081,995		33.63%	24.50%
Gilbert G. Goldbeck(2)	—		—	—
Thomas P. Wetmore	172,500		5.36%	3.91%
D. Duane Butler	—	(3)	—	—
Don E. Peck	—	(4)	—	—
Ameristock Corp. 127 Devin Road Moraga, CA 94556	595,050	(5)	18.50%	13.47%
David A. Buckel (6)	—	(7)	—	—
Alphonse M. Lucchese (6)	—	(7)	—	—
Merrill A. McPeak (6)	—	(7)	—	—
All directors, including director nominees, and executive officers as a group (9 persons)	2,349,990	(8)	73.05%	53.20%

(1)	Includes 150,000 shares of common stock held by Bittersweet Holdings LLC.
(2)	Does not include 57,200 shares underlying options that are not exercisable within 60 days from the date of this prospectus.

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(3)	Does not include 57,200 shares underlying options that are not exercisable within 60 days from the date of this prospectus.
(4)	Does not include 57,200 shares underlying options that are not exercisable within 60 days from the date of this prospectus.
(5)
Includes the 495,050 shares which will be issued upon the consummation of this offering upon the conversion of our convertible notes and the 100,000 shares that will be issuable upon exercise of immediately exercisable warrants at the nominal exercise price of approximately $.001 per share, all of which shares have been deemed for purposes of this table to be outstanding prior to the offering and included in total shares outstanding.

(6)	Will serve as a director commencing as of the date of this prospectus.
(7)
Does not include up to 45,000 shares underlying options to be granted to such director as of the date of this prospectus and which will not be exercisable within 60 days from the date of this prospectus.

(8)	Does not include 306,600 shares underlying options that are not exercisable within 60 days from the date of this prospectus.

RELATED PARTY TRANSACTIONS

Ameristock Corp.

We entered into a note and warrant purchase agreement, dated January 26, 2004 and amended on April 19, 2004, with Ameristock Corp., which will be one of our principal stockholders upon the consummation of this offering. Upon execution of the agreement, we received $1,000,000 in financing from Ameristock and issued to Ameristock a $1,000,000 convertible note and warrants to acquire 40,000 shares of our common stock at an exercise price of approximately $.001 per share. The note is unsecured and accrues interest at a compounded rate of 10% per year.

On April 19, 2004, we entered into another note and warrant purchase agreement with Ameristock, which provided for its funding to us of $1,500,000 in four installments including $900,000 in April 2004 and $200,000 in each of May, June and July 2004. As of the date of this prospectus, we have issued notes identical to those issued in connection with the January 2004 Ameristock financing to evidence all of these loans. In addition, as of the date of this prospectus, we have issued to Ameristock warrants to purchase 60,000 shares of our common stock in connection with the April 2004 installment financing, all at an exercise price of approximately $.001 per share.

Upon consummation of this offering, all $2,500,000 principal amount of the notes issued to Ameristock will be automatically converted into an aggregate of 495,050 shares of our common stock at the rate of $5.05 per share. All of the accumulated but unpaid interest accrued on these notes will be payable in cash upon the consummation of this offering and we will use a portion of the proceeds of this offering to satisfy that obligation.

All future transactions with officers, directors and holders of 5% or more of our common stock will be on terms no less favorable to us than could be obtained from independent third parties.

DESCRIPTION OF SECURITIES

Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of the date of this prospectus, there are 2,621,990 shares of our common stock outstanding held of record by nine stockholders and no shares of our preferred stock outstanding. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated bylaws, which we have filed with the SEC as part of the registration statement of which this prospectus forms a part.

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Common stock

Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our board of directors. Our common stockholders do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred stock

Our board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of our common stock.

Redeemable warrants

The warrants offered hereby entitle their registered holders to purchase one share of our common stock at a price of $5.05, subject to adjustment in certain circumstances, at any time until 5:00 p.m. Eastern Time, on ____, 2009.

We may redeem the warrants upon the consent of HCFP/Brenner Securities, at any time upon notice of not less than 30 days, at a price of $0.05 per warrant, provided that the last sales price per share of our common stock on all 15 trading days ending on the third business day prior to the day on which we give notice has been at least 190% (currently $9.60) during the three months after the consummation of this offering, or 150% (currently $7.58) thereafter, of the then effective exercise price of the warrants. The warrant holders will have the right to exercise their warrants until the close of business on the date fixed for redemption. The warrants will be issued in registered form under a warrant agreement by and among us, Continental Stock Transfer & Trust Company, as warrant agent, and HCFP/Brenner Securities. The exercise price and number of shares or other securities issuable on exercise of the warrants are subject to adjustment in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event. However, the warrants are not subject to adjustment for our issuance of shares at prices below the exercise price of the warrants. Reference is made to the warrant agreement (which has been filed as an

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exhibit to the registration statement of which this prospectus forms a part) for a complete description of the warrants’ terms and conditions.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by a certified check or bank draft payable to us) to the warrant agent for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares.

No warrant will be exercisable unless at the time of exercise (a) we have filed a current registration statement with the SEC covering the shares issuable upon exercise of the warrant and (b) those shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities law of the state of residence of the warrant holder. We will use commercially reasonable efforts to maintain a current prospectus relating to the warrants until their expiration, subject to the terms of the warrant agreement; however, while it is our intention to do so, there can be no assurance that we will be able to do so.

No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, we will pay to that warrant holder, in lieu of the issuance of any fractional shares otherwise issuable, an amount of cash based on the market value of the shares on the last trading day prior to the exercise date.

Other warrants

Non-redeemable warrants exercisable for the purchase of 100,000 shares of our common stock were issued to Ameristock in connection with its financings and are currently outstanding and immediately exercisable at a price per share of approximately $.001. Additionally, we have issued warrants to purchase 35,750 shares of our common stock to Sophia Wireless, one of our strategic partners, at an exercise price of $1.00 per share and have contractually agreed to issue additional warrants to Sophia Wireless for the purchase of up to 107,250 shares of our common stock at $1.00 per share upon its completion of certain performance milestones, all of which are expected to be completed by mid 2005.

Options

As of the date of this prospectus, we have outstanding non-plan options exercisable to purchase 95,010 shares of our common stock and options issued under our 2004 stock option plan exercisable to purchase 365,300 shares of our common stock, none of which are vested and presently exercisable or will become exercisable within 60 days after the date of this prospectus. We have an additional 134,700 shares of our common stock reserved for issuance upon the exercise of options that may be granted in the future under our 2004 stock option plan.

Representative’s purchase option

We have agreed to sell to the representative of the underwriters an option to purchase up to 120,000 shares of our common stock at $5.555 per share and/or up to 120,000 of our redeemable warrants, identical to those offered by this prospectus, at $.055 per warrant. For a more complete description of the purchase option, including the terms of the shares underlying the warrants, see the section below entitled “Underwriting—Purchase Option.”

Anti-takeover considerations and special provisions of Delaware law, our certificate of incorporation and our bylaws

Delaware anti-takeover law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

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•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Certificate of incorporation and bylaws

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. Certain provisions could delay or impede the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Classified board of directors. Our certificate of incorporation divides our board of directors into three classes. Moreover, no director may be removed prior to the expiration of his or her term except for cause. These provisions in our certificate of incorporation may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our board of directors, because this structure generally increases the difficulty of, or may delay, replacing a majority of the directors.

Meetings of stockholders. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors. A special meeting of our stockholders may be called at any time by either the chairman of the board, the board of directors, or our president and shall be called by the chairman of the board, our president or our secretary upon written request of stockholders holding at least 50% of our outstanding shares entitled to vote at such meeting.

Filling of board vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office.

Amendment of the bylaws. Our bylaws may be amended or repealed by a majority of our board of directors. Any amendment or repeal of our bylaws which has not previously received the approval of our board of directors will require for adoption the affirmative vote of the holders of at least a majority of the voting power of our then outstanding shares of capital stock entitled to vote at any duly convened annual or

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special meeting of the stockholders, in addition to any other approval which is required by law, the certificate of incorporation, bylaws or otherwise.

Transfer agent and registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

We anticipate that our common stock and warrants will be listed on the OTC Bulletin Board under the symbols “     ” and “     ”, respectively.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has not been any public market for our securities and there can be no assurance that a significant public market for any of our securities will be developed or sustained after this offering. Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of those sales occurring, could adversely affect prevailing market prices of our common stock and warrants or our future ability to raise capital through an offering of equity securities. We are unable to predict the number of shares of our common stock that will be sold after this offering, whether in the public markets or under Rule 144 under the Securities Act or otherwise, as this will depend on the market price of our securities, personal circumstances of the seller, and other factors.

      Upon completion of this offering, 3,217,040 of our outstanding shares of common stock, assuming the 100,000 warrants issued by us with a nominal exercise price are exercised in connection with this offering, will be “restricted securities” as defined under Rule 144. These restricted securities were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act. In general, under Rule 144, beginning 90 days after the completion of this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of (1) one percent of the total shares of our common stock then outstanding, approximately 44,170 shares immediately following this offering, or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding that sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate of ours, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

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UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which HCFP/Brenner Securities is acting as representative, have severally, and not jointly, agreed to purchase from us on a firm commitment basis the number of the shares of our common stock and number of our redeemable warrants offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares	Number of Warrants

HCFP/Brenner Securities LLC

Total	1,200,000	1,200,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the representative that the underwriters propose to offer shares of our common stock and warrants directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $ per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $ per share to other brokers and dealers.

The underwriting agreement provides that the underwriters’ obligations to purchase shares of our common stock and warrants are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the common stock and warrants offered by this prospectus other than those covered by the over-allotment option, if any of these securities are purchased.

No action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock or the warrants included in this offering in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of our common stock or warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and warrants and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock or warrants included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount to be paid to the underwriters by us.

	Total, without over-allotment	Total, with over-allotment

Underwriting discount to be paid to the underwriters by us for the common stock	$484,800	$557,520
Underwriting discount to be paid to the underwriters by us for the warrants	$4,800	$5,520

We have agreed to pay to the representative a nonaccountable expense allowance equal to 2% of the gross proceeds from the sale of the shares of common stock and warrants offered by us of which $50,000 has been paid by us as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the shares and warrants offered hereby under the laws of the states designated by the underwriters, including expenses of counsel retained for this purpose by the underwriters. We have also agreed to pay the

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fees of counsel retained by the underwriters for purposes of filing this offering with the NASD, which are estimated not to exceed $5,000. We estimate the expenses payable by us for this offering to be $1,162,000, including the underwriting discount, or $1,235,440 if the underwriters’ over-allotment option is exercised in full.

We have agreed to sell to the representative, for an aggregate of $100, an option to purchase up to 120,000 shares of our common stock and/or up to 120,000 warrants identical to those offered by this prospectus. This option is exercisable at any time, in whole or in part, during the five-year period commencing on the date of this prospectus at an exercise price of $5.555 per share of common stock, 110% of the public offering price per share of common stock, and $.055 per warrant, 110% of the public offering price per warrant. During the first year following the date of this prospectus, the representative’s purchase option may not be sold, transferred, pledged or hypothecated, except that it may be assigned or transferred to any underwriter and selected dealer participating in this offering and any of their bona fide officers or partners (but not directors). Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise prices and number of securities issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock or warrants at prices below the option’s exercise prices.

Warrant solicitation fees

We have engaged HCFP/Brenner Securities, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative, for bona fide services rendered, a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the representative solicited the holder’s exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Over-allotment option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 180,000 additional shares of our common stock and/or up to 180,000 additional warrants at the public offering prices, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock or warrants are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares and warrants on the same terms as those on which the other shares and warrants are being offered hereby.

Right of first refusal

The representative has the right to serve as managing underwriter, managing placement agent or managing arranger for any financing we undertake during the three years following the date of this prospectus

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that has aggregate gross proceeds of less than $25,000,000, on terms then competitive in the market for transactions of that type. If the representative elects not to exercise this right, or for any financing for which the representative would be entitled to exercise this right but for that fact the gross proceeds are $25,000,000 or more, the representative is entitled to act as a co-managing underwriter, co-managing agent or co-managing arranger for the financing and assist us in identifying, selecting and negotiating with the lead underwriter, agent or arranger for the financing. The representative, in its discretion, also has the opportunity to purchase, place or arrange, as a member of the underwriting syndicate, selling group or arranging group for the financing, the largest allocation to any member of the underwriting syndicate, selling group or arranging group. During the three-year period following the date of this prospectus, the representative will also have the right to purchase for its own account, or to sell for the accounts of our affiliates, any securities sold by our affiliates pursuant to Rule 144 of the Securities Act.

Director designee

We have agreed, for a period of three years from the date of this prospectus, if so requested by the representative, to nominate and use our best efforts to elect a designee of the representative as a member of our board of directors or, at the representative’s option, as a non-voting advisor to our board of directors. Our officers, directors and current stockholders have agreed to vote their shares in favor of the representative’s designee. The representative has not yet exercised its right to designate a person.

Advisory fee

We have engaged the representative as our financial advisor for a period of six months following the date of this prospectus, at a monthly fee of $10,000, all $60,000 of which will be payable in advance upon the consummation of this offering. Additionally, we will enter into an agreement that will provide that we will pay the representative a fee in the event that the representative originates a merger, acquisition, joint venture or other transaction to which we are a party.

Lock-up

      Each of our officers, directors and stockholders has agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of our securities, for a period of twelve months after the date of this prospectus without the prior written consent of the representative. The representative has advised us that any request for the representative’s consent to such release would be considered on a case-by-case basis and that, in determining whether to consent to such release, it will consider such factors as our stock price, average trading volume, recent volatility and general historic and recent financial performance, as well as general market conditions, recent company events, perceived market reaction to the release of the person requesting such release, and other factors at the time the release is requested. The representative has also advised us that it has no current intention of granting any such release.

Determination of offering prices

Before this offering, there has been no public market for any of our securities. The public offering price of the securities and the terms of the warrants were negotiated between us and the representative of the underwriters. Factors considered in determining the prices and terms of the securities include the history and prospects of companies whose principal business is the production of communications equipment generally and wireless communications equipment specifically, the development stage nature of our business, an assessment of our management and their experience in the communications industry, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Stabilization, short positions and penalty bids

The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock or warrants:

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•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option, in whole or in part, or purchasing shares or warrants in the open market.

•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities needed to close out the short position, the representative will consider, among other things, the price of the securities available for purchase in the open market as compared to the price at which it may purchase the securities through the over-allotment option. If the underwriters sell more shares or warrants than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the representative is concerned that there could be downward pressure on the price of the shares or warrants in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the OTC Bulletin Board, in the over-the-counter market or on any trading market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for our company by Blank Rome LLP, New York, New York. Blank Rome LLP from time to time has acted as counsel to the representative in connection with matters unrelated to this offering. Certain legal matters in connection with the securities offered in this prospectus will be passed upon for the underwriters by Graubard Miller, New York, New York.

EXPERTS

BDO Seidman, LLP, an independent registered public accounting firm, has audited the financial statements of GigaBeam Corporation at March 31, 2004 and for the period from inception (January 5, 2004) through March 31, 2004, as set forth in its report, which includes a going concern explanatory paragraph. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on BDO Seidman, LLP’s report, given on its authority as an expert in accounting and auditing.

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GigaBeam Corporation
Development Stage Enterprise
3/31/2004

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Report of Independent Registered Public Accounting Firm

Board of Directors
GigaBeam Corporation
Chantilly, VA 20151

We have audited the accompanying balance sheet of GigaBeam Corporation (a development stage company) as of March 31, 2004 and the related statements of operations, stockholders’ deficit, and cash flows for the period of January 5, 2004 (inception) through March 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a testbasis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GigaBeam Corporation as of March 31, 2004, and the results of its operations and its cash flows for the period of inception through March 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has suffered a loss from operations and at March 31, 2004 had a working capital deficiency and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP

New York, NY
April 27, 2004, except for Note 9 which is as of May 10, 2004

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GigaBeam Corporation
Development Stage Enterprise
Balance Sheet
March 31, 2004

ASSETS
Current assets:
Cash in checking account	$443,557
Property and equipment, net	20,728
Deferred charges	429,000

Total assets	$893,285

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Due to suppliers	$100,000
Due to officers	58,891
Accounts payable and other current liabilities	97,123
Accrued payroll and related taxes	45,708
Accrued legal expenses	22,265
Notes payable, net of discount of $100,000	900,000

Total current liabilities	1,223,987

Commitments and contingencies	—

Stockholders’ deficit:
Common stock, $.001 par value, authorized 4,500,000 shares; issued and outstanding: 2,621,990 shares	2,622
Additional paid in capital	602,953
Deferred compensation	(47,926)
Deficit accumulated in the development stage	(888,351)

Total stockholders’ deficit	(330,702)

Total liabilities and stockholders’ deficit	$893,285

See accompanying notes to financial statements

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GigaBeam Corporation
Development Stage Enterprise
Statement of Operations
For the Period of Inception to March 31, 2004

Total revenues	$—

Expenses:
Research, engineering and development	407,640
General and administrative	367,552
Selling and marketing	75,217
Interest expense	37,942

Net loss	$(888,351)

Net loss per share, basic and diluted	$.34

Weighted average shares outstanding, basic and diluted	2,600,622

See accompanying notes to financial statements

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GigaBeam Corporation
Development Stage Enterprise
Statement of Cash Flow
For the Period of Inception to March 31, 2004

Cash flows from operating activities:
Net loss	$(888,351)
Adjustments to reconcile net loss to net cash used in operating activities:
Non cash interest expense	20,000
Depreciation expense	66
Non cash compensation charges	8,649
Changes in operating liabilities:
Due to suppliers	100,000
Due to officers	58,891
Accounts payable, accrued interest, and other expenses	97,123
Accrued payroll and related taxes	45,708
Accrued legal expenses	22,265

Total adjustments	352,702

Net cash used in operating activities	(535,649)

Cash flows used for investing activities:
Purchase of property and equipment	(7,125)
Web-site development	(13,940)

Net cash used in investing activities	(20,794)

Cash flows provided by financing activities:
Proceeds from notes payable	1,000,000

Net increase in cash	443,557
Cash at the beginning of the period	—

Cash at the end of the period	$443,557

Non cash operating transaction:
Common stock issued in connection with deferred charges	$429,000

See accompanying notes to financial statements

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GigaBeam Corporation
Development Stage Enterprise
Statement of Stockholders’ Equity
For the Period of Inception to March 31, 2004

	Total Stockholders’	Common stock issued		Additional	Deferred	Deficit accumulated in the development
	Deficit	Shares	Amount	paid in capital	Compensation	stage

Balance, January 5, 2004 (Inception)	$—	—	$—	$—	$—	$—
Issuance of common stock to founders	2	2,478,990	2,479	(2,477)	—	—
Issuance of common stock to supplier	429,000	143,000	143	428,857	—	—
Original issue discount	120,000	—	—	120,000	—	—
Deferred compensation	—	—	—	50,010	(50,010)	—
Amortization of deferred compensation	2,084	—	—	—	2,084	—
Issuance of options to consultant and vendor	6,563	—	—	6,563	—	—
Net loss	(888,351)	—	—	—	—	(888,351)

Balance, March 31, 2004	$ (330,702)	2,621,990	$2,622	$602,953	$(47,926)	$(888,351)

See accompanying notes to financial statements

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GigaBeam Corporation
Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS

1. Description of the Business and Basis of Presentation:

GigaBeam Corporation (“GigaBeam” or the “Company”), a Development Stage Enterprise, was incorporated in the State of Delaware on January 5, 2004. The Company’s fiscal year ends on December 31 of each year.

GigaBeam is engaged in the process of developing point-to-point wireless communications links, which will enable communications at multi-gigabits per second. In this regard, the Company has complemented its core technical team by forming strategic alliances with companies that have expertise and experience in the development and the manufacture of various components and modules that are included in the Company’s products. The goal is to deliver high performance low cost communications links, which will operate within the 71-76 GHz and 81-86 GHz spectrum. The Company will also provide service and maintenance programs for its hardware products.

Primary activities to date have consisted of securing financing, developing strategic alliances associated with the development of its technology, design and development of the product and initial sales and marketing.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the development stage and has suffered a loss from operations and at March 31, 2004 had working capital and shareholder deficiencies which raise substantial doubt about the Company’s ability to continue as a going concern unless it is able to obtain financing. The Company has secured additional financing in April 2004 and is in the process of arranging an initial public offering (see note 9). Due to the uncertainty that adequate proceeds will be obtained or that the Company will generate sufficient levels of operating revenues in excess of costs and expenses, the Company could be required to substantially curtail or cease operations. The accompanying financial statements do not include any adjustments relative to the carrying amounts or classifications of assets and liabilities that may result should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies:

Property and Equipment

Property and equipment and web-site development are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives, ranging from three to five years. Maintenance and repair expenditures are charged to expense as incurred.

Long Lived Assets

Long-lived assets such as property and equipment are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying amount. No impairment losses have been recognized through March 31, 2004.

Revenue Recognition

The Company is a Development Stage Enterprise, has not generated revenue to date, and does not anticipate generating sales from shipments of its point-to-point wireless communications link hardware, and related service and maintenance programs until 2005. Revenue from sales of hardware will be recognized upon the successful installation of products. Revenue from maintenance contracts will be recognized over the

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GigaBeam Corporation
Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS — (Continued)

2. Summary of Significant Accounting Policies: — (Continued)

term of the contract on a straight-line method. Revenue from service contracts will be recognized as the services are performed.

Research, Engineering and Development

Internal research, engineering and development expenses are expensed as incurred. The Company has entered into agreements with third parties in connection with development collaborations of its technology. Amounts charged by third parties in accordance with these agreements, which are deemed to correlate to costs incurred by such parties, are expensed as incurred.

Advertising

Costs of advertising are expensed as incurred, and recorded as selling and marketing expenses.

Net Loss Per Share

Basic loss per share includes no dilution and is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the conversion of debt and exercise of stock options and warrants. Diluted loss per share amounts are the same as basic amounts because the impact of the stock equivalents was anti-dilutive.

Income Taxes

The Company follows the liability approach under which deferred taxes are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets when management is uncertain as to the ultimate realization of the asset.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

The Company accounts for employee related stock compensation under the principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and its associated interpretations. As a result, the Company recognizes compensation expense equivalent to the excess of fair value over the exercise price at the date of grant.

As required under Statement of Financial Accounting Standards (SFAS) No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (“SFAS 148”), the pro forma effects of recognizing the fair value of stock-based compensation on net loss has been estimated at the date of grant.

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GigaBeam Corporation
Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS — (Continued)

2. Summary of Significant Accounting Policies: — (Continued)

For purposes of the following pro forma disclosures, the estimated fair value of the options is assumed to be expensed over the options’ vesting periods.

Period Ended March 31, 2004

Net loss as reported	$888,351
Less: Stock-based employee compensation determined under the intrinsic value method for all awards	(2,084)
Add: Stock-based employee compensation expense determined under fair value based method for all awards	3,126

Pro forma net loss	$889,393

The Company accounts for options issued to non-employees at fair value. Such value is recorded over the vesting period of related options. The fair value of the options is re-valued at each reporting period and the compensation expense for that period is adjusted accordingly.

3. Property and Equipment:

At March 31, 2004, property and equipment consist of the following.

Cost: Furniture and Fixtures	$1,037
Web-Site Development	13,943
Equipment	5,814

20,794
Less: Accumulated Depreciation	66

Net	$20,728

4. Notes Payable:

On January 26, 2004 the Company entered into an agreement, as amended, with Ameristock Corp. (“Ameristock”), for a $1,000,000 note payable, which is payable upon demand subsequent to the one-year anniversary of the issuance of the note and bears interest at 10%. This note is convertible into Common Stock of the Company upon the event of an Initial Public Offering, or upon completion of a subsequent financing of at least $2,000,000. Upon conversion, all of the unpaid principal shall be converted into a number of shares equal to the unpaid principal divided by the public offering price per share of common stock issued in the initial public offering. All of the accrued but unpaid interest on the Note shall be payable in cash at the closing of the Initial Public Offering.

In connection with the above, a warrant to purchase 40,000 shares was issued on January 26, 2004. These warrants were valued using an estimated stock value of 60% of the expected initial public offering price. The resulting fair value of $120,000 was recorded as a debt discount, which is being amortized over the term of the debt. The debt discount is shown as a reduction to notes payable and the amortization of the debt discount is recorded as a component of interest expense. As a result of the debt discount, the effective interest rate on the note is approximately 22%.

The resultant book value of the debt at issuance date was $880,000, which is convertible into $1,000,000 of common stock, therefore, there exists a beneficial conversion feature (“BCF”) of $120,000. Since the conversion is contingent on future events, such BCF will be recorded as interest expense upon expiration of the contingency.

On April 19, 2004 Ameristock agreed to commit an additional $1,500,000 in financing. (See Note 9).

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GigaBeam Corporation
Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS — (Continued)

5. Income Taxes:

Through March 31, 2004, the Company had generated a net loss from operations, therefore no provision for income taxes has been recorded. Deferred tax assets of approximately $360,000, arising primarily from net operating tax losses that expire in 2024, have been fully reduced by a valuation allowance because its ultimate realization is uncertain.

6. Stock Options:

During May 2004, the Company created a 2004 Stock Option Plan (the “Plan”) for the benefit of officers, directors, key employees, and consultants to the Company. The Plan provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and non-qualified stock options, to purchase an aggregate of up to 390,000 shares of common stock. The terms of the options are set at the time of grant by the administrative committee as set forth in the Plan. To date, the options issued under this Plan vest in four equal installments over four years, with the first 25% of the options vesting one year from the date of grant. The Plan provides that no one individual may receive options for more than 80% of the total number of shares of common stock authorized for issuance under this plan. The Company has not issued any options under the Plan as of March 31, 2004.

A summary of the status of the Company’s non-plan stock options issued to employees as of March 31, 2004 and changes for the period ending on that date is presented below:

	Number of Shares	Expiration Date	Weighted Average Exercise Price

Options outstanding at January 5, 2004 (Inception)	—	—	—
Options granted	25,005	February 2014	$1.00
Expired options	—	—	—

Options outstanding at March 31, 2004	25,005	February 2014	$1.00

The Plan options are exercisable at $1 per share and vest equally over four years, such that the first 25% of the options granted vest one year from the date of grant. The Company recorded $2,084 of compensation expense, which was based on the intrinsic value of the options on the date of grant.

Data summarizing period ending options exercisable and weighted average fair value of options granted during the period ended March 31, 2004 is shown below:

Options Exercisable	2004

Options exercisable at period end	—
Weighted average exercise price	$1.00
Weighted average fair value of options granted during the year	$3.00
Weighted average remaining contractual life (Years)	9.8

The Company also issued 70,005 non-plan stock options to non-employees during the period ended March 31, 2004. The options have an exercise price of $1.00 per share and vest equally over four years, such that the first 25% of the options granted vest one year from the date of grant. The fair value of the options was estimated to be $3.00 per share and the remaining contractual life is 9.8 years. In connection with these options, the Company expensed $6,563 during the period ended March 31, 2004.

7. Agreements with Suppliers:

As of March 31, 2004, the Company has entered into the following agreements:

(a)
ThinKom Solutions, Inc. (“ThinKom”) — On January 5, 2004, GigaBeam entered into a Strategic Alliance Agreement, as amended on April 28, 2004, with ThinKom, pursuant to which ThinKom would engineer and manufacture products for GigaBeam.

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GigaBeam Corporation
Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS — (Continued)

7. Agreements with Suppliers: — (Continued)

In exchange for entering into the agreement, ThinKom received 143,000 shares of fully vested common stock. Such shares are non-forfeitable. There are no related performance conditions or obligations related to this stock. In addition, no restrictions were placed on this stock by the Company. The fair value of the shares issued was calculated at $429,000 and has been recorded as deferred charges and Additional Paid In Capital on the accompanying balance sheet. Such amount will be recorded as charges to cost of sales over the period of the agreement. The amount of expense recorded in each period will be based on the minimum number of units to be purchased from ThinKom over the period of the agreement. No such charges were recorded during the period ended March 31, 2004.

The agreement, as amended on April 28, 2004, provides for minimum purchase lot orders for antenna modules. In addition, ThinKom is to earn licensing fees based on a percent of GigaBeam’s revenue for 4 years, unless there is a seventy-five percent (75%) change of ownership in GigaBeam. Upon this change in ownership, ThinKom will sell the product to GigaBeam at a multiple of its manufacturing costs, in lieu of receiving the licensing fees.

The agreement also provides that ThinKom will issue to GigaBeam common stock in ThinKom prior to the end of each calendar year with the amount of stock to be issued to be calculated by dividing the amount of license fee paid to ThinKom in the same year by the price per share of the ThinKom common stock. The price per share of ThinKom common stock shall be based upon outside investments in ThinKom or by mutual agreement between ThinKom and GigaBeam management. If ThinKom and GigaBeam management cannot mutually agree on a price per share, then both parties shall mutually agree on a third party agent to set the market price per share of the stock. GigaBeam shall pay any costs associated with the valuation of ThinKom’s common stock. The price per share of ThinKom’s common stock for the purpose of this award shall be set no more than once per year and as close as practical to the date of award of the stock. Under this program, GigaBeam shall acquire no more than five percent (5%) of ThinKom’s common stock with the calculation to be based upon the amount of stock outstanding on a fully diluted basis (including this proposed stock amount) as at execution of this Agreement.

In terms of the agreement, as amended, the Company is obligated to make the following minimum purchase lot order payments:

Quarter 2, 2004	$100,000
Quarter 3, 2004	$275,000
Quarter 4, 2004	$275,000
Fiscal 2005	$1,225,000
Fiscal 2006	$1,400,000
Fiscal 2007	$4,600,000
Fiscal 2008, and each year thereafter (if renewed)	$8,800,000

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GigaBeam Corporation
Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS — (Continued)

7. Agreements with Suppliers: — (Continued)

(b)
Sophia Wireless, Inc. (“Sophia”) — On February 6, 2004, GigaBeam entered into a Strategic Alliance Agreement, as amended on April 22, 2004, with Sophia pursuant to which Sophia will carry out development of a product to be used in GigaBeam’s product. The terms of the agreement provide for the Company to make the following non-recurring engineering payments:

Initial payment upon funding of Gigabeam in February, 2004	$150,000
March, 2004	100,000
April, 2004	100,000
May, 2004	100,000
June, 2004	100,000
July, 2004	100,000
August, 2004	100,000

Such payments are intended to mirror the expenditures incurred by Sophia in developing the product and, as such, the Company is expensing these payments as they become due, or when the costs are incurred by Sophia, if faster.

Upon delivery of a product that meets GigaBeam’s specifications, GigaBeam and Sophia will enter into negotiations related to Sophia’s manufacture of the product. The cost at which such product will be delivered to GigaBeam will be determined based on current industry prices at the time, based on a multiple of Sophia’s manufacturing costs.

Included in the agreement are certain performance incentives, whereby each company shall issue stock warrants to the other company at completion of milestones as defined in the agreement. The milestones that Sophia must meet to obtain warrants are the successful completion of design, build and test of a product to the specifications of the Company as defined in the agreement. The milestones that the Company must meet to obtain warrants of Sophia are full payment of the $750,000 of non-recurring engineering costs and, thereafter, the milestones relate to quantities of products purchased from Sophia. As of March 31, 2004, neither company had completed a milestone as defined in the agreement.

8. Commitments and Contingencies:

(a)
The Company has entered into a lease agreement to sublet a portion of a facility located in Chantilly, Virginia, which is occupied by Sophia, with whom the Company has formulated a strategic alliance. (See Note 7). The lease agreement provides for rent expense of $3,000 per month. The lease commenced on February 1, 2004 and ends on September 30, 2004, with an option to extend for an additional three months. At the end of the term, the Company will either negotiate with Sophia for an additional extension or relocate to new facilities.

Rental of office space, under an operating lease, for use of a facility in Chantilly, Virginia approximated $6,000 during the operating period ended March 31, 2004.

(b)
The Company has entered into various consulting and employment agreements with key management personnel. Agreements with key members of management are generally one year in length, on an at will basis, and provide for compensation payments. Such agreements are automatically renewed annually unless either party gives sufficient notice of termination.

9. Subsequent Events:

(a)
On April 19, 2004, the Company entered into an agreement with Ameristock to sell notes payable aggregating $1,500,000, which are payable upon demand subsequent to the one-year anniversary of the issuance of each note. These notes are convertible into Common Stock of the Company upon the event of an Initial Public Offering, or upon completion of a subsequent financing of at least $2,000,000. Upon

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GigaBeam Corporation
Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS — (Continued)

9. Subsequent Events: — (Continued)

conversion, all of the unpaid principal shall be converted into a number of shares equal to the unpaid principal divided by the public offering price per share of common stock issued in the initial public offering. All of the accrued but unpaid interest on the Note shall be payable in cash at the closing of the Initial Public Offering.

In connection with the above notes, 60,000 warrants, in the aggregate, will be issued with the notes payable at an exercise price of approximately $.001 per share.

On April 19, 2004 and May 10, 2004, the Company received by wire transfer, the first two installments in the amount of $900,000 and $200,000, respectively. As a result, the Company issued notes aggregating $1,100,000 and warrants to purchase 44,000 shares of common stock in the aggregate. In accordance with the terms of the note payable, the Company will receive two (2) additional monthly installments of $200,000 each.

(b)
On April 15, 2004, the Company signed a letter of intent with HCFP/Brenner Securities LLC (“HCFP”) with respect to a proposed firm commitment public offering of 1,200,000 shares of common stock and 1,200,000 warrants. The offering price is expected to be approximately $5.00 per share of common stock and $.05 per warrant or such other price mutually determined by the Company and HCFP. The Company expects to receive approximately $5 million, net of estimated offering expenses, which will primarily be used to fund internal engineering and development costs and payments to suppliers. The common stock and the warrants shall be separately transferable. Each warrant shall entitle the holder to purchase one share of common stock, at the initial public offering stock price per share, commencing on the effective date of the registration statement. The term of the warrants shall not exceed five (5) years.

(c)
On April 19, 2004, the Company acquired in process research and development of another development stage company. The cost of the acquisition is deemed to primarily reflect the absorption of that company’s internal research and development costs to date. The acquisition cost was $200,000, settled in short-term debt, and will result in a research and development cost of such amount in April 2004.

(d)	On May 7, 2004, the Company effected a 1,500 to 1 stock split. All amounts and values of shares, options and warrants have been retroactively restated as if such split had occurred at inception.

(e)
On May 7, 2004, the Company entered into a Strategic Alliance Agreement with Mantaro Networks, Inc. (“Mantaro”) and have been granted the right to market and distribute a wireless communications system utilizing the frequency range of 54 GHz through 95 GHz, which incorporates components designed and manufactured by Mantaro.

The terms of the agreement provide for the Company to make the following non-recurring engineering payments:

Quarter 2, 2004	$150,000
Quarter 3, 2004	$200,000
Quarter 4, 2004	$75,000
Fiscal 2005	$100,000
Fiscal 2006	$100,000
Fiscal 2007	$100,000
Fiscal 2008, and each year thereafter (if renewed)	$100,000

Such payments are intended to mirror the expenditures incurred by Mantaro in developing the product and, as such, the Company will expense these payments as they become due, or when the costs are incurred by Mantaro, if faster.

You should rely only on the information contained in this document or other documents to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

Until             , 2004 (40 days following the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,200,000 shares of
common stock

1,200,000 redeemable
warrants to purchase shares of
common stock

PROSPECTUS

HCFP/Brenner Securities LLC

, 2004

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4)	for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation further provides that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other persons, subject to very limited exceptions; and

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions.

Prior to the consummation of this offering, we obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Item 25.	Other Expenses Of Issuance And Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$1,937
NASD filing fee	$2,765
Underwriter’s consulting fee	$60,000
Accounting fees and expenses	$100,000
Legal fees and expenses	$250,000
Printing and engraving costs	$50,000
Blue Sky qualification fees and expenses	$55,000
Transfer agent and registrar fees and expenses	$3,500
Miscellaneous expenses	$26,798

Total	$550,000

Item 26.	Recent Sales Of Unregistered Securities

Since our inception on January 5, 2004, we have issued and sold unregistered securities in the transactions described below:

(1)
Upon our inception on January 5, 2004, we issued a total of 2,478,990 (post split) shares of our common stock, including 1,095,495 shares to Louis S. Slaughter, 1,095,495 shares to Douglas Lockie, 172,500 shares to Thomas Wetmore and 115,500 shares to Abbot Gilman, all at $.000001 (or $.001 pre-split, par value per share) per share.

(2)
On January 18, 2004, we sold 143,000 (post split) shares of our common stock to ThinKom Solutions Inc. at $.000001 ($.001 pre-split, par value) pursuant to the terms of our January 5, 2004 Strategic Alliance Agreement with ThinKom Solutions.

(3)
On January 26, 2004, we issued a $1,000,000 convertible note, convertible upon the closing of our initial public offering at a price per share equal to the initial public offering price per share, and warrants to purchase 40,000 shares of our common stock at $.000001 per share, for proceeds to us of $1,000,000.

(4)	On February 18, 2004, we issued non-plan stock options to an employee and two consultants for the purchase of 12,000, 25,005 and 58,005 shares of our common stock at $1.00 per share.

(5)
On April 19, 2004, we issued a $900,000 convertible note, convertible upon the closing of our initial public offering at a price per share equal to the initial public offering price per share, and warrants to purchase 36,000 shares of our common stock at $.000001 per share, for proceeds to us of $900,000.

(6)
On May 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at a price per share equal to the initial public offering price per share, and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(7)	In May 2004 we issued options under our 2004 stock option plan to purchase 75,900 shares of our common stock at an exercise price of $5.00 per share.

(8)	On May 10, 2004, we issued warrants to purchase 35,750 shares of our common stock at $1.00 per share to Sophia Wireless, Inc., one of our strategic partners.

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(9)
On June 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at a price per share equal to the initial public offering price per share, and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(10)	In July 2004 we issued options under our 2004 stock option plan to purchase 97,200 shares of our common stock at an exercise price of $5.00 per share.

(11)
On July 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at a price per share equal to the initial public offering price per share, and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(12)	In July 2004 we issued options under our 2004 stock option plan to purchase 57,200 shares of our common stock at an exercise price of $5.05 per share.

The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with us, to information about us. No underwriters were employed in any of the above transactions. The issuances of securities listed above in Items 7, 10 and 12 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 27.	Exhibits

The following exhibits are filed herewith:

Number	Exhibit Title

1(1)	Form of Underwriting Agreement by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
3.1(1)	Amended and Restated Certificate of Incorporation of GigaBeam Corporation.
3.2(1)	Amended and Restated Bylaws of GigaBeam Corporation.
4.1	Specimen of Common Stock Certificate.
4.2	Specimen of Redeemable Warrant Certificate.
4.3(1)	Form of Purchase Option to be granted to the Representative.
4.4(1)	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and GigaBeam Corporation.
5	Opinion of Blank Rome LLP.
10.1(1)	GigaBeam Corporation 2004 Stock Option Plan.
10.2(1)	Employment Agreement by and between GigaBeam Corporation and Louis S. Slaughter dated as of July 12, 2004.
10.3(1)	Employment Agreement by and between GigaBeam Corporation and Douglas Lockie dated as of July 12, 2004.
10.4(1)	Employment Agreement by and between GigaBeam Corporation and Thomas P. Wetmore dated as of July 12, 2004.
10.5(1)	Employment Agreement by and between GigaBeam Corporation and Don E. Peck dated as of July 12, 2004.
10.6**	Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated February 6, 2004, as amended on April 22, 2004.
10.7**	Strategic Alliance Agreement between ThinKom Solutions, Inc. and GigaBeam Corporation dated January 5, 2004, as amended on April 28, 2004.

10.8(1)	Note and Warrant Purchase Agreement between Ameristock Corp. and GigaBeam Corporation dated January 26, 2004.
10.9(1)	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated January 26, 2004 as amended on April 19, 2004.
10.10(1)	Note and Warrant Purchase Agreement between Ameristock Corp. and GigaBeam Corporation dated April 19, 2004.
10.11(1)	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated April 19, 2004.
10.12(1)	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated May 10, 2004.
10.13(1)	Form of Merger, Acquisition and Other Business Arrangement Agreement by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
10.14(1)	Form of Financial Advisory Agreement by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
10.15(1)	Letter of Understanding dated July 13, 2004 by and between GigaBeam Corporation and Ameristock Corp.
10.16	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated June 10, 2004.
10.17	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated July 10, 2004.
10.18	Second Amendment to the Strategic Alliance Agreement between GigaBeam Corporation and ThinKom Solutions, Inc. dated as of July 31, 2004.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Blank Rome LLP (included in Exhibit 5).
23.3	Consent of David A. Buckel to be named as a director nominee.
23.4	Consent of Alphonse M. Lucchese to be named as a director nominee.
23.5	Consent of Merrill A. McPeak to be named as a director nominee.
24.1(1)	Power of Attorney for Douglas G. Lockie.
24.2	Power of Attorney for Gilbert G. Goldbeck (included on signature page).

†	Management contract or compensatory plan or arrangement.
**
Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 under the Securities Exchange Act of 1934, as amended, which portions are omitted and filed separately with the Securities and Exchange Commission.

(1)	Previously filed.

Item 28. Undertakings

The small business issuer will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes that:

(1)
For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time it was declared effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 6, 2004.

GIGABEAM CORPORATION

By:	/s/ Louis S. Slaughter Louis S. Slaughter Chairman of the Board, Chief Executive Officer

Gilbert G. Goldbeck, whose signature appears below, constitutes and appoints Louis S. Slaughter, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Louis S. Slaughter Louis S. Slaughter	Chairman of the Board, Chief Executive Officer and Treasurer (Principal Executive Officer)	August 6, 2004

* Douglas G. Lockie	Director, President, Chief Technology Officer	August 6, 2004

/s/ Gilbert G. Goldbeck Gilbert G. Goldbeck	Chief Financial Officer and Vice President of Finance and Administration (Principal Financial and Accounting Officer)	August 6, 2004

By:	/s/ Louis S. Slaughter Louis S. Slaughter Attorney-in-fact

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EXHIBIT INDEX

Number	Exhibit Title

1(1)	Form of Underwriting Agreement by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
3.1(1)	Amended and Restated Certificate of Incorporation of GigaBeam Corporation.
3.2(1)	Amended and Restated Bylaws of GigaBeam Corporation.
4.1	Specimen of Common Stock Certificate.
4.2	Specimen of Redeemable Warrant Certificate.
4.3(1)	Form of Purchase Option to be granted to the Representative.
4.4(1)	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and GigaBeam Corporation.
5	Opinion of Blank Rome LLP.
10.1(1)	GigaBeam Corporation 2004 Stock Option Plan.
10.2(1)	Employment Agreement by and between GigaBeam Corporation and Louis S. Slaughter dated as of July 12, 2004.
10.3(1)	Employment Agreement by and between GigaBeam Corporation and Douglas Lockie dated as of July 12, 2004.
10.4(1)	Employment Agreement by and between GigaBeam Corporation and Thomas P. Wetmore dated as of July 12, 2004.
10.5(1)	Employment Agreement by and between GigaBeam Corporation and Don E. Peck dated as of July 12, 2004.
10.6**	Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated February 6, 2004, as amended on April 22, 2004.
10.7**	Strategic Alliance Agreement between ThinKom Solutions, Inc. and GigaBeam Corporation dated January 5, 2004, as amended on April 28, 2004.
10.8(1)	Note and Warrant Purchase Agreement between Ameristock Corp. and GigaBeam Corporation dated January 26, 2004.
10.9(1)	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated January 26, 2004 as amended on April 19, 2004.
10.10(1)	Note and Warrant Purchase Agreement between Ameristock Corp. and GigaBeam Corporation dated April 19, 2004.
10.11(1)	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated April 19, 2004.
10.12(1)	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated May 10, 2004.
10.13(1)	Form of Merger, Acquisition and Other Business Arrangement Agreement by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
10.14(1)	Form of Financial Advisory Agreement by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
10.15(1)	Letter of Understanding dated July 13, 2004 by and between GigaBeam Corporation and Ameristock Corp.
10.16	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated June 10, 2004.
10.17	10% Convertible Promissory Note from GigaBeam Corporation to Ameristock Corp. dated July 10, 2004.
10.18	Second Amendment to the Strategic Alliance Agreement between GigaBeam Corporation and ThinKom Solutions, Inc. dated as of July 31, 2004.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Blank Rome LLP (included in Exhibit 5).
23.3	Consent of David A. Buckel to be named as a director nominee.
23.4	Consent of Alphonse M. Lucchese to be named as a director nominee.
23.5	Consent of Merrill A. McPeak to be named as a director nominee.

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Number	Exhibit Title

24.1(1)	Power of Attorney for Douglas G. Lockie.
24.2	Power of Attorney for Gilbert G. Goldbeck (included on signature page).

†	Management contract or compensatory plan or arrangement.
**
Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 under the Securities Exchange Act of 1934, as amended, which portions are omitted and filed separately with the Securities and Exchange Commission.

(1)	Previously filed.